Exhibit 2.1

Final Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

THE FEMALE HEALTH COMPANY,

BADGER ACQUISITION SUB, INC.,

BLUE HEN ACQUISITION, INC.

and

ASPEN PARK PHARMACEUTICALS, INC.,

dated as of April 5, 2016

Exhibits

Exhibit A	–	Form of FHC Wisconsin Support Agreement

Exhibit B	–	Form of APP Consent

Exhibit C	–	Form of Lock-Up Agreement

Exhibit D	–	Form of Employment Agreement

Exhibit E-1	–	Form of FHC Delaware Sub Charter

Exhibit E-2	–	Form of FHC Delaware Sub Bylaws

Exhibit F-1	–	Form of APP Merger Sub Charter

Exhibit F-2	–	Form of APP Merger Sub Bylaws

Exhibit G	–	Form of Escrow Agreement

Exhibit H	–	Form of Shareholder Representation Letter

Exhibit I	–	Form of Registration Rights Agreement

Schedules

Schedule 2.2(a)	–	FHC Delaware Officers

Schedule 2.2(b)	–	FHC Delaware Directors

Schedule 7.15	–	FHC Delaware Equity Grants

v

INDEX OF DEFINED TERMS

Defined Term	Section

Action	4.10
Affiliate	11.3
Agreement	Preamble
Allocation Certificate	3.1(i)
Anti-Corruption and Anti-Bribery Laws	5.25(a)
APP	Preamble
APP Acquisition Proposal	11.3
APP Alternative Transaction	11.3
APP Awards	3.1(e)
APP Benefit Plans	4.11(a)
APP Certificate	3.2(b)
APP Certificate of Merger	1.4
APP Closing Merger Consideration	11.3
APP Common Exchange Ratio	11.3
APP Common Stock	Recital B
APP Consents	Recital G
APP Consumer Products	11.3
APP Disclosure Letter	11.3
APP Effective Time	1.4
APP Equity Awards	3.1(e)
APP Equity Plans	11.3
APP Financial Statements	4.5(a)
APP Intellectual Property	11.3
APP IP Agreements	11.3
APP IP Registrations	11.3
APP Leased Real Property	4.17
APP Material Contracts	4.16
APP Merger	Recital B
APP Merger Consideration	11.3
APP Merger Sub	Preamble
APP Merger Sub Bylaws	1.1
APP Merger Sub Charter	1.1
APP Option	11.3
APP Permits	4.8(b)
APP Preferred Stock	4.3(a)
APP Products	11.3
APP Recommendation Change	6.2(c)
APP Series A Preferred Stock	Recital B
APP Stock	Recital B
APP Stockholder Approval	4.14
APP Stockholder Notice	7.16
APP Surviving Corporation	1.2(b)

APP Third Party	11.3
Arina Agreement	11.3
Arina Agreement Assets	11.3
Average Closing Price	11.3
Basket	9.4(b)
Benefit Plan	11.3
Business Day	11.3
Cap	9.4(d)
CERCLA	5.24
Certificate	3.2(b)
Claim	9.3(a)
Claim Notice	9.3(a)
Closing	1.3
Closing Date	1.3
COBRA	4.11(b)
Code	Recital D
Committee	11.3
Confidentiality Agreement	6.3(b)
Contract	11.3
control	11.3
Control Notice	9.3(b)
Covered Damages	9.1
Damages	11.3
Delaware Court	11.10
Delaware Indemnified Parties	9.1
DGCL	Recital A
Disclosure Letters	11.3
Dissenting Shares	3.1(h)
Effect	11.3
Employees	7.11(a)
Employment Agreement	Recital I
Enforceability Exceptions	4.2(a)
Environmental Claim	11.3
Environmental Laws	11.3
ERISA	11.3
ERISA Affiliate	11.3
Escrow Agent	3.1(g)
Escrow Agreement	3.1(g)
Escrow Participants	11.3
Escrow Shares	11.3
Exchange Act	4.6
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Expenses	11.3
FDA	4.9(a)
FHC Articles of Merger	1.4

FHC Certificate of Merger	1.4
FHC Delaware	1.2(a)
FHC Delaware Common Stock	Recital A
FHC Delaware Sub	Preamble
FHC Delaware Sub Bylaws	1.1
FHC Delaware Sub Charter	1.1
FHC Wisconsin	Preamble
FHC Wisconsin Acquisition Proposal	11.3
FHC Wisconsin Alternative Transaction	11.3
FHC Wisconsin Awards	3.1(d)
FHC Wisconsin Benefit Plans	5.11(a)
FHC Wisconsin Board Designees	2.2(b)
FHC Wisconsin Certificate	3.2(b)
FHC Wisconsin Class A Preferred Stock	5.3(a)
FHC Wisconsin Class B Preferred Stock	5.3(a)
FHC Wisconsin Common Stock	Recital A
FHC Wisconsin Disclosure Letter	11.3
FHC Wisconsin Environmental Permits	5.24
FHC Wisconsin Equity Awards	3.1(d)
FHC Wisconsin Equity Plans	11.3
FHC Wisconsin Filed SEC Documents	Article V
FHC Wisconsin Financial Advisor	5.19
FHC Wisconsin Financial Statements	5.5(b)
FHC Wisconsin Intellectual Property	11.3
FHC Wisconsin IP Agreements	11.3
FHC Wisconsin IP Registrations	11.3
FHC Wisconsin Leased Real Property	5.18
FHC Wisconsin Material Contracts	5.17
FHC Wisconsin Merger Consideration	3.1(a)
FHC Wisconsin Option	11.3
FHC Wisconsin Permits	5.8(b)
FHC Wisconsin Preferred Stock	5.3(a)
FHC Wisconsin Products	11.3
FHC Wisconsin Recommendation Change	6.3(c)
FHC Wisconsin SEC Documents	5.5(a)
FHC Wisconsin Stockholder Approval	5.15
FHC Wisconsin Stockholders Meeting	7.1(b)
FHC Wisconsin Superior Proposal	11.3
FHC Wisconsin Support Agreements	Recital F
FHC Wisconsin Third Party	11.3
Financial Advisor Engagement Letter	11.3
Foreign Corrupt Practices Act	5.25(a)
Former APP Stockholders	11.3
Fully-Diluted Basis	11.3
GAAP	11.3
General Reimbursement	10.2(d)

Governmental Entity	4.2(c)
Hazardous Materials	11.3
Health Care Laws	11.3
Indemnified Parties	7.4(a)
Intellectual Property	11.3
IRS	4.11(a)
Knowledge of APP	11.3
Knowledge of FHC Wisconsin	11.3
Law	11.3
Liens	11.3
Lock-Up Agreements	Recital H
Material Adverse Effect	11.3
Maximum Amount	7.4(b)
Measurement Date	4.3(a)
Merger Consideration	11.3
Mergers	Recital B
Multiemployer Plan	11.3
Multiple Employer Plan	11.3
NASDAQ	2.2(b)
New Plans	7.11(a)
OFAC	5.25(a)
Old Plans	7.11(a)
Organizational Documents	11.3
Outside Date	10.1(b)
PCAOB	4.5(a)
Permitted Liens	11.3
Person	11.3
Proxy Statement	7.1(a)
Reincorporation Effective Time	1.4
Reincorporation Merger	Recital A
Registration Rights Agreement	8.3(e)
Release	11.3
Representative	6.2(b)
Required Consents	7.3
Restraints	8.1(b)
Sarbanes-Oxley Act	5.5(a)
SEC	3.1(d)
Securities Act	5.5(a)
Specified Expenses	7.5
Stockholders’ Representative	9.6(a)
Subsidiary	11.3
Survival Period	9.2
Tax	11.3
Tax Return	11.3
Taxes	11.3
Taxing Authority	11.3

Termination Fee	10.2(b)
Third Party Claim	9.3(b)
Transaction Document	11.3
WARN Act	4.12
WBCL	Recital A
Willful Breach	11.3

x

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 5, 2016 (this “Agreement”), by and among THE FEMALE HEALTH COMPANY, a Wisconsin corporation (“FHC Wisconsin”), BADGER ACQUISITION SUB, INC., a Delaware corporation and a direct wholly-owned Subsidiary of FHC Wisconsin (“FHC Delaware Sub”), BLUE HEN ACQUISITION, INC., a Delaware corporation and a direct wholly-owned Subsidiary of FHC Wisconsin (“APP Merger Sub”), and ASPEN PARK PHARMACEUTICALS, INC., a Delaware corporation (“APP”).

RECITALS

A. FHC Wisconsin will, upon the terms and subject to the conditions set forth herein, merge with and into FHC Delaware Sub under and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Wisconsin Business Corporation Law (the “WBCL”), with FHC Delaware Sub surviving such merger (the “Reincorporation Merger”) and pursuant to which each share of common stock, par value $0.01 per share, of FHC Wisconsin (the “FHC Wisconsin Common Stock”) shall be converted into the right to receive one share of common stock, par value $0.01 per share, of FHC Delaware Sub (the “FHC Delaware Common Stock”).

B. Immediately following the Reincorporation Merger, APP Merger Sub will, upon the terms and subject to the conditions set forth herein, merge with and into APP under and in accordance with the DGCL, with APP surviving such merger (the “APP Merger” and together with the Reincorporation Merger, the “Mergers”) and pursuant to which each share of common stock, par value $0.01 per share, of APP (the “APP Common Stock”) and each share of Series A Preferred Stock, par value $0.01 per share, of APP (the “APP Series A Preferred Stock” and collectively with the APP Common Stock, the “APP Stock”) shall be converted into the right to receive shares of FHC Delaware Common Stock as provided in this Agreement.

C. The respective Boards of Directors of APP and FHC Wisconsin have deemed it advisable and in the best interests of their respective corporations and stockholders that APP and FHC Wisconsin consummate the Mergers and the other transactions contemplated by this Agreement upon the terms and subject to the conditions in this Agreement.

D. For United States federal income tax purposes, it is intended that the Reincorporation Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” in respect of the Reincorporation Merger for purposes of Sections 354 and 361 the Code.

E. For United States federal income tax purposes, it is intended that the APP Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” in respect of the APP Merger for purposes of Sections 354 and 361 the Code.

F. Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of APP to enter into this Agreement, certain stockholders of FHC Wisconsin are entering into a voting and support agreement with APP substantially in the form attached hereto as Exhibit A (the “FHC Wisconsin Support Agreements”), pursuant to which, among other things, such stockholders have irrevocably agreed, subject to the terms of the FHC Wisconsin Support Agreements, to vote all shares of FHC Wisconsin Common Stock owned by such stockholders in favor of the Mergers.

G. Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of FHC Wisconsin to enter into this Agreement, certain stockholders of APP are executing and delivering to FHC Wisconsin a written consent pursuant to which such holders have adopted and approved this Agreement in accordance with Section 228 and Section 251(c) of the DGCL, substantially in the form attached hereto as Exhibit B (the “APP Consents”).

H. Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of FHC Wisconsin to enter into this Agreement, certain stockholders of APP are entering into a lock-up agreement in the form attached hereto as Exhibit C (the “Lock-Up Agreements”).

I. Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of FHC Wisconsin to enter into this Agreement, Mitchell S. Steiner, M.D. is entering into an employment agreement in the form attached hereto as Exhibit D (the “Employment Agreement”).

AGREEMENTS

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

FORMATION; THE MERGERS

Section 1.1 Formation of FHC Delaware Sub and APP Merger Sub. FHC Wisconsin has caused FHC Delaware Sub to be organized under the laws of the State of Delaware. FHC Wisconsin shall take, and shall cause FHC Delaware Sub to take, all requisite action to cause the certificate of incorporation of FHC Delaware Sub to be substantially in the form of Exhibit E-1 (the “FHC Delaware Sub Charter”) and the bylaws of FHC Delaware Sub to be substantially in the form of Exhibit E-2 (the “FHC Delaware Sub Bylaws”), in each case, at the Reincorporation Effective Time (as defined below) and until thereafter amended in accordance with the terms thereof and applicable Law. FHC Wisconsin has incorporated APP Merger Sub under the laws of the State of Delaware. FHC Wisconsin shall take, and shall cause FHC Delaware Sub and APP Merger Sub to take, all requisite action to cause the certificate of incorporation of APP Merger Sub to be substantially in the form of Exhibit F-1 (the “APP Merger Sub Charter”) and the bylaws of APP Merger Sub to be substantially in the form of

Exhibit F-2 (the “APP Merger Sub Bylaws”), in each case, prior to the APP Effective Time (as defined below) and until thereafter amended in accordance with the terms thereof and applicable Law.

Section 1.2 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and WBCL, FHC Wisconsin shall be merged with and into FHC Delaware Sub at the Reincorporation Effective Time. Following the Reincorporation Effective Time, the separate corporate existence of FHC Wisconsin shall cease, and FHC Delaware Sub shall continue as the surviving corporation in the Reincorporation Merger (“FHC Delaware”) and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of FHC Wisconsin in accordance with the DGCL and WBCL.

(b) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, APP Merger Sub shall be merged with and into APP at the APP Effective Time. Following the APP Effective Time, the separate legal existence of APP Merger Sub shall cease, and APP shall continue as the surviving entity in the APP Merger (the “APP Surviving Corporation”) and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of APP Merger Sub in accordance with the DGCL.

Section 1.3 Closing. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., Milwaukee, Wisconsin time, on the third Business Day after satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Reinhart Boerner Van Deuren s.c., 1000 North Water Street, Suite 1700, Milwaukee, Wisconsin 53202, or by exchange of documents by mail, courier or electronic transmission to the extent mutually agreed to by the parties, unless another time, date or place is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).

Section 1.4 Effective Times. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Mergers to be consummated by (a)(i) filing with the Wisconsin Department of Financial Institutions Articles of Merger (the “FHC Articles of Merger”) and (ii) filing with the Delaware Secretary of State a Certificate of Merger (the “FHC Certificate of Merger”), each with respect to the Reincorporation Merger, duly executed and completed in accordance with the relevant provisions of the WBCL and DGCL, and shall make all other filings or recordings required under the WBCL and DGCL and, immediately thereafter, (b) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “APP Certificate of Merger”) with respect to the APP Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Reincorporation Merger shall become effective at such time specified in the FHC Articles of Merger and FHC Certificate of Merger (the “Reincorporation Effective Time”) and the APP Merger shall become effective at such time specified in the APP Certificate of Merger, which time shall be immediately after the Reincorporation Effective Time (the “APP Effective Time”).

Section 1.5 Effects of the Mergers. The Mergers shall have the effects set forth in the applicable provisions of the WBCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, (a) upon the consummation of the Reincorporation Merger, all the property, rights, privileges, immunities, powers, and franchises of FHC Delaware Sub and FHC Wisconsin shall vest in FHC Delaware, and all debts, liabilities, and duties of FHC Delaware Sub and FHC Wisconsin shall become the debts, liabilities, and duties of FHC Delaware, and (b) upon the consummation of the APP Merger, all the property, rights, privileges, immunities, powers, and franchises of APP Merger Sub and APP shall vest in the APP Surviving Corporation, and all debts, liabilities, and duties of APP Merger Sub and APP shall become the debts, liabilities, and duties of the APP Surviving Corporation.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1 Name and Trading Symbol. The parties shall cause (a) the name of FHC Delaware as of the Reincorporation Effective Time to be as shall be mutually agreed upon by FHC Wisconsin and APP prior to the Reincorporation Effective Time and (b) the ticker symbol of FHC Delaware to be reserved, prior to or as of the Reincorporation Effective Time, as shall be mutually agreed upon by APP and FHC Wisconsin prior to the Reincorporation Effective Time. Notwithstanding the foregoing, the businesses of APP Surviving Corporation shall continue to operate under the name “Aspen Park Pharmaceuticals, Inc.” and the businesses of FHC Delaware and its Subsidiaries (excluding APP Surviving Corporation) shall continue to operate under the name “The Female Health Company,” unless and until the Board of Directors of FHC Delaware following the APP Effective Time shall approve a name under which the separate businesses shall operate.

Section 2.2 Additional Governance Matters.

(a) Officers of FHC Delaware.

(i) At the APP Effective Time, the individuals set forth on Schedule 2.2(a) hereto, or any successor or substitute appointed prior to the APP Effective Time in accordance with clause (ii) below, shall become officers of FHC Delaware, serving in the respective offices set forth beside each individual’s name on the referenced schedule, until such officer’s successor shall be elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal in accordance with the Organizational Documents of FHC Delaware.

(ii) If, before the APP Effective Time, any of the individuals set forth on Schedule 2.2(a) hereto is unable or unwilling to serve as an officer of FHC Delaware after the APP Effective Time as a result of illness, death, resignation or any other reason, then a substitute officer shall be selected, (A) if the departing officer was employed or engaged by APP prior to the APP Effective Time, by APP and (B) if the departing officer was employed or engaged by FHC Wisconsin prior to the APP Effective Time, by FHC Wisconsin.

(b) Board of Directors of FHC Delaware. At the APP Effective Time, the Board of Directors of FHC Delaware shall consist of nine directors, seven of whom are identified on Schedule 2.2(b) hereto and two of whom shall be designated by FHC Wisconsin prior to the filing of the Proxy Statement with the SEC (together with O.B. Parrish, the “FHC Wisconsin Board Designees”). If, before the APP Effective Time, any of the individuals set forth on Schedule 2.2(b) hereto is unable or unwilling to serve as a director of FHC Delaware after the APP Effective Time as a result of illness, death, resignation or any other reason, then a substitute director shall be selected as indicated on Schedule 2.2(b) hereto or by FHC Wisconsin in the case of any of the FHC Board Designees. The parties agree that each of the members of the Board of Directors of FHC Delaware, other than as set forth on Schedule 2.2(b), must qualify as an “independent director” under the listing standards of the NASDAQ Stock Market (“NASDAQ”) and the applicable rules of the SEC.

(c) Nomination of FHC Wisconsin Board Designees. FHC Delaware shall cause its Board of Directors (and any applicable committee thereof) to nominate each of the FHC Wisconsin Board Designees for election at the 2017 annual meeting of stockholders of FHC Delaware for terms ending at the 2018 annual meeting of stockholders of FHC Delaware. If, at any time after the APP Effective Time and before the 2018 annual meeting of stockholders of FHC Delaware, there is a vacancy because any of the FHC Wisconsin Board Designees is unable or unwilling to continue to serve as a director of FHC Delaware as a result of illness, death, resignation or any other reason, then a substitute director shall be selected by the remaining FHC Wisconsin Board Designees and such substitute director shall be appointed to fill such vacancy and, if such vacancy is prior to the 2017 annual meeting of stockholders of FHC Delaware, such substitute director shall be nominated for election at the 2017 annual meeting of stockholders of FHC Delaware for a term ending at the 2018 annual meeting of stockholders of FHC Delaware. The provisions of this Section 2.2(c) (i) shall survive consummation of the Mergers, and (ii) are intended to be for the benefit of, and will be enforceable by, each of the FHC Wisconsin Board Designees, including pursuant to Section 11.9.

Section 2.3 Organizational Documents; Subsidiary Arrangements.

(a) At the Reincorporation Effective Time, the Certificate of Incorporation and Bylaws of FHC Delaware Sub shall be the Certificate of Incorporation and Bylaws of FHC Delaware, in each case until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the APP Effective Time, the Certificate of Incorporation and Bylaws of APP shall be amended to read in their entirety as the Certificate of Incorporation and Bylaws of APP Merger Sub (except that references to the name of APP Merger Sub shall be replaced by references to the name of APP Surviving Corporation), in each case until thereafter amended in accordance with the provisions thereof and applicable Law.

(c) The directors of APP Merger Sub immediately prior to the APP Effective Time shall be the directors of the APP Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of APP Merger Sub immediately prior to the APP Effective Time shall be the officers of the APP Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGERS ON THE CAPITAL STOCK OF FHC WISCONSIN AND

APP; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock of FHC Wisconsin and APP.

(a) Conversion of FHC Wisconsin Common Stock and FHC Delaware Common Stock. As of the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of FHC Wisconsin, FHC Delaware Sub or the holders of any shares of FHC Wisconsin Common Stock (or options thereon) or FHC Delaware Common Stock:

(i) Each issued and outstanding share of FHC Wisconsin Common Stock shall be converted into the right to receive one fully paid and nonassessable share of FHC Delaware Common Stock (the “FHC Wisconsin Merger Consideration”). As of the Reincorporation Effective Time, all such shares of FHC Wisconsin Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Reincorporation Effective Time, each holder of an FHC Wisconsin Certificate representing any shares of FHC Wisconsin Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof the applicable FHC Wisconsin Merger Consideration in accordance with Section 3.2.

(ii) Each share of FHC Delaware Common Stock issued and outstanding immediately prior to the Reorganization Effective Time shall automatically be canceled and retired and shall cease to exist as of the Reorganization Effective Time.

(b) Conversion of APP Stock and APP Merger Sub Common Stock. As of the APP Effective Time, by virtue of the APP Merger and without any action on the part of APP, APP Merger Sub, FHC Delaware or the holders of any shares of APP Stock (or options thereon):

(i) All issued and outstanding shares of APP Stock (other than any shares of APP Stock to be canceled pursuant to Section 3.1(c) and Dissenting Shares as described in Section 3.1(h)) shall be converted into the right to receive (A) the number of fully paid and nonassessable shares of FHC Delaware Common Stock equal to the APP Closing Merger Consideration, and (B) the number of Escrow Shares, if any, distributable to the Escrow Participants upon release thereof pursuant to the Escrow Agreement. As of the APP Effective Time, all such shares of APP Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the APP Effective Time, each holder of an APP Certificate representing any shares of APP Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the applicable portion of the APP Merger Consideration in accordance with Section 3.2, which shall be in the amount set forth opposite each such holder’s name on the Allocation Certificate and, to the extent applicable, such holder’s portion of any Escrow Shares distributable upon release thereof pursuant to the Escrow Agreement.

(ii) Each share of common stock of APP Merger Sub issued and outstanding immediately prior to the APP Effective Time shall be converted into one fully paid and nonassessable share of APP Common Stock, as the common stock of the APP Surviving Corporation, and held by the same holder thereof.

(c) Cancellation of Treasury Shares. Each share of APP Stock held in the treasury of APP immediately prior to the APP Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Treatment of FHC Wisconsin Equity Awards.

(i) Each FHC Wisconsin Option, whether vested or unvested, that is outstanding immediately prior to the Reincorporation Effective Time shall, as of the Reincorporation Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including, if applicable, any continuing vesting requirements and per share exercise price) under the applicable plan and award agreement in effect immediately prior to the Reincorporation Effective Time, a number of shares of FHC Delaware Common Stock equal to the total number of shares of FHC Wisconsin Common Stock subject to such FHC Wisconsin Option immediately prior to the Reincorporation Effective Time.

(ii) At the Reincorporation Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of FHC Wisconsin Common Stock or benefits measured by the value of shares of FHC Wisconsin Common Stock, and each award of any kind consisting of shares of FHC Wisconsin Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the FHC Wisconsin Equity Plans and any other FHC Wisconsin Benefit Plan, other than the FHC Wisconsin Options (the “FHC Wisconsin Awards”), shall be converted into the right to acquire or receive, as the case may be, an equivalent number of shares of FHC Delaware Common Stock, and such FHC Wisconsin Awards shall otherwise be subject to the terms and conditions applicable to the rights under the relevant FHC Wisconsin Equity Plan or other FHC Wisconsin Benefit Plan. Similarly, all FHC Wisconsin Equity Plans and other FHC Wisconsin Benefit Plans (and awards thereunder) providing for cash payments measured by the value of shares of FHC Wisconsin Common Stock shall be deemed to refer to an equivalent number of shares of FHC Delaware Common Stock, and such cash payments shall otherwise be made on the terms and conditions applicable under the relevant FHC Wisconsin Equity Plan or other FHC Wisconsin Benefit Plan.

(iii) Effective as of the Reincorporation Effective Time, FHC Delaware shall assume (A) the FHC Wisconsin Equity Awards in accordance with the terms of this Section 3.1(d) and (B) sponsorship of each FHC Wisconsin Equity Plan, provided that references to FHC Wisconsin therein shall thereupon be deemed references to FHC Delaware and references to FHC Wisconsin Common Stock therein shall be deemed references to FHC Delaware Common Stock with appropriate equitable adjustments to reflect the transactions contemplated by this Agreement.

(iv) Prior to the Reincorporation Effective Time, the Board of Directors of FHC Wisconsin or the appropriate committee thereof shall adopt resolutions providing for the treatment of the FHC Wisconsin Options and FHC Wisconsin Awards (collectively, the “FHC Wisconsin Equity Awards”), and the FHC Wisconsin Equity Plans as contemplated by this Section 3.1(d).

(v) As soon as practicable after the Reincorporation Effective Time, FHC Delaware shall prepare and file with the Securities and Exchange Commission (the “SEC”) a Form S-8 (or file such other appropriate form) registering a number of shares of FHC Delaware Common Stock necessary to fulfill FHC Delaware’s obligations under this Section 3.1(d). FHC Delaware shall take all corporate action necessary to reserve for issuance a sufficient number of shares of FHC Delaware Common Stock for delivery with respect to the FHC Wisconsin Equity Awards assumed by it in accordance with this Section 3.1(d).

(e) Treatment of APP Equity Awards.

(i) Each APP Option, whether vested or unvested, that is outstanding immediately prior to the APP Effective Time shall, as of the APP Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the APP Effective Time, (A) that number of shares of FHC Delaware Common Stock, rounded down to the nearest whole share, equal to the product determined by multiplying (I) the total number of shares of APP Common Stock subject to such APP Option immediately prior to the APP Effective Time by (II) the APP Common Exchange Ratio, (B) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the exercise price per share of APP Common Stock at which such APP Option was exercisable immediately prior to the APP Effective Time by (II) the APP Common Exchange Ratio.

(ii) At the APP Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of APP Common Stock or benefits measured by the value of shares of APP Common Stock, and each award of any kind consisting of shares of APP Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the APP Equity Plans and any other APP Benefit Plan, other than the APP Options (the “APP Awards”), shall be converted into the right to acquire or receive, as the case may be, the number of shares of FHC Delaware Common Stock equal to the product (rounded down to the nearest whole number) determined by multiplying (A) the total number of shares of APP Common Stock subject to such APP Award immediately prior to the APP Effective Time by (B) the APP Common Exchange Ratio, and such APP Awards shall otherwise be subject to the terms and conditions applicable to the rights under the relevant APP Equity Plan or other APP Benefit Plan. Similarly, all APP Equity Plans and other APP Benefit Plan (and awards thereunder) providing for cash payments measured by the value of shares of APP Common Stock shall be deemed to refer to the number of shares of FHC Delaware Common Stock equal to the product determined by multiplying such shares of APP Common Stock by the APP Common Exchange Ratio, and such cash payments shall otherwise be made on the terms and conditions applicable under the relevant APP Equity Plan or other APP Benefit Plan.

(iii) Effective as of the APP Effective Time, FHC Delaware shall assume (A) the APP Equity Awards in accordance with the terms of this Section 3.1(e) and (B) sponsorship of each APP Equity Plan, provided that references to APP therein shall thereupon be deemed references to FHC Delaware and references to APP Common Stock therein shall be deemed references to FHC Delaware Common Stock with appropriate equitable adjustments to reflect the transactions contemplated by this Agreement.

(iv) Prior to the APP Effective Time, the Board of Directors of APP or the appropriate committee thereof shall adopt resolutions providing for the treatment of the APP Options and APP Awards (collectively, the “APP Equity Awards”) and the APP Equity Plans as contemplated by this Section 3.1(e).

(v) As soon as practicable after the APP Effective Time, FHC Delaware shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of FHC Delaware Common Stock necessary to fulfill FHC Delaware’s obligations under this Section 3.1(e). FHC Delaware shall take all corporate action necessary to reserve for issuance a sufficient number of shares of FHC Delaware Common Stock for delivery with respect to the APP Equity Awards assumed by it in accordance with this Section 3.1(e).

(f) [Intentionally Deleted]

(g) Escrow Shares. Immediately prior to the APP Effective Time, the Stockholders’ Representative, FHC Delaware and the Committee shall enter into an escrow agreement substantially in the form of Exhibit G attached hereto (the “Escrow Agreement”) with an escrow agent (the “Escrow Agent”) reasonably acceptable to the Stockholders’ Representative and FHC Wisconsin. At the APP Effective Time, FHC Delaware shall deposit, or shall cause to be deposited, with the Escrow Agent, certificates or book entry-shares representing outstanding shares of FHC Delaware Common Stock in Escrow Agent’s account representing the Escrow Shares. The Escrow Shares shall be held and distributed to the Escrow Participants pursuant to the Escrow Agreement, with 75% of the Escrow Shares subject to release on the sixth-month anniversary of the Closing Date and the other 25% of the Escrow Shares subject to release on the one-year anniversary of the Closing Date, in each case as and to the extent provided in the Escrow Agreement (including any provisions in the Escrow Agreement not to release Escrow Shares in connection with any Claims).

(h) Dissenters’/Appraisal Rights.

(i) In accordance with Section 180.1302(4) of the WBCL, no dissenters’ rights shall be available to holders of FHC Wisconsin Common Stock in connection with the Reincorporation Merger if the shares of FHC Wisconsin Common Stock are listed on NASDAQ on the record date for the FHC Wisconsin Stockholders Meeting.

(ii) Notwithstanding anything in this Agreement to the contrary, shares of APP Stock issued and outstanding immediately prior to the APP Effective Time that are held by any holder who has not voted in favor of the APP Merger and who is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL (“Dissenting

Shares”) shall not be converted into the right to receive the APP Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of APP Stock of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the APP Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the APP Merger Consideration in accordance with Section 3.1(b). Notwithstanding anything to the contrary in this Section 3.1(h), if this Agreement is terminated prior to the APP Effective Time, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. APP shall deliver prompt notice to FHC Wisconsin of any demands for appraisal of any shares of APP Stock, attempted withdrawals of such notices or demands and any other instruments received by APP relating to rights to appraisal, and FHC Wisconsin shall have the right to participate in all negotiations and proceedings with respect to such demands. APP shall not, without the prior written consent of FHC Wisconsin, such consent not to be unreasonably withheld, conditioned or delayed, make any payment with respect to, settle or offer to settle any such demands.

(iii) Each dissenting stockholder who becomes entitled under the Section 262 of the DGCL to payment for Dissenting Shares shall receive payment therefor after the APP Effective Time in accordance with Section 3.2 (but only after the amount thereof shall have been agreed upon or finally determined pursuant to Section 262 of the DGCL), and such shares of APP Stock shall be canceled.

(i) Allocation Certificate. At or prior to the Closing, APP’s Chief Executive Officer shall execute and deliver a certificate (the “Allocation Certificate”) certifying as of the APP Effective Time, as to (a) the identity and address of each record holder of shares of each class and series of capital stock of APP and the number of shares of each such class and series held by such holder, and (b) the amount of APP Merger Consideration, as applicable, payable to each such holder. APP covenants that the allocation of the APP Merger Consideration set forth in the Allocation Certificate shall be calculated in accordance with all applicable terms of the Organizational Documents of APP.

Section 3.2 Exchange of Shares and Certificates.

(a) Exchange Agent. Prior to the Reincorporation Effective Time, APP and FHC Wisconsin shall mutually designate a bank, trust company or nationally recognized stockholder services provider (the “Exchange Agent”) for the purpose of exchanging, in accordance with this Article III, Certificates for the applicable Merger Consideration. In addition, at or prior to the applicable Effective Time, FHC Delaware shall deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of shares of FHC Wisconsin Common Stock and the holders of shares of APP Stock evidence of shares of FHC Delaware Common Stock representing the aggregate amount of shares of FHC Delaware Common Stock sufficient to deliver the FHC Wisconsin Merger Consideration and the APP Closing Merger Consideration (such shares, together any dividends or distributions with respect thereto, hereinafter, the “Exchange Fund”). FHC Delaware shall cause the Exchange Agent to deliver the FHC Wisconsin Merger Consideration and APP Closing Merger Consideration to be issued pursuant to Section 3.1 out of the Exchange Fund.

(b) Exchange Procedures. As soon as reasonably practicable after the applicable Effective Time, but in any event within five Business Days thereafter, FHC Delaware shall cause the Exchange Agent to mail to each holder of record of a certificate (an “APP Certificate”) that immediately prior to the APP Effective Time represented outstanding shares of APP Stock, and to each holder of record of a certificate or evidence of shares in book entry form (an “FHC Wisconsin Certificate” and, together with an APP Certificate, a “Certificate”) that immediately prior to the Reincorporation Effective Time represented outstanding shares of FHC Wisconsin Common Stock, whose shares were converted into the right to receive the applicable Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or in the case of shares held in book entry form, upon adherence to the procedures set forth in such letter of transmittal, and which shall be in such form and have such other provisions as FHC Delaware may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by FHC Delaware, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor that applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. If any portion of the applicable Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such delivery of such Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required by reason of such registration in the name of a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the applicable Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates on the applicable Merger Consideration payable upon the surrender of Certificates.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to FHC Delaware Common Stock with a record date after the applicable Effective Time shall be paid to the holder of any unsurrendered or uncanceled Certificate with respect to any shares of FHC Delaware Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e), in each case until the surrender or cancellation of such Certificate in accordance with this Article III. Subject to the effect of applicable Law, following surrender or cancellation of any such Certificate, there shall be paid to the holder of shares of FHC Delaware Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FHC Delaware Common Stock to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the applicable Effective Time theretofore paid with respect to such shares of FHC Delaware Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the applicable Effective Time but prior to such surrender or cancellation and a payment date subsequent to such surrender or cancellation payable with respect to such shares of FHC Delaware Common Stock.

(d) No Further Ownership Rights in APP Stock and FHC Wisconsin Common Stock. All shares of FHC Delaware Common Stock issued upon the surrender or cancellation for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been issued (and paid) (together with any cash paid pursuant to this Section 3.2) in full satisfaction of all rights pertaining to the shares of APP Stock or FHC Wisconsin Common Stock, as applicable, theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the APP Surviving Corporation of the shares of APP Stock that were outstanding immediately prior to the APP Effective Time, or FHC Delaware of the shares of FHC Wisconsin Common Stock that were outstanding immediately prior to the Reincorporation Effective Time. If, after the APP Effective Time, Certificates are presented to FHC Delaware or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by applicable Law.

(e) Fractional Shares. No fractional shares of FHC Delaware Common Stock shall be issued upon the surrender for exchange of Certificates. All fractional shares of FHC Delaware Common Stock that a holder of APP Stock would otherwise be entitled to receive as a result of the APP Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying such fractional share by the Average Closing Price. Prior to the APP Effective Time, FHC Wisconsin shall ensure that there is deposited with the Exchange Agent and shall cause the Exchange Agent to make available in accordance with this Agreement such amounts to such former holders of APP Stock. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to FHC Delaware that would otherwise be caused by the issuance of fractional shares.

(f) Return of Merger Consideration. Any portion of the FHC Wisconsin Merger Consideration or APP Closing Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) that remains undistributed to the holders of the Certificates for one year after the applicable Effective Time shall be delivered to FHC Delaware, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter be entitled to look only to FHC Delaware for payment of their claim for any shares of FHC Delaware Common Stock, any cash in lieu of fractional shares of FHC Delaware Common Stock and any dividends or distributions with respect to FHC Delaware Common Stock.

(g) No Liability. None of APP, FHC Wisconsin, FHC Delaware Sub, APP Merger Sub, the APP Surviving Corporation, FHC Delaware, the Exchange Agent or the Escrow Agent shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar

Law. If any Certificate has not been surrendered prior to seven years after the applicable Effective Time, or immediately prior to such earlier date on which any shares of FHC Delaware Common Stock, any cash in lieu of fractional shares of FHC Delaware Common Stock or any dividends or distributions with respect to FHC Delaware Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of FHC Delaware, free and clear of all claims or interests of any Person previously entitled thereto.

(h) Investment of Merger Consideration. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by FHC Delaware, provided, that no losses on such investments shall affect the cash payable to former holders of shares of APP Stock pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to FHC Delaware.

(i) Withholding Rights. Each of the parties hereto, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, as determined by the parties in good faith. To the extent that amounts are so deducted and withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FHC Delaware or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as FHC Delaware or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of APP Stock or shares of FHC Wisconsin Common Stock, as applicable, formerly represented thereby, any cash in lieu of fractional shares of FHC Delaware Common Stock, and unpaid dividends and distributions on shares of FHC Delaware Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 3.3 [Intentionally Deleted.]

Section 3.4 Further Assurances. If, at any time any party hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Mergers or to carry out the purposes and intent of this Agreement at the applicable Effective Time, then FHC Wisconsin, APP, FHC Delaware and the APP Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Mergers and to carry out the purposes and intent of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF APP

APP represents and warrants to FHC Wisconsin as follows:

Section 4.1 Organization, Standing and Corporate Power. Each of APP and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of APP and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on APP. APP has delivered to or made available to FHC Wisconsin prior to the date of this Agreement true and complete copies of its Organizational Documents, as amended or restated, and such Organizational Documents are in full force and effect.

Section 4.2 Corporate Authority; Non-contravention.

(a) APP has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which it is a party by APP and the consummation by APP of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of APP. The Board of Directors of APP (at a meeting duly called and held) has, by the unanimous vote of all directors of APP: (i) determined that entering this Agreement and consummating the transactions contemplated hereby, including the APP Merger, are advisable and fair to, and in the best interests of, APP and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement by APP and approved the APP Merger; and (iii) recommended the adoption and approval of this Agreement by the holders of APP Stock, and such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement and the Transaction Documents to which APP is a party have been duly executed and delivered by APP and, assuming the due authorization, execution and delivery of this Agreement and such Transaction Documents by the other parties thereto, this Agreement and such Transaction Documents constitute the legal, valid and binding obligation of APP, enforceable against APP in accordance with their respective terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b) Except as set forth in Section 4.2(b) of the APP Disclosure Letter, the execution and delivery of this Agreement and the Transaction Documents to which APP is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and such Transaction Documents shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of APP or any of its Subsidiaries, under (i) the Organizational Documents of APP or any of its Subsidiaries, (ii) any APP Material Contract or APP Permit or (iii) subject to the governmental filings and other matters referred to in Section 4.2(c) below, any applicable Law.

(c) Except as set forth in Section 4.2(c) of the APP Disclosure Letter, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority, any arbitrator or any non-governmental self-regulatory agency, commission or authority (a “Governmental Entity”) is required by or with respect to APP or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any of the Transaction Documents to which APP is a party by APP or the consummation by APP of the transactions contemplated hereby or thereby, except for the filing of the APP Certificate of Merger with the Secretary of State of the State of Delaware.

Section 4.3 Capital Structure.

(a) The authorized capital stock of APP consists of 11,000,000 shares of APP Common Stock and 2,000,000 shares of preferred stock, $0.01 par value per share (the “APP Preferred Stock”), of which 1,600,000 shares are designated as Series A Preferred Stock. At the close of business on April 1, 2016 (the “Measurement Date”), (i) 7,970,000 shares of APP Common Stock were issued and outstanding, (ii) 40,000 shares of APP Common Stock were held by APP in its treasury, (iii) 266,000 shares of APP Series A Preferred Stock were issued and outstanding and no other shares of APP Preferred Stock were issued or outstanding, and (iv) zero shares of APP Common Stock were subject to issuance pursuant to APP Options.

(b) Section 4.3(b) of the APP Disclosure Letter sets forth, as of the date hereof, (i) the name of each Person that is the owner of any shares of APP Common Stock or APP Preferred Stock and the number of shares of APP Common Stock or APP Preferred Stock owned by such Person and (ii) a list of all holders of outstanding APP Equity Awards, including the number of shares of APP Common Stock subject to each such APP Equity Award, the grant date, exercise price (if applicable) and vesting schedule for such APP Equity Award, the extent to which such APP Equity Award is vested and exercisable (if applicable) and the date on which such APP Equity Award expires (if applicable). Each APP Equity Award was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan and award agreement pursuant to which it was issued. Each APP Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Board of Directors of

APP or compensation committee actually awarded such APP Option. Each APP Equity Award qualifies for the tax and accounting treatment afforded to such APP Equity Award in APP’s tax returns and APP’s financial statements, respectively, and does not trigger any liability for the holder of such APP Equity Award under Section 409A of the Code. APP has heretofore provided or made available to FHC Wisconsin (or FHC Wisconsin’s Representatives) true and complete copies of the standard form of grant agreement for each APP Equity Award and any grant agreements that differ from such standard form.

(c) All outstanding shares of capital stock of APP are, and all shares of capital stock of APP that may be issued as permitted by this Agreement or the Transaction Documents or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All issued and outstanding shares of APP Common Stock and APP Preferred Stock and all APP Equity Awards were issued in compliance with applicable Law. Except as set forth in this Section 4.3, (i) there are not issued or outstanding (A) any shares of capital stock or other voting securities of APP, (B) any securities of APP or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of APP or (C) any warrants, calls, options or other rights to acquire from APP or any of its Subsidiaries (including any subsidiary trust), or obligations of APP or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of APP, and (ii) there are no outstanding obligations of APP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth in Section 4.3(c) of the APP Disclosure Letter, there are no unpaid accumulated dividends with respect to the APP Preferred Stock, whether or not declared, on the APP Preferred Stock. All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of APP were undertaken in compliance with the Organizational Documents of APP then in effect, any agreement to which APP then was a party and in compliance with applicable Law.

(d) There are no voting trusts or other agreements or understandings to which APP or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of APP or its Subsidiaries. Except as set forth in Section 4.3(d) of the APP Disclosure Letter, neither APP nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

Section 4.4 Subsidiaries. APP does not own or have any interest in any shares of, or otherwise have an ownership or equity interest in, any other Person.

Section 4.5 Financial Statements; Undisclosed Liabilities.

(a) The following financial statements (including all related notes and schedules) of APP are attached to Section 4.5(a) of the APP Disclosure Letter (the “APP Financial Statements”): (i) audited financial statements consisting of balance sheets as of September 30, 2015 and 2014 and statements of operations, changes in shareholders’ equity and cash flows for the year ended September 30, 2015 and the period beginning June 9, 2014 (date of inception) to September 30, 2014, together with the related notes to the audited financial statements and the auditor’s reports thereon, and (ii) unaudited financial statements consisting of balance sheets as of December 31, 2015 and 2014 and statements of operations, changes in shareholders’ equity and cash flows for the three months ended December 31, 2015 and 2014, together with the related notes to the unaudited financial statements. The APP Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of APP and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto). The accounting firm which expressed its opinion with respect to the APP Financial Statements described in the foregoing Subsection (i) is duly registered with the Public Company Accounting Oversight Board (the “PCAOB”), and was throughout the periods covered by such APP Financial Statements as to which such firm issued an opinion or anticipates issuing an opinion, as applicable, “independent” with respect to APP within the meaning of the applicable rules and regulations of the SEC and the PCAOB.

(b) Except (i) as reflected or reserved against in APP’s unaudited balance sheet as of December 31, 2015 (or the notes thereto) as included in Section 4.5(b) of the APP Disclosure Letter, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015, (iii) for liabilities and obligations incurred in connection with or contemplated by this Agreement or the Transaction Documents and (iv) as set forth in Section 4.5(b) of the APP Disclosure Letter, neither APP nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of APP and its Subsidiaries (or in the notes thereto).

Section 4.6 Information Supplied. None of the information supplied or to be supplied by APP specifically for inclusion in the Proxy Statement will, at the date it is first mailed to FHC Wisconsin’s stockholders or at the time of the FHC Wisconsin Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to APP or other information supplied by APP, will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.7 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.7(a) of the APP Disclosure Letter, from October 1, 2015, through the date of this Agreement, other than with respect to the transactions contemplated hereby, the businesses of APP and its Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, except in connection with this Agreement and the Transaction Documents and the discussions, negotiations, actions and transactions related thereto.

(b) Except as set forth in Section 4.7(b) of the APP Disclosure Letter, since October 1, 2015, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on APP.

Section 4.8 Compliance with Applicable Laws; Outstanding Orders.

(a) APP and its Subsidiaries are in compliance with the requirements of all applicable Laws applicable to or pertaining to their respective properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970 and the Americans with Disabilities Act of 1990), except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on APP. Neither APP nor any of its Subsidiaries has received written notice to the effect that is operations are not in compliance with any of the requirements of applicable federal, state, or local environmental, health and safety statutes and regulations or is the subject to any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on APP.

(b) Except as set forth in Section 4.8(b) of the APP Disclosure Letter, APP, its Subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities, including any Environmental Permits that are required for the operation of the businesses of APP and its Subsidiaries as currently conducted (the “APP Permits”). Except as set forth in Section 4.8(b) of the APP Disclosure Letter, APP and its Subsidiaries are, and at all times since inception have been, in compliance in all material respects with the terms of the APP Permits and all applicable Laws, including any Environmental Laws, relating to APP and its Subsidiaries or their respective businesses or properties. Neither APP nor any of its Subsidiaries is subject to any outstanding Action, order, injunction or decree.

Section 4.9 Compliance with Health Care Laws.

(a) APP is, and at all times since inception has been, in compliance in all material respects with all applicable Health Care Laws. APP has not received any written notice, charge, assertion or other communication from the United States Food and Drug Administration (the “FDA”) or any other Governmental Entity alleging any violation of any Health Care Law.

(b) The APP Consumer Products are in material compliance with the requirements of all applicable final or tentative Over-the-Counter Monographs published by the FDA and, in their current form, may be marketed and sold to consumers in the United States.

(c) None of the APP Products have received marketing approval from any Governmental Entity. Except as set forth in Section 4.9(c) of the APP Disclosure Letter, neither APP, nor any Person acting on behalf of APP, has: (i) conducted any clinical trials on any APP Products or (ii) received any written notice that the FDA or any other Governmental Entity or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any planned clinical trial or otherwise restrict any research or study related to any APP Product.

(d) APP has delivered or made available to FHC Wisconsin all of the following which bear in any material way on APP’s compliance with any Health Care Law or on the likelihood or timing of approval of any APP Product: (i) all correspondence and meeting minutes received from or sent to the FDA and any other similar Governmental Entity, (ii) written reports of all phone conversations, visits or other contact with the FDA and any other similar Governmental Entity, including any and all notices of inspectional observations, APP responses thereto, related Warning Letters, and Establishment Inspection Reports and (iii) any other documents received by APP from the FDA or any similar Governmental Entity, and APP responses thereto.

(e) None of APP, or any officer, employee or agent of APP has made an untrue statement of a material fact or fraudulent statement to the FDA or any similar Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any similar Governmental Entity, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991). Neither APP nor any officer, employee or agent of APP has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (i) debarment under 21 U.S.C. 335a or any similar applicable Law or (ii) exclusion from participating in the federal health care programs under 1128 of the Social Security Act or any similar applicable Law.

Section 4.10 Litigation. There is no claim, action, suit, investigation or proceeding (each, an “Action”) pending against or, to the Knowledge of APP, threatened against or affecting APP or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any Governmental Entity.

Section 4.11 Benefit Plans.

(a) Section 4.11(a) of the APP Disclosure Letter sets forth a true and complete list of each Benefit Plan that APP or any of its Subsidiaries maintains, to which APP or any of its Subsidiaries contributes or as to which APP or any of its Subsidiaries has any liability (the “APP Benefit Plans”). With respect to each APP Benefit Plan, APP has made available to FHC Wisconsin complete and accurate copies of (i) such APP Benefit Plan and, to the extent applicable, summary plan description thereof, (ii) each trust, insurance, annuity or other funding contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, (v) the most recently received IRS determination letter or opinion in the case of any APP Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (vi) any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any APP Benefit Plan; and (vii) material notices, letters or other correspondence to or from the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity relating to any APP Benefit Plan.

(b) (i) Each of the APP Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Law, including ERISA, the Code and in each case the regulations thereunder; (ii) no APP Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of APP or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable Law; (iii) all contributions or other amounts payable by APP or its Subsidiaries as of the APP Effective Time pursuant to each APP Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (iv) neither APP nor any of its Subsidiaries has engaged in a transaction in connection with which APP or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (v) there are no pending, or to the Knowledge of APP, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the APP Benefit Plans or any trusts related thereto.

(c) None of APP, any of its Subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or has contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of APP, any of its Subsidiaries or any of their respective ERISA Affiliates has withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(d) Each of the APP Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (ii) has received a favorable determination letter or opinion letter as to its qualification.

(e) Neither the execution and delivery of this Agreement or any of the Transaction Documents to which APP is a party nor the consummation of the transactions contemplated hereby or thereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of APP or its Subsidiaries under any APP Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any APP Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(f) No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from APP or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(g) Each individual who is classified by APP as an independent contractor has been properly classified for purposes of participation and benefit accrual under each APP Benefit Plan.

Section 4.12 Labor and Employment Matters. Neither APP nor any of its Subsidiaries has received written notice since inception of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and workers compensation insurance Laws to conduct an investigation of APP or any of its Subsidiaries and, to the Knowledge of APP, no such investigation is in progress. (a) There are no (and have not been since inception) strikes or lockouts with respect to any employees of APP or any of its Subsidiaries, (b) to the Knowledge of APP, there is no (and has not been since inception) union organizing effort pending or threatened in writing against APP or any of its Subsidiaries, (c) there is no (and has not been since inception) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of APP, threatened in writing against APP or any of its Subsidiaries, (d) there is no (and has not been since inception) slowdown, or work stoppage in effect or, to the Knowledge of APP, threatened in writing, with respect to any employees of APP or any of its Subsidiaries, and (e) to the Knowledge of APP, neither APP nor any of its Subsidiaries has, or is reasonably expected to have, any liabilities under the Worker Adjustment and Retraining Act of 1988 or any similar applicable Law (the “WARN Act”). APP and each of its Subsidiaries is in material compliance with all applicable Law respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

Section 4.13 Taxes.

(a) (i) All Tax Returns required to be filed by APP and its Subsidiaries, have been timely filed (taking into account any extensions), (ii) all such Tax Returns are or will be true, complete and correct in all material respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by APP and its Subsidiaries have been paid or appropriate reserves have been recorded in the APP Financial Statements, (iv) all Taxes of APP or its Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have, to the extent relevant or required, been properly reserved for in the APP Financial Statements and (v) APP and its Subsidiaries have duly and timely withheld all Taxes required to be withheld in compliance in all material respect with applicable Law with respect to amounts paid or owing to employees, independent contractors, creditors, stockholders or third parties, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose.

(b) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to APP or any of its Subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any Person which remains in effect.

(c) (i) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of APP or any of its Subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which APP or any of its Subsidiaries, may be liable with respect to income or other Taxes which has not been fully paid or finally settled.

(d) Neither APP nor any of its Subsidiaries (i) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement, (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which APP is the common parent corporation), (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar Law or (iv) has any liability for the payment of Taxes of any Person (other than APP or any of its Subsidiaries) as a successor or transferee.

(e) None of the assets of APP or any of its Subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(f) Neither APP nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the APP Effective Time under Section 481(a) of the Code or any similar provision of Tax Law in any other jurisdiction by reason of a change in accounting method or otherwise.

(g) Neither APP nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) since inception or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(h) Neither APP nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude either the Reincorporation Merger or the APP Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) Neither APP nor any of its Subsidiaries has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax Law in any other jurisdiction.

Section 4.14 Voting Requirements. The affirmative vote of the holders of a majority of all outstanding shares of APP Common Stock and APP Series A Preferred Stock, voting together as one class, entitled to vote thereon is necessary to adopt and approve this Agreement (the “APP Stockholder Approval”). The APP Stockholder Approval is the only vote of holders of any securities of APP or its Subsidiaries necessary to approve any of the transactions contemplated by this Agreement. APP has received, and will deliver to FHC

Wisconsin concurrently with the execution and delivery of this Agreement, the APP Consents, duly executed and delivered by the holders of a sufficient number of shares of APP Stock to obtain the APP Stockholder Approval and which APP Consents have been executed and delivered in compliance with APP’s Organizational Documents and applicable Law.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the APP Disclosure Letter lists all (i) APP IP Registrations and (ii) APP Intellectual Property, including software, that are not registered but that are material to APP’s business or operations. All required filings and fees related to APP IP Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all APP IP Registrations are otherwise in good standing. APP has provided or made available to FHC Wisconsin true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all APP IP Registrations in its possession.

(b) Section 4.15(b) of the APP Disclosure Letter lists all APP IP Agreements. APP has provided or made available to FHC Wisconsin true and complete copies of all such APP IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each APP IP Agreement is valid and binding on APP in accordance with its terms and is in full force and effect (subject to the Enforceability Exceptions). Except as set forth in Section 4.15(b) of the APP Disclosure Letter, neither APP nor, to the Knowledge of APP, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided to or received from APP any written notice of breach or default of or any intention to terminate, any APP IP Agreement.

(c) Except as set forth in Section 4.15(c) of the APP Disclosure Letter, APP is the sole and exclusive legal and beneficial, and with respect to APP IP Registrations, record, owner of all right, title and interest in and to the APP Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of APP’s current business or operations, in each case, free and clear of Liens (except Permitted Liens). Without limiting the generality of the foregoing, except as set forth in Section 4.15(c) of the APP Disclosure Letter, APP has entered into binding (subject to the Enforceability Exceptions), written agreements with every current and former employee of APP, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to APP any ownership interest and right they may have in the APP Intellectual Property; and (ii) acknowledge APP’s exclusive ownership of all APP Intellectual Property. APP has provided FHC Wisconsin with true and complete copies of all such agreements.

(d) The consummation of the transactions contemplated by this Agreement, including the Mergers, will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, APP’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of APP’s business or operations as currently conducted.

(e) The conduct of APP’s business as currently and formerly conducted, and the products, processes and services of APP, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of APP, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any APP Intellectual Property.

(f) Notwithstanding the provisions of sub-sections (a) - (e) above, the representations and warranties with respect to APP Intellectual Property, to the extent it relates to the Arina Agreement Assets, shall be superseded and replaced by the representations and warranties contained in Sections 4.1(c), (e), (f), (g), (j) and (l) of the Arina Agreement as if made herein in their entirety. For sake of clarity, “Purchaser,” as such term is used in the Arina Agreement, shall inure to the benefit of FHC Wisconsin as if such representations and warranties in Sections 4.1(c), (e), (f), (g), (j) and (l) of the Arina Agreement were made directly to FHC Wisconsin by APP.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of APP, threatened (including in the form of offers or requests to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by APP; (ii) challenging the validity, enforceability, registrability or ownership of any APP Intellectual Property or APP’s rights with respect to any APP Intellectual Property; or (iii) by APP or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the APP Intellectual Property. APP is not subject to any outstanding or prospective order, injunction or decree (including any motion or petition therefor) that does or would restrict or impair the use of any APP Intellectual Property.

Section 4.16 Certain Contracts. Section 4.16 of the APP Disclosure Letter sets forth each of the following Contracts to which APP or any of its Subsidiaries is a party or by which APP or any of its Subsidiaries or any of their respective assets is bound (such Contracts being the “APP Material Contracts”):

(a) any Contract for the future purchase of, or payment for, supplies or products, or for the performance of services of a third party, involving in any one case more than $30,000 that is not terminable within 30 days of the APP Effective Time without payment by APP or any of its Subsidiaries;

(b) any Contract to sell or supply products or to perform services, involving in any one case more than $30,000 that is not terminable within 30 days of the APP Effective Time without payment by APP or any of its Subsidiaries;

(c) any Contract that was not entered into in the ordinary course of business;

(d) any Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(e) any Contract containing covenants that in any way purport to restrict APP’s business or limit the freedom of APP to engage in any line of business or to compete, in each case with any Person with respect to any aspect of APP’s Business;

(f) any independent contractor, agency, dealer, distributor, sales representative, marketing, commission, broker or other similar Contract;

(g) any Contract relating to the settlement or resolution of any Action;

(h) any Contract that contains or provides for an undertaking by APP to indemnify or hold harmless a third party or be expressly responsible for consequential damages;

(i) any Contract for capital expenditures in excess of $30,000 or executory Contract for the sale of any capital asset;

(j) any Contract mortgaging, pledging or otherwise placing a Lien on any of APP’s assets;

(k) any Contract relating to indebtedness of APP, including any guaranty of any obligation for borrowed money or otherwise;

(l) any Contract which is material to APP’s business;

(m) any Contract involving a sharing of profits, losses, costs or liabilities with any other Person; and

(n) any amendments, supplements or modifications to the Contracts referenced in clauses (a) through (m) above.

APP has delivered or made available to FHC Wisconsin, prior to the date of this Agreement, true and complete copies of all APP Material Contracts that exist as of the date of this Agreement. Each APP Material Contract is valid and binding on APP (or, to the extent a Subsidiary of APP is a party, such Subsidiary) and is in full force and effect (subject to the Enforceability Exceptions) and APP and each Subsidiary of APP have in all material respects performed all obligations required to be performed by them to date under each APP Material Contract. Neither APP nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default under (nor, to the Knowledge of APP, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any APP Material Contract. To the Knowledge of APP, no other party to any APP Material Contract is in breach of or default under the terms of any APP Material Contract.

Section 4.17 Real Property. APP does not own any real property. Section 4.17 of the APP Disclosure Letter identifies and sets forth a complete description of each parcel of real property or interest therein leased, in whole or part, or used or occupied by APP (the “APP Leased Real Property”). None of the rights of APP in the APP Leased Real Property will be impaired by the consummation of the transactions contemplated by this Agreement. APP and each of its Subsidiaries is in compliance with all material terms and conditions of each lease for the APP Leased Real Property to which it is a party, and neither APP nor any of its Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure. There are no existing (or to the Knowledge of APP, threatened) condemnation proceedings with respect to any such APP Leased Real Property.

Section 4.18 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of APP.

Section 4.19 Related Party Transactions. Except as set forth on Section 4.19 of the APP Disclosure Letter, no current or former shareholder, director, officer, manager, member, partner or, to the Knowledge of APP, employee of APP, its Subsidiaries or any of their respective Affiliates, or any Person related by blood, marriage or adoption to any such Person, or any Person in which any such Person owns any beneficial interest, (a) is now a party to any Contract or transaction with APP or any of its Subsidiaries (other than at-will employment arrangements) or has any material interest in any property used by APP or any of its Subsidiaries or (b) is now the direct or indirect owner of an interest in any Person that is a present competitor, supplier or customer of APP or any of its Subsidiaries. Neither APP nor any of its Subsidiaries is a guarantor or otherwise liable for any actual or potential liability, whether direct or indirect, of any of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FHC WISCONSIN

Except as set forth in any FHC Wisconsin SEC Document filed and publicly available at least two Business Days prior to the date of this Agreement (as amended to the date of this Agreement, the “FHC Wisconsin Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature), FHC Wisconsin represents and warrants to APP as follows:

Section 5.1 Organization, Standing and Corporate Power. Each of FHC Wisconsin and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of FHC Wisconsin and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FHC Wisconsin. FHC Wisconsin has delivered to or made available to APP prior to the date of this Agreement true and complete copies of its Organizational Documents, as amended or restated, and such Organizational Documents are in full force and effect.

Section 5.2 Corporate Authority; Non-contravention.

(a) FHC Wisconsin has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and, subject to the

FHC Wisconsin Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which it is a party by FHC Wisconsin and the consummation by FHC Wisconsin of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of FHC Wisconsin, subject to the FHC Wisconsin Stockholder Approval. The Board of Directors of FHC Wisconsin (at a meeting duly called and held) has, by the unanimous vote of those directors voting: (i) determined that entering this Agreement and consummating the transactions contemplated hereby, including the Reincorporation Merger, are advisable and fair to, and in the best interests of, FHC Wisconsin and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement by FHC Wisconsin and approved the Reincorporation Merger; and (iii) recommended the adoption and approval of this Agreement by the holders of FHC Wisconsin Common Stock and directed that this Agreement be submitted for consideration by FHC Wisconsin’s stockholders at the FHC Wisconsin Stockholders Meeting, and, subject to Section 6.3(b), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement and the Transaction Documents to which FHC Wisconsin is a party have been duly executed and delivered by FHC Wisconsin and, assuming the due authorization, execution and delivery of this Agreement and such Transaction Documents by the other parties thereto, constitute the legal, valid and binding obligation of FHC Wisconsin, enforceable against FHC Wisconsin in accordance with their terms, except for the Enforceability Exceptions.

(b) Except as set forth in Section 5.2(b) of the FHC Wisconsin Disclosure Letter, the execution and delivery of this Agreement and the Transaction Documents to which FHC Wisconsin is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and such Transaction Documents shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of FHC Wisconsin or any of its Subsidiaries, under (i) the Organizational Documents of FHC Wisconsin or any of its Subsidiaries, (ii) any FHC Wisconsin Material Contract or FHC Wisconsin Permit or (iii) subject to the governmental filings and other matters referred to in Section 5.2(c) below, any applicable Law.

(c) Except as set forth in Section 5.2(c) of the FHC Wisconsin Disclosure Letter, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to FHC Wisconsin or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Transaction Documents to which FHC Wisconsin is a party by FHC Wisconsin or the consummation by FHC Wisconsin of the transactions contemplated hereby and thereby, except for (i) the filing of the FHC Articles of Merger with the Wisconsin Department of Financial Institutions, the FHC Certificate of Merger with the Secretary of State of the State of Delaware and the APP Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which FHC Wisconsin and APP or their respective Subsidiaries are qualified to do business; (ii) such filings with and approvals of NASDAQ to permit the shares of FHC Delaware Common Stock that are to be issued in the Mergers to be listed on NASDAQ; (iii) the filing of the Proxy Statement with the SEC and such other reports and filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; and (iv) filings pursuant to Regulation D under the Securities Act and applicable state securities laws (assuming the accuracy of all representations and warranties in the Shareholder Representation Letters).

Section 5.3 Capital Structure.

(a) The authorized capital stock of FHC Wisconsin consists of 38,500,000 shares of FHC Wisconsin Common Stock, 5,000,000 shares of Class A preferred stock, par value $0.01 per share (the “FHC Wisconsin Class A Preferred Stock”), of which 1,040,000 shares are designated as Class A Preferred Stock-Series 1, 1,500,000 shares are designated as Class A Preferred Stock-Series 2 and 700,000 shares are designated as Class A Preferred Stock-Series 3, and 15,000,000 shares of Class B preferred stock, par value $0.01 per share (the “FHC Wisconsin Class B Preferred Stock” and together with the FHC Wisconsin Class A Preferred Stock, the “FHC Wisconsin Preferred Stock”). At the close of business on the Measurement Date, (i) 29,035,167 shares of FHC Wisconsin Common Stock were issued and outstanding, (ii) 2,181,204 shares of FHC Wisconsin Common Stock were held by FHC Wisconsin in its treasury, (iii) no shares of FHC Wisconsin Preferred Stock were issued and outstanding, and (iv) 180,000 shares of FHC Wisconsin Common Stock were subject to issuance pursuant to outstanding FHC Wisconsin Options.

(b) Section 5.3(b) of the FHC Wisconsin Disclosure Letter sets forth, as of the date hereof, a list of all holders of outstanding FHC Wisconsin Equity Awards, including the number of shares of FHC Wisconsin Common Stock subject to each such FHC Wisconsin Equity Award, the grant date, exercise price (if applicable) and vesting schedule for such FHC Wisconsin Equity Award, the extent to which such FHC Wisconsin Equity Award is vested and exercisable (if applicable) and the date on which such FHC Wisconsin Equity Award expires (if applicable). Each FHC Wisconsin Equity Award was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan and award agreement pursuant to which it was issued. Each FHC Wisconsin Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Board of Directors of FHC Wisconsin or compensation committee actually awarded such FHC Wisconsin Option. Each FHC Wisconsin Equity Award qualifies for the tax and accounting treatment afforded to such FHC Wisconsin Equity Award in FHC Wisconsin’s tax returns and FHC Wisconsin’s financial statements, respectively, and does not trigger any liability for the holder of such FHC Wisconsin Equity Award under Section 409A of the Code. FHC Wisconsin has heretofore provided or made available to APP (or APP’s Representatives) true and complete copies of the standard form of grant agreement for each FHC Wisconsin Equity Award and any grant agreements that differ from such standard form.

(c) All outstanding shares of capital stock of FHC Wisconsin are, and all shares of capital stock of FHC Wisconsin that may be issued as permitted by this Agreement or the Transaction Documents or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All issued and outstanding shares of FHC Wisconsin Common Stock FHC Wisconsin Equity Awards were issued in compliance with applicable Law. Except as set forth in this Section 5.3 and Section 5.3(c) of the FHC Wisconsin Disclosure Letter and except for changes since the Measurement Date resulting from the issuance of shares of FHC Wisconsin Common Stock pursuant to FHC Wisconsin

Equity Awards, (i) there are not issued or outstanding (A) any shares of capital stock or other voting securities of FHC Wisconsin, (B) any securities of FHC Wisconsin or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of FHC Wisconsin or (C) any warrants, calls, options or other rights to acquire from FHC Wisconsin or any of its Subsidiaries (including any subsidiary trust), or obligations of FHC Wisconsin or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of FHC Wisconsin, and (ii) there are no outstanding obligations of FHC Wisconsin or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of FHC Wisconsin were undertaken in compliance with the Organizational Documents of FHC Wisconsin then in effect, any agreement to which FHC Wisconsin then was a party and in compliance with applicable Law.

(d) There are no voting trusts or other agreements or understandings to which FHC Wisconsin or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of FHC Wisconsin or its Subsidiaries. Neither FHC Wisconsin nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

Section 5.4 Subsidiaries.

(a) The Subsidiaries of FHC Wisconsin are set forth on Section 5.4(a) of the FHC Wisconsin Disclosure Letter. All outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth on Section 5.4(a) of the FHC Wisconsin Disclosure Letter, are owned directly or indirectly by FHC Wisconsin, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(b) There are no outstanding (i) securities of FHC Wisconsin or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries, (ii) warrants, calls, options or other rights to acquire from FHC Wisconsin or any of its Subsidiaries, or any obligation of FHC Wisconsin or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Subsidiary of FHC Wisconsin, or (iii) obligations of FHC Wisconsin or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of Subsidiaries of FHC Wisconsin or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

Section 5.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) FHC Wisconsin has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2014 (the

“FHC Wisconsin SEC Documents”). As of their respective dates, the FHC Wisconsin SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the FHC Wisconsin SEC Documents, and none of the FHC Wisconsin SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the FHC Wisconsin SEC Documents and, to the Knowledge of FHC Wisconsin, none of the FHC Wisconsin SEC Documents is the subject of any outstanding SEC investigations.

(b) The consolidated financial statements (including all related notes and schedules) of FHC Wisconsin and its Subsidiaries included in the FHC Wisconsin SEC Documents (the “FHC Wisconsin Financial Statements”) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of FHC Wisconsin and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto). RSM US LLP, which expressed its opinion with respect to the audited FHC Wisconsin Financial Statements included in the FHC Wisconsin SEC Documents, (i) is duly registered with the PCAOB, and (ii) was throughout the periods covered by the audited FHC Wisconsin Financial Statements “independent” with respect to FHC Wisconsin within the meaning of the applicable rules and regulations of the SEC and the PCAOB.

(c) Except (i) as reflected or reserved against in FHC Wisconsin’s unaudited balance sheet as of December 31, 2015 (or the notes thereto) as included in the FHC Wisconsin Filed SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015 and (iii) for liabilities and obligations incurred in connection with or contemplated by this Agreement or the Transaction Documents, neither FHC Wisconsin nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of FHC Wisconsin and its Subsidiaries (or in the notes thereto).

(d) Each of the principal executive officer of FHC Wisconsin and the principal financial officer of FHC Wisconsin (and each former principal executive officer of FHC Wisconsin and each former principal financial officer of FHC Wisconsin, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act with respect to the FHC Wisconsin SEC Documents, and since January 1, 2014, neither FHC Wisconsin nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 5.5(d), “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. Neither FHC Wisconsin nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of FHC Wisconsin within the meaning of Section 402 of the Sarbanes-Oxley Act.

(e) FHC Wisconsin has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. FHC Wisconsin’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by FHC Wisconsin in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to FHC Wisconsin’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f) The internal control over financial reporting of FHC Wisconsin provides reasonable assurance regarding the reliability of the financial reporting of FHC Wisconsin and its Subsidiaries and the preparation of the financial statements of FHC Wisconsin and its Subsidiaries for external purposes in accordance with GAAP.

(g) FHC Wisconsin has disclosed, based on its most recent evaluation of FHC Wisconsin’s internal control over financial reporting prior to the date hereof, to FHC Wisconsin’s auditors and the audit committee of the Board of Directors of FHC Wisconsin (i) any significant deficiencies and material weaknesses in the design or operation of FHC Wisconsin’s internal control over financial reporting that are reasonably likely to adversely affect FHC Wisconsin’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of FHC Wisconsin. FHC Wisconsin has made available to APP any such disclosures made by management to FHC Wisconsin’s auditors and audit committee of its Board of Directors.

(h) FHC Wisconsin is in compliance, in all material respects, with the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder.

(i) FHC Wisconsin is in compliance, in all material respects, with the applicable criteria for continued listing of FHC Wisconsin Common Stock on NASDAQ, including all applicable corporate governance rules and regulations thereunder.

Section 5.6 Information Supplied. None of the information supplied or to be supplied by FHC Wisconsin specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to FHC Wisconsin’s stockholders or at the time of the FHC Wisconsin Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by FHC Wisconsin with respect to statements made or incorporated by reference therein based on information supplied by APP specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 5.7 Absence of Certain Changes or Events. Except as set forth in Section 5.7 of the FHC Wisconsin Disclosure Letter:

(a) From October 1, 2015, through the date of this Agreement, other than with respect to the transactions contemplated hereby, the businesses of FHC Wisconsin and its Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, except in connection with this Agreement and the Transaction Documents and the discussions, negotiations, actions and transactions related thereto; and

(b) Since October 1, 2015, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on FHC Wisconsin.

Section 5.8 Compliance with Applicable Laws; Outstanding Orders.

(a) FHC Wisconsin and its Subsidiaries are in compliance with the requirements of all applicable Laws applicable to or pertaining to their respective properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970 and the Americans with Disabilities Act of 1990), except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FHC Wisconsin. Neither FHC Wisconsin nor any of its Subsidiaries has received written notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state, or local environmental, health and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FHC Wisconsin.

(b) FHC Wisconsin, its Subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities, including any Environmental Permits that are required for the operation of the businesses of FHC Wisconsin and its Subsidiaries as currently conducted (the “FHC Wisconsin Permits”). FHC Wisconsin and its Subsidiaries are, and at all times since January 1, 2014 have been, in compliance in all material respects with the terms of the FHC Wisconsin Permits and all applicable Laws, including any Environmental Laws, relating to FHC Wisconsin and its Subsidiaries or their respective businesses or properties. Neither FHC Wisconsin nor any of its Subsidiaries is subject to any outstanding Action, order, injunction or decree.

Section 5.9 Compliance with Health Care Laws.

(a) FHC Wisconsin is, and at all times since January 1, 2014 has been, in compliance in all material respects with all applicable Health Care Laws. FHC Wisconsin has not received any written notice, charge, assertion or other communication from the FDA or any other Governmental Entity alleging any violation of any Health Care Law.

(b) The FHC Wisconsin Product is in material compliance with the conditions of its approval by the FDA and, in its current form, may be marketed and sold to consumers in the United States.

(c) As of the date of this Agreement, neither FHC Wisconsin nor any Person acting on behalf of FHC Wisconsin is conducting any clinical trials on any FHC Wisconsin Product. Neither FHC Wisconsin nor any Person acting on behalf of FHC Wisconsin has received any written notice that the FDA or any other Governmental Entity or institutional review board has initiated, or to the Knowledge of FHC Wisconsin, threatened to initiate, any clinical hold or other action to suspend any planned clinical trial or otherwise restrict any research or study related to any FHC Wisconsin Product.

(d) FHC Wisconsin has delivered or made available upon request to APP all of the following which bear in any material way on FHC Wisconsin’s compliance with Health Care Law or on the likelihood or timing of approval of any FHC Product: (i) all correspondence and meeting minutes received from or sent to the FDA and any other Governmental Entity, (ii) written reports of all phone conversations, visits or other contact with the FDA and any other similar Governmental Entity, including any and all notices of inspectional observations, and (iii) any other documents received by FHC Wisconsin from the FDA or any similar Governmental Entity.

(e) None of FHC Wisconsin, or any officer, employee or agent of FHC Wisconsin has made an untrue statement of a material fact or fraudulent statement to the FDA or any similar Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any similar Governmental Entity, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991). Neither FHC Wisconsin nor any officer, employee or agent of FHC Wisconsin has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (i) debarment under 21 U.S.C. 335a or any similar applicable Law or (ii) exclusion from participating in the federal health care programs under 1128 of the Social Security Act or any similar applicable Law.

Section 5.10 Litigation. There is no Action pending against or, to the Knowledge of FHC Wisconsin, threatened against or affecting FHC Wisconsin or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any Governmental Entity.

Section 5.11 Benefit Plans.

(a) Section 5.11(a) of the FHC Wisconsin Disclosure Letter sets forth a true and complete list of each Benefit Plan that FHC Wisconsin or any of its Subsidiaries maintains, to which FHC Wisconsin or any of its Subsidiaries contributes or as to which FHC Wisconsin or any of its Subsidiaries has any liability (the “FHC Wisconsin Benefit Plans”). With respect to each FHC Wisconsin Benefit Plan, FHC Wisconsin has made available, upon request, to APP complete and accurate copies of (i) such FHC Wisconsin Benefit Plan and, to the extent applicable, summary plan description thereof, (ii) each trust, insurance, annuity or other funding contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto, (v) the most recently received IRS determination letter or opinion in the case of any FHC Wisconsin Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (vi) any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any FHC Wisconsin Benefit Plan; and (vii) material notices, letters or other correspondence to or from the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity relating to any FHC Wisconsin Benefit Plan.

(b) (i) Each of the FHC Wisconsin Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (ii) no FHC Wisconsin Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of FHC Wisconsin or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable Law; (iii) all contributions or other amounts payable by FHC Wisconsin or its Subsidiaries as of the Reincorporation Effective Time pursuant to each FHC Wisconsin Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (iv) neither FHC Wisconsin nor any of its Subsidiaries has engaged in a transaction in connection with which FHC Wisconsin or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (v) there are no pending, or to the Knowledge of FHC Wisconsin, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the FHC Wisconsin Benefit Plans or any trusts related thereto.

(c) None of FHC Wisconsin, any of its Subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or has contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of FHC Wisconsin, any of its Subsidiaries or any of their respective ERISA Affiliates has withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(d) Each of the FHC Wisconsin Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (ii) has received a favorable determination letter or opinion letter as to its qualification.

(e) Except as set forth in Section 5.11(e) of the FHC Wisconsin Disclosure Letter, neither the execution and delivery of this Agreement or the Transaction Documents to which FHC Wisconsin is a party nor the consummation of the transactions contemplated hereby or thereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of FHC Wisconsin or its Subsidiaries under any FHC Wisconsin Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FHC Wisconsin Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(f) Except as set forth in Section 5.11(f) of the FHC Wisconsin Disclosure Letter, no Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from FHC Wisconsin or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(g) Each individual who is classified by FHC Wisconsin as an independent contractor has been properly classified for purposes of participation and benefit accrual under each FHC Wisconsin Benefit Plan.

Section 5.12 Labor and Employment Matters. Neither FHC Wisconsin nor any of its Subsidiaries has received written notice since January 1, 2014 of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and workers compensation insurance Law to conduct an investigation of FHC Wisconsin or any of its Subsidiaries and, to the Knowledge of FHC Wisconsin, no such investigation is in progress. (a) There are no (and have not been since January 1, 2014) strikes or lockouts with respect to any employees of FHC Wisconsin or any of its Subsidiaries, (b) to the Knowledge of FHC, there is no (and has not been since January 1, 2014) union organizing effort pending or threatened in writing against FHC Wisconsin or any of its Subsidiaries, (c) there is no (and has not been since January 1, 2014) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of FHC Wisconsin, threatened in writing against FHC Wisconsin or any of its Subsidiaries, (d) there is no (and has not been since January 1, 2014) slowdown, or work stoppage in effect or, to the Knowledge of FHC Wisconsin, threatened in writing, with respect to any employees of FHC Wisconsin or any of its Subsidiaries, and (e) to the Knowledge of FHC Wisconsin, neither FHC Wisconsin nor any of its Subsidiaries has, or is reasonably expected to have, any liabilities under the WARN Act. FHC Wisconsin and each of its Subsidiaries is in material compliance with all applicable Law respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

Section 5.13 Taxes.

(a) (i) All Tax Returns required to be filed by FHC Wisconsin and its Subsidiaries, have been timely filed (taking into account any extensions), (ii) all such Tax Returns are or will be true, complete and correct in all material respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by FHC Wisconsin and its Subsidiaries have been paid or appropriate reserves have been recorded in the FHC Wisconsin Financial Statements, (iv) all Taxes of FHC Wisconsin or its Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have, to the extent relevant or required, been properly reserved for in the FHC Wisconsin Financial Statements and (v) FHC Wisconsin and its Subsidiaries have duly and timely withheld all Taxes required to be withheld in compliance in all material respect with applicable Law with respect to amounts paid or owing to employees, independent contractors, creditors, stockholders or third parties, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose.

(b) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to FHC Wisconsin or any of its Subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any Person which remains in effect.

(c) (i) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of FHC Wisconsin or any of its Subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which FHC Wisconsin or any of its Subsidiaries, may be liable with respect to income or other Taxes which has not been fully paid or finally settled.

(d) Neither FHC Wisconsin nor any of its Subsidiaries (i) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement, (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which FHC Wisconsin is the common parent corporation), (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar Law or (iv) has any liability for the payment of Taxes of any Person (other than FHC Wisconsin or any of its Subsidiaries) as a successor or transferee.

(e) None of the assets of FHC Wisconsin or any of its Subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(f) Neither FHC Wisconsin nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Reincorporation Effective Time under Section 481(a) of the Code or any similar provision of Tax Law in any other jurisdiction by reason of a change in accounting method or otherwise.

(g) Neither FHC Wisconsin nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) since January 1, 2014 or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(h) Neither FHC Wisconsin nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude either the Reincorporation Merger or the APP Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) Neither FHC Wisconsin nor any of its Subsidiaries has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax Law in any other jurisdiction.

Section 5.14 Voting Requirements. The only vote of the holders of any securities of FHC Wisconsin or its Subsidiaries necessary to approve the transactions contemplated by this Agreement are: (a) the affirmative vote at the FHC Wisconsin Stockholders Meeting of the holders of at least two-thirds of all outstanding shares of FHC Wisconsin Common Stock entitled to vote thereon to adopt and approve this Agreement with respect to the Reincorporation Merger, (b) the affirmative vote of a majority of votes cast at the FHC Wisconsin Stockholders Meeting to approve the issuance of FHC Delaware Common Stock to the holders of APP Stock in the APP Merger pursuant to the NASDAQ rules, (c) any vote relating to the foregoing which must be unbundled under applicable SEC rules and regulations, and (d) any advisory vote with respect to executive compensation required by Rule 14a-21(c) under the Exchange Act (the “FHC Wisconsin Stockholder Approval”).

Section 5.15 Takeover Statutes and Charter Provisions. Assuming that neither APP nor any of its “affiliates” or “associates” is, or at any time during the last three years has been, a “significant shareholder” of FHC Wisconsin, in each case as defined in Section 180.1130 of the WBCL, the Board of Directors of FHC Wisconsin has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 180.1130 of the WBCL) as set forth in Section 180.1130 of the WBCL inapplicable to this Agreement and the transactions contemplated hereby. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to FHC Wisconsin or any of its Subsidiaries in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which FHC Wisconsin or any of its Subsidiaries is subject, party or otherwise bound.

Section 5.16 Intellectual Property.

(a) Section 5.16(a) of the FHC Wisconsin Disclosure Letter lists all (i) FHC Wisconsin IP Registrations and (ii) FHC Wisconsin Intellectual Property, including software, that are not registered but that are material to FHC Wisconsin’s business or operations. All required filings and fees related to FHC Wisconsin IP Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all FHC Wisconsin IP Registrations are otherwise in good standing. FHC Wisconsin has provided or made available, upon request, to APP with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all FHC Wisconsin IP Registrations in its possession.

(b) Section 5.16(b) of the FHC Wisconsin Disclosure Letter lists all FHC Wisconsin IP Agreements. FHC Wisconsin has provided or made available to APP true and complete copies of all such FHC Wisconsin IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each FHC Wisconsin IP Agreement is valid and binding on FHC Wisconsin in accordance with its terms and is in full force and effect (subject to the Enforceability Exceptions). Neither FHC Wisconsin nor, to the Knowledge of FHC Wisconsin, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided to or received from FHC Wisconsin any written notice of breach or default of or any intention to terminate, any FHC Wisconsin IP Agreement.

(c) FHC Wisconsin is the sole and exclusive legal and beneficial, and with respect to FHC Wisconsin IP Registrations, record, owner of all right, title and interest in and to the FHC Wisconsin Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of FHC Wisconsin’s current business or operations, in each case, free and clear of Liens (except Permitted Liens). Without limiting the generality of the foregoing, FHC Wisconsin has entered into binding (subject to the Enforceability Exceptions), written agreements with every current and former employee of FHC Wisconsin, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to FHC Wisconsin any ownership interest and right they may have in the FHC Wisconsin Intellectual Property; and (ii) acknowledge FHC Wisconsin’s exclusive ownership of all FHC Wisconsin Intellectual Property. FHC Wisconsin has provided APP with true and complete copies of all such agreements.

(d) The consummation of the transactions contemplated by this Agreement, including the Mergers, will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, FHC Wisconsin’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of FHC Wisconsin’s business or operations as currently conducted.

(e) The conduct of FHC Wisconsin’s business as currently and formerly conducted, and the products, processes and services of FHC Wisconsin, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any FHC Wisconsin Intellectual Property.

(f) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of FHC Wisconsin, threatened (including in the form of offers or requests to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by FHC Wisconsin; (ii) challenging the validity, enforceability, registrability or ownership of any FHC Wisconsin Intellectual Property or FHC Wisconsin’s rights with respect to any FHC Wisconsin Intellectual Property; or (iii) by FHC Wisconsin or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the FHC Wisconsin Intellectual Property. FHC Wisconsin is not subject to any outstanding or prospective order, injunction or decree (including any motion or petition therefor) that does or would restrict or impair the use of any FHC Wisconsin Intellectual Property.

Section 5.17 Certain Contracts. Section 5.17 of the FHC Wisconsin Disclosure Letter sets forth each of the following Contracts to which FHC Wisconsin or any of its Subsidiaries is a party or by which FHC Wisconsin or any of its Subsidiaries or any of their respective assets is bound (such Contracts being the “FHC Wisconsin Material Contracts):

(a) any Contract for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case more than $750,000 that is not terminable within 30 days of the APP Effective Time without payment by FHC Wisconsin or any of its Subsidiaries;

(b) any Contract to sell or supply products or to perform services, involving in any one case more than $750,000 that is not terminable within 30 days of the APP Effective Time without payment by FHC Wisconsin or any of its Subsidiaries;

(c) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(d) any Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(e) any Contract containing covenants that in any way purport to restrict FHC Wisconsin’s business or limit the freedom of FHC Wisconsin to engage in any line of business or to compete, in each case with any Person with respect to any aspect of FHC Wisconsin’s Business; and

(f) any Contract relating to the settlement or resolution of any Action;

(g) any Contract for capital expenditures in excess of $750,000 or executory Contract for the sale of any capital asset;

(h) any Contract mortgaging, pledging or otherwise placing a Lien on any of FHC Wisconsin’s assets;

(i) any Contract relating to indebtedness of FHC Wisconsin, including any guaranty of any obligation for borrowed money or otherwise; and

(j) any amendments, supplements or modifications to the Contracts referenced in clauses (a) through (i) above.

FHC Wisconsin has delivered or made available to APP, prior to the date of this Agreement, true and complete copies of all FHC Wisconsin Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the FHC Wisconsin Filed SEC Documents. Each FHC Wisconsin Material Contract is valid and binding on FHC Wisconsin (or, to the extent a Subsidiary of FHC Wisconsin is a party, such Subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and FHC Wisconsin and each Subsidiary of

FHC Wisconsin have in all material respects performed all obligations required to be performed by them to date under each FHC Wisconsin Material Contract. Neither FHC Wisconsin nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default under (nor, to the Knowledge of FHC Wisconsin, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any FHC Wisconsin Material Contract. To the Knowledge of FHC Wisconsin, no other party to any FHC Wisconsin Material Contract is in breach of or default under the terms of any FHC Wisconsin Material Contract. FHC Wisconsin has filed with the SEC each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) in effect as of the date of this Agreement pursuant to which FHC Wisconsin has any contingent obligations.

Section 5.18 Real Property. FHC Wisconsin does not own any real property. Section 5.18 of the FHC Wisconsin Disclosure Letter identifies and sets forth a complete description of each parcel of real property or interest therein leased, in whole or part, or used or occupied by FHC Wisconsin (the “FHC Wisconsin Leased Real Property”). None of the rights of FHC Wisconsin in the FHC Wisconsin Leased Real Property will be impaired by the consummation of the transactions contemplated by this Agreement. FHC Wisconsin and each of its Subsidiaries is in compliance with all material terms and conditions of each lease for the FHC Wisconsin Leased Real Property to which it is a party, and neither FHC Wisconsin nor any of its Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure. There are no existing (or to the Knowledge of FHC Wisconsin, threatened) condemnation proceedings with respect to any such FHC Wisconsin Leased Real Property.

Section 5.19 Opinion of Financial Advisor. FHC Wisconsin has received the opinion of Torreya Partners LLC, a division of Financial West Investment Group (the “FHC Wisconsin Financial Advisor”), to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the APP Merger Consideration pursuant to this Agreement is fair from a financial point of view to FHC Wisconsin.

Section 5.20 Brokers. Except for fees payable to the FHC Wisconsin Financial Advisor pursuant to the Financial Advisor Engagement Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FHC Wisconsin.

Section 5.21 FHC Delaware Sub and APP Merger Sub.

(a) Each of FHC Delaware Sub and APP Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Prior to the date of this Agreement, FHC Wisconsin has delivered or made available to the APP true and correct copies of the Organizational Documents of FHC Delaware Sub and APP Merger Sub.

(b) Each of FHC Delaware Sub and APP Merger Sub (i) was formed solely for the purpose of entering into the transactions contemplated by this Agreement and the Transaction Documents and (ii) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement and the Transaction Documents, the performance of its obligations hereunder, thereunder and matters ancillary thereto.

(c) (i) Each of FHC Delaware Sub and APP Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby and (ii) the execution and delivery of this Agreement and the Transaction Documents by FHC Delaware Sub or APP Merger Sub, as applicable, and the consummation by FHC Delaware Sub or APP Merger Sub, as applicable, of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part thereof, subject to the receipt of the approvals contemplated by Section 7.14.

(d) The execution and delivery of this Agreement and the Transaction Documents by each of FHC Delaware Sub and APP Merger Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement and the Transaction Documents by each of FHC Delaware Sub and APP Merger Sub shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of FHC Delaware Sub or APP Merger Sub, as applicable, under the applicable Organizational Documents.

(e) As of the date hereof, the authorized capital stock of FHC Delaware Sub consists of 160,000,000 shares of FHC Delaware Common Stock, of which 100 shares are issued and outstanding, and 40,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding. All of the outstanding shares of FHC Delaware Common Stock have been validly issued, are fully paid and nonassessable and are owned directly by FHC Wisconsin free and clear of any Lien. The authorized capital stock of APP Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by FHC Wisconsin free and clear of any Lien. All shares of FHC Delaware Common Stock issued pursuant to Article I, when issued, shall be duly authorized and validly issued and free of preemptive rights.

(f) Each of FHC Delaware Sub and APP Merger Sub has taken, and FHC Wisconsin has caused each of FHC Delaware Sub and APP Merger Sub to be taken, all corporate actions necessary to cause this Agreement and the transactions contemplated hereby to be approved and adopted, as applicable, by each of FHC Delaware Sub’s and APP Merger Sub’s board of directors and sole stockholder for all required purposes hereunder.

Section 5.22 Related Party Transactions. Except as set forth on Section 5.22 of the FHC Wisconsin Disclosure Letter, no current or former director, officer, manager, member, partner or, to the Knowledge of FHC Wisconsin, employee of FHC Wisconsin, its Subsidiaries or any of their respective Affiliates, or any Person related by blood, marriage or adoption to any such Person, or any Person in which any such Person owns any beneficial interest, (a) is now a party to any Contract or transaction with FHC Wisconsin or any of its Subsidiaries (other than at-will employment arrangements) or has any material interest in any property used by FHC Wisconsin or any of its Subsidiaries or (b) is now the direct or indirect owner of an interest in any Person that is a present competitor, supplier or customer of FHC Wisconsin or any of its Subsidiaries. Neither FHC Wisconsin nor any of its Subsidiaries is a guarantor or otherwise liable for any actual or potential liability, whether direct or indirect, of any of its Affiliates. There are no transactions or Contracts, between FHC Wisconsin or any of its Subsidiaries, on the one hand, and any of FHC Wisconsin’s Affiliates (other than wholly owned Subsidiaries of FHC Wisconsin), on the other hand, that would be required to be disclosed by FHC Wisconsin under Item 404 of Regulation S-K of the SEC that have not been so disclosed in the FHC Wisconsin SEC Documents.

Section 5.23 Insurance. FHC Wisconsin and its Subsidiaries have insurance policies with respect to their respective assets, properties and business in such amounts, with such deductibles and against such risks and losses, as is reasonably prudent given FHC Wisconsin’s circumstances. All material insurance policies maintained by FHC Wisconsin or any of its Subsidiaries are in full force and effect and such policies provide coverage in such amounts and against such risks as is sufficient to comply with applicable Law. FHC Wisconsin and its Subsidiaries are in compliance with the material terms of all material insurance policies and have not failed to give any material notice or present any material claim under any insurance policy within the time periods required. To the Knowledge of FHC Wisconsin, there are no pending notices of cancellation or non-renewal of any such insurance policy nor has the termination of any such insurance policy been threatened in writing by the provider of such insurance.

Section 5.24 Environmental Protection. FHC Wisconsin and each of its Subsidiaries are and have been since January 1, 2014 in compliance in all material respects with all applicable Environmental Laws, including possession of and compliance in all material respects with all permits, licenses, authorizations and approvals required under Environmental Laws for their respective operations and properties as currently conducted (“FHC Wisconsin Environmental Permits”), and neither the FHC Wisconsin nor any of its Subsidiaries has received any (A) written notice alleging that the FHC Wisconsin or any of its Subsidiaries has not complied with, or has any liability or obligation under, any Environmental Law or the FHC Wisconsin Environmental Permits or (B) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law. (i) There are no Environmental Claims pending or, to the Knowledge of FHC Wisconsin, threatened against FHC Wisconsin or any of its Subsidiaries, (ii) there has been no Release of any Hazardous Material that would reasonably be expected to form the basis of a liability of, or any Environmental Claim against, FHC Wisconsin or any of its Subsidiaries, (iii) neither FHC Wisconsin nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against FHC Wisconsin or any of its Subsidiaries, (iv) neither FHC Wisconsin nor any of its Subsidiaries has been named, identified or alleged in any written notice or claim received by FHC Wisconsin to be a responsible party or a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any state Law based on, or analogous to, CERCLA, and (v) neither FHC

Wisconsin nor any of its Subsidiaries has pending any Environmental Claim, in each such case, for the disposal or Release of Hazardous Materials at any site that is not owned or leased by FHC Wisconsin or any of its Subsidiaries.

Section 5.25 Anti-Corruption and Trade Sanctions. Except for such matters as have not, since January 1, 2014, resulted in, and would not reasonably be expected to result in, a material liability to or obligation of FHC Wisconsin and its Subsidiaries, taken as a whole:

(a) FHC Wisconsin and its Subsidiaries have developed and implemented a compliance program that includes corporate policies and procedures reasonably designed to ensure compliance with the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.) (the “Foreign Corrupt Practices Act”) and other applicable foreign or domestic anti-corruption or anti-bribery Laws of similar import (collectively, “Anti-Corruption and Anti-Bribery Laws”), and any regulations promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). FHC Wisconsin and its Subsidiaries, directors, officers and employees, and, to the Knowledge of FHC Wisconsin, its agents and other Representatives acting on behalf of FHC Wisconsin or its Subsidiaries, have complied with applicable Anti-Corruption and Anti-Bribery Laws, as well as OFAC regulations.

(b) In connection with FHC Wisconsin’s and its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, there have been no voluntary disclosures under the Foreign Corrupt Practices Act.

(c) FHC Wisconsin and its Subsidiaries, directors, officers and employees, and, to the Knowledge of FHC Wisconsin, its agents and other Representatives acting on behalf of FHC Wisconsin or its Subsidiaries, are not “specially designated nationals” or “blocked persons,” nor are they otherwise acting in any material violation of Law regarding trade sanctions, including OFAC regulations.

(d) No Governmental Entity has notified FHC Wisconsin or any of its Subsidiaries in writing of any actual or alleged violation or breach of any applicable foreign or domestic Anti-Corruption and Anti-Bribery Laws.

(e) Neither FHC Wisconsin nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Entity and relating to FHC Wisconsin’s or its Subsidiaries’ compliance with the Foreign Corrupt Practices Act.

(f) Neither FHC Wisconsin nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to FHC Wisconsin’s Knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act.

(g) Neither FHC Wisconsin nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act.

(h) Neither FHC Wisconsin nor any of its Subsidiaries nor their respective Affiliates, directors, officers or employees or, to the Knowledge of FHC Wisconsin, any agents or other Representatives acting on behalf of any of the foregoing have directly or indirectly: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) offered, promised, paid or delivered any fee, commission or other sum of money or anything of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Anti-Corruption and Anti-Bribery Laws; or (iii) taken any action or made any omission in material violation of the United States, 18 USC 1956 and 1957 and the Bank Secrecy Act, the USA PATRIOT Act, and its implementing regulations, 31 USC 5311, et seq. and 31 CFR Chapter X.

(i) FHC Wisconsin and each of its Subsidiaries have at all times since January 1, 2015 conducted transactions in accordance with applicable United States export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and all other applicable import/export controls of similar import in other countries in which FHC Wisconsin conducts business, including the International Traffic in Arms Regulations, the Trading With The Enemy Act, and International Emergency Economic Powers Act.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Business.

(a) Conduct of Business by APP. Except as set forth in Section 6.1(a) of the APP Disclosure Letter, as required by Law, as otherwise expressly contemplated by this Agreement or as consented to by FHC Wisconsin in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the APP Effective Time, APP shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the APP Effective Time. Except as set forth in Section 6.1(a) of the APP Disclosure Letter, as required by Law, as otherwise expressly contemplated by this Agreement or as consented to by FHC Wisconsin in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement through the APP Effective Time, APP shall not, and shall not permit any of its Subsidiaries to:

(i) (A) other than the accrual of dividends with respect to APP Series A Preferred Stock pursuant to APP’s Organizational Documents (provided that no dividend or other distribution shall be made with respect to the APP Series A Preferred Stock and the sole payment with respect to any such accrued dividends and any liquidation preference of the APP Series A Preferred Stock shall be the allocation and payment of the APP Merger Consideration to the holders of the APP Series A Preferred Stock as provided in the Allocation Certificate), declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of APP or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares from a holder of an award under an APP Equity Plan in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any awards granted under an APP Equity Plan that are outstanding on the date of this Agreement);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(iii) (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any APP Material Contract except in connection with any amendments to, and normal renewals of, APP Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of APP or its Subsidiaries containing (1) any material restriction on the ability of APP or its Subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Mergers, (2) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the APP Effective Time, would impose obligations on FHC Delaware or its Affiliates, or (3) any provision of the type described in clause (c) of the definition of APP Material Contracts;

(iv) (A) merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any Person, or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (C) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (D) enter into any new line of business, except in the case of clauses (A) and (C) (but specifically excluding any merger or consolidation of APP and APP Merger Sub with any other Person under clause (A)), in the ordinary course of business consistent with past practice;

(v) (A) transfer, sell, lease, sublease, license, sublicense, grant a non-assert with respect to or otherwise abandon or dispose of any material assets or material properties of APP or any of its Subsidiaries, or (B) mortgage or pledge any material assets or material properties of APP or any of its Subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), in the ordinary course of business consistent with past practice;

(vi) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing in excess of $250,000 in the aggregate;

(vii) waive, release, assign, settle or compromise any pending or threatened (in writing) Action which is (A) material to the business of APP and its Subsidiaries, taken as a whole, or (B) otherwise involves the payment by APP of an amount in excess of $50,000 for a single Action (excluding any amounts that insurance companies have agreed to pay under existing insurance policies) or $250,000 in the aggregate (excluding any amounts that insurance companies have agreed to pay under existing insurance policies) for all such actions during the period from the date of this Agreement to the Closing Date;

(viii) (A) make, change or revoke any material Tax election, (B) settle or compromise Tax claims or liabilities in an amount in excess of a $50,000 income statement expense for all such Tax claims or liabilities during the period from the date of this Agreement through the Closing Date or (C) change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes;

(ix) except as required by any APP Benefit Plan in effect on the date of this Agreement or as amended after the date of this Agreement in accordance with the terms of this Agreement or as required by applicable Law, (A) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any officer, director or other employee, other than (1) for increases in compensation or benefits or (2) amendments to employment, change-in-control or severance agreements, in each case, in the ordinary course of business consistent with past practice; provided that any such amendments do not otherwise increase the benefits or amounts paid or payable to any officer, director or other employee in connection with the transactions contemplated by this Agreement, (B) grant any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any officer, director or other employee, (C) enter into or adopt any new APP Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing APP Benefit Plan or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any officer, director or other employee or grant or amend any award under any APP Benefit Plan (including the grant of any options, restricted stock, restricted stock units, warrants, other equity or equity-based or related compensation), (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, or (E) grant to any officer, director or other employee any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any employee with total aggregate annual compensation that is less than $100,000, in the ordinary course of business consistent with past practice);

(x) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with APP’s outside auditor, or (B) as required by applicable Law;

(xi) make or authorize any payment of, commitment for, or accrual of aggregate capital expenditures for any 12-month period that are greater than 120% of the amount set forth on Section 6.1(a)(xi) of the APP Disclosure Letter;

(xii) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be consistent with APP’s financial accounting policies and procedures and GAAP as determined in consultation with APP’s outside auditor;

(xiii) amend the Organizational Documents of APP; or

(xiv) authorize, or commit or agree to take, any of the foregoing actions.

(b) Conduct of Business by FHC Wisconsin. Except as set forth in Section 6.1(b) of the FHC Wisconsin Disclosure Letter, as required by Law, as otherwise expressly contemplated by this Agreement or as consented to by APP in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the APP Effective Time, FHC Wisconsin shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the APP Effective Time. Except as set forth in Section 6.1(b) of the FHC Wisconsin Disclosure Letter, as required by Law, as otherwise expressly contemplated by this Agreement or as consented to by APP in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement through the APP Effective Time, FHC Wisconsin shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of FHC Wisconsin or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares from a holder of an award under an FHC Wisconsin Equity Plan in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any awards granted under an FHC Wisconsin Equity Plan that are outstanding on the date of this Agreement);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of equity compensation granted under the FHC Wisconsin Benefit Plans and outstanding as of the date of this Agreement in accordance with their present terms and (B) as required by any FHC Wisconsin Benefit Plan in effect on the date of this Agreement or entered into or amended in accordance with the terms of this Agreement;

(iii) (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any FHC Wisconsin Material Contract except in connection with any amendments to, and normal renewals of, FHC Wisconsin Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of FHC Wisconsin or its Subsidiaries containing (1) any material restriction on the ability of FHC Wisconsin or its Subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Mergers, (2) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the APP Effective Time, would impose obligations on FHC Delaware or its Affiliates, or (3) any provision of the type described in clause (d) of the definition of FHC Wisconsin Material Contracts;

(iv) (A) merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any Person or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (C) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (D) enter into any new line of business, except in the case of clauses (A) and (C) (but specifically excluding any merger or consolidation of FHC Wisconsin, FHC Delaware Sub and APP Merger Sub with any other Person under clause (A)), in the ordinary course of business consistent with past practice;

(v) (A) transfer, sell, lease, sublease, license, sublicense, grant a non-assert with respect to or otherwise abandon or dispose of any material assets or material properties of FHC Wisconsin or any of its Subsidiaries, or (B) mortgage or pledge any material assets or material properties of FHC Wisconsin or any of its Subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), in the ordinary course of business consistent with past practice;

(vi) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing in excess of $250,000 in the aggregate;

(vii) waive, release, assign, settle or compromise any pending or threatened (in writing) Action which is (A) material to the business of FHC Wisconsin and its Subsidiaries, taken as a whole or (B) otherwise involves the payment by FHC Wisconsin of an amount in excess of $300,000 for a single Action (excluding any amounts that insurance companies have agreed to pay under existing insurance policies) or $1,500,000 in the aggregate (excluding any amounts that insurance companies have agreed to pay under existing insurance policies) for all such Actions during the period from the date of this Agreement to the Closing Date;

(viii) (A) make, change or revoke any material Tax election, (B) settle or compromise Tax claims or liabilities in an amount in excess of a $300,000 income statement expense for all such Tax claims or liabilities during the period from the date of this Agreement through the Closing Date or (C) change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes;

(ix) except as required by any FHC Wisconsin Benefit Plan in effect on the date of this Agreement or as amended after the date of this Agreement in accordance with the terms of this Agreement or as required by applicable Law, (A) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any officer, director or other employee, other than (1) for increases in compensation or benefits or (2) amendments to employment, change-in-control or severance agreements, in each case, in the ordinary course of business consistent with past practice; provided that any such amendments do not otherwise increase the benefits or amounts paid or payable to any officer, director or other employee in connection with the transactions contemplated by this Agreement, (B) grant any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any officer, director or other employee, (C) enter into or adopt any new FHC Wisconsin Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing FHC Wisconsin Benefit Plan or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any officer, director or other employee or grant or amend any award under any FHC Wisconsin Benefit Plan (including the grant of any options, restricted stock, restricted stock units, warrants, other equity or equity-based or related compensation), (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, or (E) grant to any officer, director or other employee any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any employee with total aggregate annual compensation that is less than $100,000 in the ordinary course of business consistent with past practice);

(x) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the SEC, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with FHC Wisconsin’s outside auditor or (B) as required by applicable Law;

(xi) make or authorize any payment of, commitment for, or accrual of aggregate capital expenditures for any 12-month period that are greater than 120% of the amount set forth on Section 6.1(b)(xi) of the FHC Wisconsin Disclosure Letter;

(xii) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be consistent with FHC Wisconsin’s financial accounting policies and procedures and GAAP as determined in consultation with FHC Wisconsin’s outside auditor;

(xiii) amend the Organizational Documents of FHC Wisconsin; or

(xiv) authorize, or commit or agree to take, any of the foregoing actions.

(c) Other Actions. Except as required by Law or in the case of the termination of this Agreement in accordance with Section 10.1, during the period from the date of this Agreement to the APP Effective Time, neither APP nor FHC Wisconsin shall, nor shall either permit any of its Subsidiaries to, take any action that would, or that would reasonably be expected to, prevent or materially delay the satisfaction of any of the conditions to the Mergers set forth in Article VIII.

Section 6.2 No Solicitation by APP.

(a) APP, each of its controlled Affiliates, and their respective directors, officers and employees will, and APP will use its reasonable best efforts to cause, each of its Representatives to, immediately cease and cause to be terminated all discussions and negotiations and access to nonpublic information (including procuring the destruction or return of such information) with, to or by any Person (other than FHC Wisconsin and its Subsidiaries) regarding any APP Acquisition Proposal if any such discussions or negotiations have occurred or are currently pending, and to the extent any such access heretofore has been granted.

(b) APP shall not, shall not authorize or permit any of its controlled Affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative (a “Representative”) retained by it or any of its controlled Affiliates not to, directly or indirectly through another Person, until the earlier of the APP Effective Time and the termination of this Agreement (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, or any announcement or submission of, any expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, or the consummation of which would constitute an APP Alternative Transaction, (ii) enter into any Contract (whether binding, non-binding, conditional or otherwise) with respect to any APP Alternative Transaction, or (iii) participate in any discussions or negotiations, or cooperate in any way with any Person (or group of Persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an APP Alternative Transaction, except to notify such Person (or group of Persons) as to the existence of the provisions of this Section 6.2.

(c) Neither the Board of Directors of APP nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to FHC Wisconsin, the approval or recommendation by such Board of Directors or such committee of the APP Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any APP Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as an “APP Recommendation Change”); or (iii) cause APP or any of its controlled Affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other Contract related to any APP Alternative Transaction or requiring, or reasonably likely to cause, APP to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Mergers or any of the other transactions contemplated by this Agreement.

(d) In addition to the obligations of APP set forth in Sections 6.2(b) and 6.2(c), APP shall promptly, and in any event within 24 hours of receipt thereof, advise FHC Wisconsin orally and in writing of any request for information or of any APP Acquisition Proposal, the material terms and conditions of such APP Acquisition Proposal (including any changes thereto) and the identity of the Person making such APP Acquisition Proposal. APP shall (i) keep FHC Wisconsin reasonably informed of the status and details (including amendments or proposed amendments) of any such APP Acquisition Proposal on a current basis and (ii) provide to FHC Wisconsin as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between APP or its Subsidiaries or any of their Representatives, on the one hand, and any Person making such APP Acquisition Proposal, on the other hand, in each case that describes in any material respect any of the material terms or conditions of any such APP Acquisition Proposal.

Section 6.3 No Solicitation by FHC Wisconsin.

(a) FHC Wisconsin, each of its controlled Affiliates, and their respective directors, officers and employees will, and FHC Wisconsin will use its reasonable best efforts to cause each of its Representatives to, immediately cease and cause to be terminated all discussions and negotiations and access to nonpublic information (including procuring the destruction or return of such information) with, to or by any Person (other than APP and its Subsidiaries) regarding any FHC Wisconsin Acquisition Proposal if any such discussions or negotiations have occurred or are currently pending, and to the extent any such access heretofore has been granted.

(b) FHC Wisconsin shall not, shall not authorize or permit any of its controlled Affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any Representatives retained by it or any of its controlled Affiliates not to, directly or indirectly through another Person, until the earlier of the APP Effective Time and the termination of this Agreement (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, or any announcement or submission of, any expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, or the consummation of which would constitute an FHC Wisconsin Alternative Transaction, (ii) enter into any Contract (whether binding, non-binding, conditional or otherwise) with respect to any FHC Wisconsin Alternative Transaction, or (iii) participate in any discussions or negotiations, or cooperate in any way with any Person (or group of Persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an FHC Wisconsin Alternative Transaction, except to notify such Person (or group of Persons) as to the existence of the provisions of this Section 6.3; provided, however, that if, at any time prior to obtaining the FHC Wisconsin Stockholder Approval, the Board of Directors of FHC Wisconsin determines in good faith that any such proposal that did not result from a material breach of this Section 6.3(b) constitutes or could reasonably be expected to result in an FHC Wisconsin Superior Proposal, subject to compliance with Section 6.3(d), FHC Wisconsin and its Representatives may (A) furnish information with respect to FHC Wisconsin and its Subsidiaries to the Person (or group of Persons) making such proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to APP or is provided to APP prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement containing terms as to confidentiality (it being understood that such confidentiality agreement need not include any “standstill” terms) generally no less restrictive than the terms of the confidentiality agreement dated November 10, 2015 entered into between APP and FHC Wisconsin (the “Confidentiality Agreement”) and (B) participate in discussions or negotiations regarding such proposal with the Person (or group of Persons) making such proposal (and its Representatives and financing sources).

(c) Except as permitted by this Section 6.3(c), neither the Board of Directors of FHC Wisconsin nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to APP, the approval or recommendation by such Board of Directors or such committee of the Mergers or this Agreement; (ii) approve or recommend, or propose publicly to approve or recommend, any FHC Wisconsin Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as an “FHC Wisconsin Recommendation Change”); or (iii) cause FHC Wisconsin or any of its controlled Affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any FHC Wisconsin Alternative Transaction or requiring, or reasonably likely to cause, FHC Wisconsin to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Mergers or any of the other transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to the receipt of the FHC Wisconsin Stockholder Approval, the Board of Directors of FHC Wisconsin may effect an FHC Wisconsin Recommendation Change if (i) FHC Wisconsin receives an unsolicited written FHC Wisconsin Acquisition Proposal that the Board of Directors of FHC Wisconsin determines in good faith (after consultation with its advisors) is an FHC Wisconsin Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (ii) prior to such FHC Wisconsin Recommendation Change, FHC Wisconsin shall have provided to APP a written notice of its intention to make such an FHC Wisconsin Recommendation Change (which notice shall not be deemed to be in and of itself, an FHC Wisconsin Recommendation Change).

(d) In addition to the obligations of FHC Wisconsin set forth in Sections 6.3(b) and 6.3(c), FHC Wisconsin shall promptly, and in any event within 24 hours of receipt thereof, advise APP orally and in writing of any request for information or of any FHC

Wisconsin Acquisition Proposal, the material terms and conditions of such FHC Wisconsin Acquisition Proposal (including any changes thereto) and the identity of the Person making such FHC Wisconsin Acquisition Proposal. FHC Wisconsin shall (i) keep APP reasonably informed of the status and details (including amendments or proposed amendments) of any such FHC Wisconsin Acquisition Proposal on a current basis and (ii) provide to APP as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between FHC Wisconsin or its Subsidiaries or any of their Representatives, on the one hand, and any Person making such FHC Wisconsin Acquisition Proposal, on the other hand, in each case that describes in any material respect any of the material terms or conditions of any such FHC Wisconsin Acquisition Proposal.

(e) Nothing in this Section 6.3 shall prohibit the Board of Directors of FHC Wisconsin from taking and disclosing to FHC Wisconsin’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or other applicable Law, if such Board of Directors determines, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable Law, and any such disclosure which would otherwise constitute an FHC Wisconsin Recommendation Change shall not be deemed to constitute such an FHC Wisconsin Recommendation Change if such Board of Directors expressly publicly reaffirms its approval and recommendation of this Agreement within five Business Days after a request by APP to do so. In addition, it is understood and agreed that, for purposes of this Section 6.3, a factually accurate public statement by FHC Wisconsin that describes FHC Wisconsin’s receipt of an FHC Wisconsin Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop-look-and-listen” or other similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute an FHC Wisconsin Recommendation Change.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Preparation of Proxy Statement; FHC Wisconsin Stockholders Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, FHC Wisconsin shall prepare and file with the SEC a preliminary proxy statement relating to the matters to be submitted to the holders of the FHC Wisconsin Common Stock at the FHC Wisconsin Stockholders Meeting (such preliminary proxy statement and any amendments or supplements thereto, including the definitive proxy statement, the “Proxy Statement”). APP shall (i) provide to FHC Wisconsin any information for inclusion in the Proxy Statement which may be required under applicable Law or which is reasonably requested by FHC Wisconsin and (ii) use reasonable best efforts to cooperate with FHC Wisconsin in the preparation of the Proxy Statement. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of both APP and FHC Wisconsin, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided, further, that this approval right shall not apply with respect to information relating to an FHC Wisconsin Recommendation Change. FHC Wisconsin will, as promptly as practicable after receipt thereof, provide APP with copies of any written comments and advise APP of any oral comments, with respect to the Proxy Statement received from the SEC. FHC Wisconsin will use its reasonable best efforts to respond as promptly as practicable to any comments received from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to mailing in definitive form the Proxy Statement (or any amendment or supplement thereto), or responding to any comments received from the SEC with respect thereto, FHC Wisconsin will provide APP with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). FHC Wisconsin shall use reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as soon as reasonably practicable after (i) if FHC Wisconsin does not receive comments from the SEC with respect to the preliminary Proxy Statement and does not reasonably believe that it will receive comments, the tenth calendar day immediately following the date of filing of the preliminary Proxy Statement with the SEC and (ii) if FHC Wisconsin does receive comments from the SEC with respect to the preliminary Proxy Statement, clearance by the SEC with respect to such comments. If at any time prior to the Reincorporation Effective Time any information relating to APP, FHC Wisconsin or any of their respective Affiliates, officers or directors, should be discovered by APP or FHC Wisconsin that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, disseminated to the stockholders of FHC Wisconsin.

(b) FHC Wisconsin shall, as promptly as practicable following the date of this Agreement, duly give notice of, convene and hold a meeting of its stockholders (the “FHC Wisconsin Stockholders Meeting”) in accordance with the WBCL for the purpose of obtaining the FHC Wisconsin Stockholder Approval and shall, subject to the provisions of Section 6.3(b), (i) through its Board of Directors, recommend to its stockholders the adoption and approval of this Agreement, (ii) include such recommendation in the Proxy Statement and (iii) use reasonable best efforts to solicit the approval of its stockholders of the Company F Stockholder Approval in accordance with the requirements of applicable Law. FHC Wisconsin may only postpone or adjourn the FHC Wisconsin Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the FHC Wisconsin Stockholder Approval, (ii) for the absence of a quorum, or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that FHC Wisconsin has determined, after consultation with outside counsel, is reasonably likely to be required under Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of FHC Wisconsin prior to the FHC Wisconsin Stockholders Meeting. FHC Wisconsin will permit Representatives of APP to attend the FHC Wisconsin Stockholders Meeting.

(c) The only matters to be voted upon at the FHC Wisconsin Stockholders Meeting are (i) the Mergers, (ii) any adjournment or postponement of the FHC Wisconsin Stockholders Meeting, and (iii) any other matters as are required by applicable Law.

Section 7.2 Access to Information; Confidentiality. Subject to the Confidentiality Agreement and subject to applicable Law, upon reasonable notice, each of APP and FHC Wisconsin shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the APP Effective Time and the termination of this Agreement, to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, each of APP and FHC Wisconsin shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that the foregoing shall not require APP or FHC Wisconsin to disclose any information pursuant to this Section 7.2 to the extent that (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to binding confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 7.2, APP or FHC Wisconsin, as applicable, shall use reasonable best efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to APP or FHC Wisconsin, as the case may be and (3) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. No review pursuant to this Section 7.2 shall affect any representation or warranty given by the other party hereto. Each of APP and FHC Wisconsin shall hold, and shall cause its respective Affiliates, officers, employees and Representatives to hold, any information in accordance with the terms of the Confidentiality Agreement.

Section 7.3 Reasonable Best Efforts. Except where a different standard of efforts to be undertaken is expressly set forth in another Section or provision of this Agreement, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts in (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities as set forth in Section 4.2(c) of the APP Disclosure Letter and Section 5.2(c) of the FHC Wisconsin Disclosure Letter (the “Required Consents”) prior to the applicable Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) the contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Mergers.

Section 7.4 Indemnification, Exculpation and Insurance.

(a) For a period of six years from and after the APP Effective Time, FHC Delaware shall indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the APP Effective Time, a director or officer of FHC Wisconsin or APP or any of their Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the APP Effective Time, serving at the request of FHC Wisconsin or APP, as applicable, or any of their respective Subsidiaries as a director or officer of another Person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the APP Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of FHC Wisconsin or APP, as applicable, or any of their respective Subsidiaries or is or was serving at the request of FHC Wisconsin or APP, as applicable, or any of their respective Subsidiaries as a director or officer of another Person or in respect of any acts or omissions in their capacities as such directors of officers occurring prior to the APP Effective Time, whether asserted or claimed prior to, at or after the APP Effective Time, to the fullest extent as such Indemnified Parties are indemnified as of the date of this Agreement by FHC Wisconsin pursuant to the Organizational Documents of FHC Wisconsin or any of its Subsidiaries, or by APP pursuant to the Organizational Documents of APP any of its Subsidiaries, as applicable and the fullest extent permissible under applicable Law. In the event of any such Action, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Action from FHC Delaware to the same extent as such Indemnified Parties are entitled to advancement of expenses as of the date of this Agreement by FHC Wisconsin pursuant to the Organizational Documents of FHC Wisconsin or any of its Subsidiaries, or by APP pursuant to the Organizational Documents of APP or any of its Subsidiaries, as applicable; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the WBCL, the DGCL, the Organizational Documents of FHC Wisconsin, or the Organizational Documents of APP, as applicable, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and (ii) FHC Delaware shall, and shall cause its Subsidiaries to, cooperate in the defense of any such matter. Notwithstanding anything to the contrary in this Section 7.4(a) or elsewhere in this Agreement, FHC Delaware and APP Surviving Corporation will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action for which indemnification has been sought under this Section 7.4(a) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action and does not include any admission of liability with respect to such Indemnified Party. In the event that FHC Delaware or APP Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or

(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, FHC Delaware and/or APP Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of FHC Delaware and/or APP Surviving Corporation, as applicable, assume the obligations set forth in this Section 7.4.

(b) For a period of six years from and after the APP Effective Time, FHC Delaware shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by FHC Wisconsin or APP or any of their Subsidiaries or provide substitute polices for not less than the existing coverage and that have other terms not less favorable to the insured Persons with respect to claims arising from facts or events that occurred on or before the APP Effective Time, except that in no event shall FHC Delaware be required to pay with respect to such insurance policies (or substitute insurance policies) (i) of FHC Wisconsin in respect of any one policy year more than 300% of the annual premium payable by FHC Wisconsin for such insurance for the year ending June 22, 2016 (the “Maximum Amount”), and if FHC Delaware is unable to obtain the insurance required by this Section 7.4 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period; provided that in lieu of the foregoing, FHC Wisconsin may obtain at or prior to the APP Effective Time a six-year “tail” policy under FHC Wisconsin’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Maximum Amount, or (ii) of APP in respect of any one policy year more than the Maximum Amount, and if FHC Delaware is unable to obtain the insurance required by this Section 7.4 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.4(a), upon learning of any such Action, will promptly notify FHC Delaware thereof, but the failure to so notify will not relieve FHC Delaware of any liability it may have to such Indemnified Party except to the extent such failure prejudices the indemnifying party. In the event of any such Action (whether arising before, at or after the Reincorporation Effective Time): (i) FHC Delaware will have the right to assume the defense thereof and FHC Delaware will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if FHC Delaware elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between FHC Delaware and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and FHC Delaware will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that FHC Delaware will be obligated pursuant to this Section 7.4(c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided, that the fewest number of counsels necessary to avoid conflicts of interest will be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) FHC Delaware will not be liable for any settlement effected without their prior written consent; provided, further, that FHC Delaware will not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction ultimately determines, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) The provisions of this Section 7.4 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 7.5 Fees and Expenses. Except as set forth in this Section 7.5 and in Section 10.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the Mergers, shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except that each of FHC Wisconsin and APP shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties hereto in connection with (i) the filing, printing and mailing of the Proxy Statement (including SEC filing fees) and (ii) the listing of the FHC Delaware Common Stock on NASDAQ (such costs and expenses in the foregoing Subsections (i) and (ii) that are paid by APP, collectively, the “Specified Expenses”).

Section 7.6 Public Announcements. The parties shall issue a joint press release, mutually acceptable to FHC Wisconsin and APP, as soon as reasonably practicable after the execution of this Agreement. Thereafter, FHC Wisconsin and APP shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any such press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) the second sentence of this Section 7.6 shall not apply with respect to an FHC Wisconsin Recommendation Change (or any responses thereto) or any communication pursuant to Section 6.3(d), (c) the second sentence of this Section 7.6 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement, (d) the second sentence of this Section 7.6 shall not apply in respect of any such content that has been previously consented to by the other party, or otherwise exempted from this Section 7.6, to the extent replicated in whole or in party in any subsequent press release or other announcement, and (e) the second sentence of this Section 7.6 shall not apply to any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, or to internal announcements to employees, so long as such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section 7.6 and do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.

Section 7.7 NASDAQ Listing. APP and FHC Wisconsin shall use reasonable best efforts to cause the FHC Delaware Common Stock issuable under Article III to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 7.8 Tax Treatment. Each of APP, FHC Wisconsin and their respective Subsidiaries shall use reasonable best efforts to cause (a) the Reincorporation Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (b) the APP Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties shall report each of the Mergers in a manner consistent with such qualification. None of APP, FHC Wisconsin or any of their respective Subsidiaries shall take any action, or allow any Affiliate to take any action, that could reasonably be expected to preclude any of the foregoing.

Section 7.9 Takeover Statutes. FHC Wisconsin and APP shall take all action necessary to ensure that neither the restrictions on business combinations contained in Section 203 of the DGCL and Section 180.1130 of the WBCL nor any other “business combination,” “interested stockholder,” “freeze out,” “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Laws are or become applicable to this Agreement or the Mergers. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (i) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 7.10 Conveyance Taxes. APP and FHC Wisconsin shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the applicable Effective Time.

Section 7.11 Employee Benefits.

(a) From and after the applicable Effective Time, FHC Delaware shall assume and honor all APP Benefit Plans and FHC Wisconsin Benefit Plans (including, without limitation, and in accordance with the terms thereof, the arrangements identified on Section 7.11 of the APP Disclosure Letter and Section 7.11 of the FHC Wisconsin Disclosure Letter). For all purposes under the employee benefit plans of FHC Delaware and its Affiliates providing benefits to any current or former employee of APP or FHC Wisconsin or any of their respective Affiliates (collectively, the “Employees”) after the applicable Effective Time (the “New Plans”), and subject to applicable Law, each Employee shall be credited with his or her years of service with APP or FHC Wisconsin or any of their respective Affiliates, as the case may be, before the applicable Effective Time, to the same extent as such Employee was entitled, before the applicable Effective Time, to credit for such service under any similar APP Benefit Plans or FHC Wisconsin Benefit Plans, as applicable, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, and subject to any applicable Law: (i) each Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable APP Benefit Plan or FHC Wisconsin Benefit Plan, as applicable, in which such Employee participated immediately before the applicable Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, FHC Delaware shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, and FHC Delaware shall cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b) Nothing contained in this Section 7.11 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of FHC Delaware, APP or FHC Wisconsin or any of their Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any Person (including any Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with FHC Delaware, APP or FHC Wisconsin or any of their Subsidiaries, or any of their respective Affiliates, or (iv) limit the right of FHC Delaware, APP or FHC Wisconsin (or any of their Subsidiaries) to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.

Section 7.12 Section 16(b). FHC Delaware, APP and FHC Wisconsin shall each take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of APP or FHC Wisconsin (including derivative securities) or acquisitions of equity securities of FHC Delaware (including derivative securities) in connection herewith by any individual who (a) is a director or officer of APP or FHC Wisconsin or (b) at the APP Effective Time, will become a director or officer of FHC Delaware, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.13 Certain Litigation. Each party shall promptly advise the other party in writing of any litigation commenced or, to the Knowledge of such party, threatened, after the date hereof against such party or any of its directors, officers, managers, partners or Affiliates (in their capacity as such) relating to this Agreement or the transactions contemplated hereby, and shall keep the other party reasonably informed regarding any such litigation. Such party shall give the other party the opportunity to participate in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with any such litigation and the parties’ performance of their obligations under this Section 7.13, the parties will enter into a customary common interest or joint defense agreement or implement such other arrangement as reasonably required to preserve any attorney-client privilege or other applicable legal privilege; except that the parties will not be required to provide information to the other party if such party’s Board of Directors determines in good faith, after consultation with outside counsel, that doing so would cause the loss of any attorney-client privilege or other applicable legal privilege.

Section 7.14 FHC Delaware Sub and APP Merger Sub Approvals. Promptly following the execution of this Agreement, FHC Wisconsin take all action necessary to cause this Agreement and the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers, to be adopted by FHC Wisconsin as the sole stockholder of each of FHC Delaware Sub and APP Merger Sub, as applicable, for all required purposes under applicable Law.

Section 7.15 FHC Wisconsin Financial Advisor Warrant; Equity Grants. On the Closing Date, FHC Delaware shall (a) issue a warrant covering the number of shares of FHC Delaware Common Stock, and with an exercise price and other terms, determined in accordance with the terms of the Financial Advisor Engagement Letter and (b) make the equity grants set forth on Schedule 7.15 hereto. The issuance of such warrant and such equity grants shall not affect the Merger Consideration hereunder.

Section 7.16 APP Stockholder Consents. APP shall deliver to FHC Wisconsin concurrently with the execution and delivery of this Agreement a copy of all APP Consents. Promptly following, but in no event more than five Business Days after the date of this Agreement, APP shall prepare and mail a notice (the “APP Stockholder Notice”) to every holder of APP Stock that did not execute the APP Consent. The APP Stockholder Notice shall (i) be a statement to the effect that the Board of Directors of APP unanimously determined that the APP Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the APP Merger and the other transactions contemplated hereby, (ii) provide the holders of APP Stock to whom it is sent with notice of the actions taken in the APP Consent, including the approval and adoption of this Agreement, the APP Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the Organizational Documents of APP and (iii) notify such holders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The APP Stockholder Notice shall include therewith a copy of Section 262 of the DGCL and all such other information as FHC Wisconsin shall reasonably request, and shall be sufficient in form and substance to start the 20 day period during which a holder of APP Stock must demand appraisal of such stockholder’s APP Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the holders of APP Stock in accordance with this Section 7.16 shall be subject to FHC Wisconsin’s advance review and reasonable approval, such approval not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Mergers, as applicable, is subject to the satisfaction or waiver, in whole or in part, (to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approvals. Each of the APP Stockholder Approval and the FHC Wisconsin Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Reincorporation Merger or the APP Merger.

(c) NASDAQ Listing. The shares of FHC Delaware Common Stock issuable to the stockholders of FHC Wisconsin and the stockholders of APP as contemplated by Article III shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) Escrow Agreement. Each of the Stockholders’ Representative, FHC Delaware, the Committee and the Escrow Agent shall have duly executed and delivered the Escrow Agreement.

Section 8.2 Conditions to Obligations of FHC Wisconsin. The obligation of FHC Wisconsin to effect the Mergers is further subject to satisfaction or waiver, in whole or in part, (to the extent permitted by applicable Law) of the following conditions:

(a) Representations and Warranties. (i) the representations and warranties of APP contained in Section 4.1, Section 4.2(a), and Section 4.3 shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date); (ii) the representations and warranties of APP contained in Section 4.7(b) shall be true and correct as of the Closing Date as though made on the Closing Date; and (iii) each of the representations and warranties of APP contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on APP.

(b) Performance of Obligations of APP. APP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. FHC Wisconsin shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of APP to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(d) Employment Agreement. The Employment Agreement shall be in full force and effect and Mitchell S. Steiner, M.D. shall be willing and able to commence employment thereunder immediately following the APP Effective Time.

(e) Dissenting Shares. The number of APP Stock that are Dissenting Shares shall not represent more than 2% of the number of shares of APP Common Stock issued and outstanding as of immediately prior to the APP Effective Time (calculated on a fully converted basis).

(f) Shareholder Representation Letter. Each holder of APP Stock, except those holding Dissenting Shares, shall have duly completed, executed and delivered a Shareholder Representation Letter in the form attached hereto as Exhibit H.

Section 8.3 Conditions to Obligations of APP. The obligation of APP to effect the APP Merger is further subject to satisfaction or waiver, in whole or in part, (to the extent permitted by applicable Law) of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of FHC Wisconsin contained in Section 5.1, Section 5.2(a), and Section 5.3 shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the representations and warranties of FHC Wisconsin contained in Section 5.7(b) shall be true and correct as of the Closing Date as though made on the Closing Date and (iii) each of the representations and warranties of FHC Wisconsin contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on FHC Wisconsin.

(b) Performance of Obligations of FHC Wisconsin. FHC Wisconsin shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. APP shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of FHC Wisconsin to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) [Intentionally Deleted.]

(e) Registration Rights Agreement. FHC Delaware shall have duly executed and delivered a registration rights agreement substantially in the form of Exhibit I attached hereto (the “Registration Rights Agreement”).

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification from the Escrow Shares. From and after the APP Effective Time, subject to the limitations set forth in this Article IX, FHC Delaware, its Subsidiaries and their respective officers, directors, employees, owners, agents, Affiliates and their respective successors and assigns (the “Delaware Indemnified Parties”) shall be indemnified, defended, protected and held harmless out of the Escrow Shares, from, against and in respect of, and shall be reimbursed for, all Damages suffered, sustained, incurred or paid by any such Delaware Indemnified Party, whether prior to, at or after the APP Effective Time, based upon, resulting from or arising out of, directly or indirectly (any such Damages, the “Covered Damages”):

(a) any inaccuracy in or breach of any representation or warranty of APP set forth in this Agreement or in any certificate delivered by or on behalf of APP pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach of any covenant or agreement on the part of APP set forth in this Agreement or any Transaction Document to which APP is a party; or

(c) any claim by any Former APP Stockholder to Merger Consideration other than as set forth on the Allocation Certificate.

Section 9.2 Survival; Right to Indemnification Not Affected by Knowledge. The representations and warranties of APP in this Agreement or in any Transaction Document shall survive the Closing for a period of one year after the Closing Date with respect to Claims under Section 9.1 from the Escrow Shares (the “Survival Period”) and shall thereafter terminate and be of no further force or effect. No Claims may be made by any Delaware Indemnified Party under Section 9.1 after the end of the Survival Period; provided, however, that a Claim under Section 9.1 as to which a Claim Notice is delivered in accordance with Section 9.3 during the Survival Period shall, with respect only to such Claim, continue in force and effect beyond the end of the Survival Period pending resolution of such Claim. The representations and warranties of APP, and the right to indemnification for the breach of any such representations and warranties, shall not be affected by any investigation conducted or knowledge obtained by any Delaware Indemnified Party, regardless of when such investigation was conducted or such knowledge was obtained.

Section 9.3 Indemnification Procedures. All Claims under Section 9.1 shall be asserted and resolved as follows:

(a) As soon as is reasonably practicable after any Delaware Indemnified Party becomes aware of any claim, event or circumstance that has or might give rise to an indemnification obligation under Section 9.1 (a “Claim”), such Delaware Indemnified Party, shall give written notice thereof (a “Claim Notice”) to the Stockholders’ Representative. The Claim Notice shall describe the Claim in reasonable detail and shall indicate the amount (reasonably estimated if necessary and to the extent feasible) of the Covered Damages that have been or may be suffered by the Delaware Indemnified Party. The failure of any Delaware Indemnified Party to promptly give the Stockholders’ Representative a Claim Notice shall not preclude such Delaware Indemnified Party from obtaining indemnification under this Article IX with respect to such Claim, except to the extent, and only to the extent, that such Delaware Indemnified Party’s failure has actually prejudiced the rights or increased the Covered Damages and obligations of any of the Escrow Participants hereunder with respect to such Claim.

(b) With respect to any Claim Notice relating to a Claim made by a third party against a Delaware Indemnified Party (a “Third Party Claim”), the Stockholders’ Representative shall have the right upon written notice (a “Control Notice”) to the Delaware Indemnified Party within 30 days after receipt from the Delaware Indemnified Party of the Claim Notice, to conduct at its expense with counsel reasonably satisfactory to the Delaware Indemnified Party the defense against such Third Party Claim in its own name or, if necessary, in the name of the Delaware Indemnified Party; provided, however, that (i) the Stockholders’ Representative may only assume control of such defense if the Stockholders’ Representative acknowledges in writing to the Delaware Indemnified Party that any Damages that may be assessed against the Delaware Indemnified Party in connection with such suit or proceeding constitute Covered Damages for which the Delaware Indemnified Party shall be indemnified pursuant to this Article IX, and (ii) the Stockholders’ Representative may not assume control of the defense of a suit or proceeding if (A) it involves criminal or quasi-criminal liability, (B) it seeks an injunction, equitable relief or any other relief other than monetary damages against the Delaware Indemnified Party, (C) the Delaware Indemnified Party reasonably believes an adverse determination with respect to the suit or proceeding would be materially detrimental to or injure the Delaware Indemnified Party’s reputation or future business prospects, (D) the Delaware Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Stockholders’ Representative and the Delaware Indemnified Party; (E) settlement of or an adverse judgment with respect to such suit or proceeding is reasonably likely to establish an adverse precedent to the Delaware Indemnified Party; or (F) it is not reasonably clear that the Stockholders’ Representative will bear the entirety of any money damages or amount paid in settlement. Except for the matters set forth in Subsections (A) through (F) of the prior sentence for which the consent of the Stockholders’ Representative is not required, the Delaware Indemnified Party shall not settle a Third Party Claim without the prior written consent of the Stockholders’ Representative (such consent not to be unreasonably withheld or delayed). In the event that the Stockholders’ Representative delivers a Control Notice, the Delaware Indemnified Party will cooperate with and make available to the Stockholders’ Representative such assistance and materials as may be reasonably requested by it, and the Delaware Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the Delaware Indemnified

Party (such consent not to be unreasonably withheld or delayed), the Stockholders’ Representative will not enter into any settlement of any Third Party Claim or cease to defend against such Third Party Claim; provided, that the Delaware Indemnified Party may withhold its consent in its sole discretion if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Delaware Indemnified Party or (ii) such settlement or cessation would lead to material liability or create any material financial or other obligation on the part of the Delaware Indemnified Party for which the Delaware Indemnified Party is not entitled to indemnification hereunder. The Delaware Indemnified Parties may employ one separate counsel (and one local counsel in each applicable jurisdiction) and the reasonable out-of-pocket fees and expenses of such counsel shall be paid by the Stockholders’ Representative if the named parties to the Third Party Claim (including any impleaded parties) include any Delaware Indemnified Party or Delaware Indemnified Parties, as applicable, and the Delaware Indemnified Party or Delaware Indemnified Parties, as applicable, reasonably determines that the Delaware Indemnified Party or Delaware Indemnified Parties, as applicable, and the Stockholders’ Representative have conflicting interests or different defenses available with respect to such Third Party Claim, provided, that the Stockholders’ Representative shall not be required to pay the fees and expenses of more than one counsel for all Delaware Indemnified Parties (and one local counsel in each applicable jurisdiction) in connection with any one Third Party Claim or related group of Third Party Claims. If an offer is made to settle a Third Party Claim, which offer the Stockholders’ Representative is permitted to settle under this Section 9.3(b) only upon the prior written consent of the Delaware Indemnified Party, and the Stockholders’ Representative desires to accept and agree to such offer, the Stockholders’ Representative will give prompt written notice to the Delaware Indemnified Party to that effect. If the Delaware Indemnified Party does not consent to such firm offer within twenty calendar days after its receipt of such notice, the Delaware Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Stockholders’ Representative as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Delaware Indemnified Party through the date such settlement offer is given to the Delaware Indemnified Party to the extent such amount is Covered Damage. In the event the Stockholders’ Representative does not deliver a Control Notice or does not conduct the defense of a Third Party Claim, the Delaware Indemnified Party shall defend such Third Party Claim as it deems reasonably appropriate, subject to this Section 9.3.

(c) In accordance with Section 9.6, the Stockholders’ Representative shall act as nominee for the Escrow Participants under the Escrow Agreement and with respect to any Claims.

(d) The Delaware Indemnified Parties, including FHC Delaware, shall act solely and exclusively through the Committee with respect to any Claim, including the sole and exclusive power to make, prosecute, pursue, settle, compromise or take any other action with respect to any Claim on behalf of such Delaware Indemnified Party and all matters under the Escrow Agreement relating to the Escrow Shares. Any action to be taken by the Committee shall be taken upon the affirmative vote of two out of the three members of the Committee; provided, however, that any notice or instruction by the Committee under this Agreement or the Escrow Agreement may be executed and delivered by any one or more members of the Committee. FHC Delaware shall cause its officers, employees, agents and other Persons under its control to cooperate with the Committee and to take any reasonable action requested by the Committee in connection with any Claim.

Section 9.4 Limits on Indemnification.

(a) The sole and exclusive source of satisfaction and payment of Damages for Claims made by any Delaware Indemnified Parties pursuant to Section 9.1 shall be a claim against the Escrow Shares pursuant to the Escrow Agreement, and the Former APP Stockholders (including the Escrow Participants) and the Stockholders’ Representative, individually or as a group, shall not have any obligation, responsibility or personal liability for the satisfaction and payment of any obligations hereunder, including without limitation any Covered Damages.

(b) No obligations shall be payable by out of the Escrow Shares under Section 9.1(a) unless and until the aggregate amount of all Covered Damages in respect of Claims under Section 9.1(a) exceed $250,000 (the “Basket”). At such time that the aggregate amount of such Covered Damages exceeds the Basket, the Delaware Indemnified Parties shall only be entitled to recover out of the Escrow Shares such amount of such Covered Damages which exceed the Basket, subject to the Cap. Notwithstanding the foregoing, the Basket shall not apply to Claims brought for breaches of the representations and warranties contained in Sections 4.1 (Organization, Standing and Corporate Power), 4.2 (Corporate Authority; Non-contravention), 4.3 (Capital Structure) or 4.13 (Taxes) or for claims arising from or based on fraud, intentional misrepresentation, felonious criminal activity or willful misconduct.

(c) Any qualifications in the representations, warranties and covenants of APP with respect to a Material Adverse Effect, materiality, material or similar terms will not have any effect with respect to the determination of the existence of a breach, the calculation of the amount of any Covered Damages or the application of the Basket.

(d) No obligations shall be payable out of the Escrow Shares under Section 9.1 for Covered Damages in respect of Claims under Section 9.1 that exceed, in the aggregate, $25,000,000; provided, however, from and after the sixth-month anniversary of the Closing Date, to the extent that Escrow Shares are released pursuant to the Escrow Agreement, such amount shall be reduced to 25% of the foregoing (such amount, as applicable, the “Cap”).

Section 9.5 Exclusive Remedy. Except for the remedies that cannot be waived as a matter of law, as provided in Section 11.9 or for claims arising from or based on fraud, intentional misrepresentation, felonious criminal activity or willful misconduct, from and after the APP Effective Time, indemnification pursuant to this Article IX sets forth the exclusive remedy of the Delaware Indemnified Parties with respect to the provisions of Section 9.1.

Section 9.6 Stockholders’ Representative.

(a) Upon APP Stockholder Approval, each of the Escrow Participants will be deemed to have irrevocably appointed Mitchell S. Steiner, M.D., as its, his or her true and lawful attorney-in-fact and agent (the “Stockholders’ Representative”), with full power of substitution or resubstitution, to act solely and exclusively on behalf of such Escrow Participants with regard to matters pertaining to (i) the indemnification of the Delaware Indemnified Parties referred to in this Article IX, including the power to compromise any Claim on behalf of such Escrow Participant, and (ii) all matters under the Escrow Agreement or relating to the Escrow Shares.

(b) The appointment of the Stockholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and FHC Wisconsin and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Representative in all matters referred to herein. By their appointment of the Stockholders’ Representative, the Escrow Participants thereby confirm all that the Stockholders’ Representative shall do or cause to be done by virtue of its appointment as the representative of the Escrow Participants hereunder. The Stockholders’ Representative shall act for the Escrow Participants on all of the matters set forth in this Article IX and the Escrow Agreement in the manner the Stockholders’ Representative believes to be in the best interest of the Escrow Participants and consistent with this Article IX and the Escrow Agreement, but the Stockholders’ Representative shall not be responsible to any Escrow Participant for any damages which the Escrow Participant may suffer by the performance (including any damages arising out of the Stockholders’ Representative’s negligence) of the Stockholders’ Representative’s duties hereunder, other than damages arising from willful violation of applicable Law or willful misconduct in the performance of such duties hereunder. The Stockholders’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement or the Escrow Agreement, and no implied covenants, functions, responsibilities, duties or liabilities shall be read into this Agreement or shall otherwise exist against the Stockholders’ Representative. The Stockholders’ Representative shall pay all of the expenses incurred by the Stockholders’ Representative in performing its duties hereunder. The Stockholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Escrow Participant or FHC Wisconsin, or any other evidence deemed by the Stockholders’ Representative to be reliable, and the Stockholders’ Representative shall be entitled to act on the advice of counsel selected by it.

(c) The Stockholders’ Representative is an intended beneficiary of this Section 9.6.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Reincorporation Effective Time, and (except in the case of Section 10.1(f) or 10.1(g)) whether before or after the APP Stockholder Approval or the FHC Wisconsin Stockholder Approval, upon written notice (other than in the case of Section 10.1(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 10.1 pursuant to which such termination is effected:

(a) by mutual written consent of APP and FHC Wisconsin;

(b) by either APP or FHC Wisconsin:

(i) if the Mergers shall not have been consummated by September 30, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party who has materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement or has otherwise failed perform any of its material obligations under this Agreement in any manner that shall have proximately caused the failure of the Mergers to be consummated by such time;

(ii) if the FHC Wisconsin Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at an FHC Wisconsin Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iii) if any Restraint having any of the effects set forth in Section 8.1(b) shall be in effect and shall have become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

(c) by FHC Wisconsin if the APP Stockholder Approval shall not have been obtained by reason of failure to obtain the APP Consents;

(d) by FHC Wisconsin if APP shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) and (ii) is incapable of being cured by APP or is not cured within 30 days of written notice thereof;

(e) by APP if FHC Wisconsin shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b) and (ii) is incapable of being cured by FHC Wisconsin or is not cured within 30 days of written notice thereof;

(f) by APP, at any time prior to the obtaining of the FHC Wisconsin Stockholder Approval, if (i) the FHC Wisconsin Board of Directors or any committee thereof shall have effected an FHC Wisconsin Recommendation Change, whether or not in compliance with Section 6.3, (ii) FHC Wisconsin shall have failed to include the FHC Wisconsin Recommendation in the Proxy Statement; or (iii) FHC Wisconsin shall have breached in any material respect, any of the provisions of Section 6.3(b); or

(g) by FHC Wisconsin, at any time prior to the obtaining of the FHC Wisconsin Stockholder Approval, if (i) (A) the FHC Wisconsin Board of Directors shall have determined that an FHC Wisconsin Acquisition Proposal constitutes a Superior Proposal and (B) FHC Wisconsin has provided notice to APP of such determination, and (ii) concurrently with the termination under this Section 10.1(g), FHC Wisconsin enters into a definitive acquisition agreement providing for the Superior Proposal.

Section 10.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 10.2, the last sentence of Section 7.2, Section 7.5 and Article XI shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any Willful Breach hereof.

(b) Anything to the contrary notwithstanding, if (i) this Agreement is terminated by APP pursuant to Section 10.1(f), by FHC Wisconsin pursuant to Section 10.1(g) or by either APP or FHC Wisconsin pursuant to Section 10.1(b)(ii) and (ii)(A) an FHC Wisconsin Acquisition Proposal shall have been publicly disclosed prior to such termination and the date of the FHC Wisconsin Stockholders Meeting (if it is held prior to such termination) and shall be pending as of the date of such termination and (B) an FHC Wisconsin Alternative Transaction is consummated or a definitive agreement is entered into by FHC Wisconsin providing for an FHC Wisconsin Alternative Transaction within 12 months after the termination of this Agreement (provided that in no event shall a Termination Fee be payable unless such FHC Wisconsin Alternative Transaction is consummated), then in each such case APP shall suffer direct and substantial damages, which damages cannot be determined with certainty, and to compensate APP for such damages FHC Wisconsin shall pay APP the amount of $2,500,000 (the “Termination Fee”).

(c) If the Termination Fee becomes payable pursuant to Section 10.2(b) above, FHC Wisconsin shall make payment by a cashier’s check delivered by FHC Wisconsin to APP, or by wire transfer of immediately available funds pursuant to instructions provided by APP, within two Business Days after the consummation of the applicable FHC Wisconsin Alternative Transaction. For the avoidance of doubt, in no event shall FHC Wisconsin be obligated to pay the Termination Fee on more than one occasion.

(d) (i) If this Agreement is terminated by FHC Wisconsin or APP pursuant to Section 10.1(b)(ii) under circumstances where FHC Wisconsin will not be obligated to pay the Termination Fee to APP pursuant to Section 10.2(b) due to the failure to occur of one or both of the conditions in Section 10.2(b)(ii), then FHC Wisconsin shall reimburse APP for (A) 70% of APP’s reasonable, direct out-of-pocket expenses incurred in connection with this Agreement through the effective date of such termination and (B) 100% of APP’s Specified Expenses (such reimbursed amount in the foregoing Subsections (A) and (B), collectively, the “General Reimbursement”) within ten Business Days of APP’s written notice, specifying such expenses in reasonable detail, to FHC Wisconsin.

(ii) If this Agreement is terminated pursuant to Sections 10.1(e), (f) or (g), then FHC Wisconsin shall reimburse APP for 100% of APP’s Specified Expenses within ten Business Days of APP’s written notice, specifying such expenses in reasonable detail, to FHC Wisconsin.

(iii) If FHC Wisconsin pays any expense reimbursement pursuant to this Section 10.2(d), but is later obligated to pay the Termination Fee to APP pursuant to Section 10.2(b), the amount of such expense reimbursement shall be credited against the Termination Fee payable by FHC Wisconsin.

(e) Each party agrees that notwithstanding anything in this Agreement to the contrary, in the event that the Termination Fee or General Reimbursement set forth in Section 10.2(d)(i) is paid to APP in accordance with this Section 10.2, except with respect to remedies that cannot be waived as a matter of Law, or for claims arising from or based on fraud, intentional misrepresentation, felonious criminal activity or willful misconduct: (i) the payment of such Termination Fee or such General Reimbursement, as the case may be, shall be the sole and exclusive remedy of APP, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against FHC Wisconsin or any of its Representatives or Affiliates for, and (ii) in no event will APP or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of any Termination Fee or General Reimbursement, as the case may be, in accordance with this Section 10.2, no party nor any Affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 10.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after the APP Stockholder Approval or the FHC Wisconsin Stockholder Approval; provided, however, that (a) after any such approval, there may not be, without further approval of the stockholders of APP (in the case of the APP Stockholder Approval) and the stockholders of FHC Wisconsin (in the case of the FHC Wisconsin Stockholder Approval), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of APP Stock or FHC Wisconsin Common Stock hereunder or that by Law otherwise expressly requires the further approval of the stockholders of APP or the stockholders of FHC Wisconsin, as the case may be, and (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of APP or the stockholders of FHC Wisconsin, unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

Section 10.4 Extension; Waiver. At any time prior to the Reincorporation Effective Time, a party hereto may, subject to the proviso of Section 10.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by APP or FHC

Wisconsin shall require the approval of the stockholders of APP or FHC Wisconsin, respectively, unless such approval is required by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 10.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Nonsurvival of Representations and Warranties of FHC Wisconsin. None of the representations and warranties of FHC Wisconsin in this Agreement or in any instrument delivered by FHC Wisconsin pursuant to this Agreement shall survive the APP Effective Time. This Section 11.1 shall not limit Section 10.2(a) or any covenant or agreement of the parties that, by its terms, contemplates performance after the APP Effective Time.

Section 11.2 Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in notice given in accordance with this Section 11.2):

(a) if to FHC Wisconsin to:

The Female Health Company

515 N. State Street, Suite 2225

Chicago, IL 60654

Attention: Chief Executive Officer

Email: OBAOL@femalehealthcompany.com

Facsimile: 312-595-9122

with a copy (which shall not constitute notice) to:

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 1700

Milwaukee, WI 53202

Attention: James M. Bedore, Esq.

Email: jbedore@reinhartlaw.com

Facsimile: (414) 298-8097

(b) if to APP, to:

Aspen Park Pharmaceuticals, Inc.

944 Park Avenue, Suite 1C

New York, NY 10028

Attention: Dr. Harry Fisch, M.D.

with a copy (which shall not constitute notice) to:

Littman Krooks LLP

655 Third Avenue, 20th Floor

New York, NY 10017

Attention: Mitchell C. Littman, Esq.

Email: mlittman@littmankrooks.com

Facsimile: (212) 490-2990

Section 11.3 Definitions. For purposes of this Agreement:

“APP Acquisition Proposal” means any offer, proposal, inquiry or indication of interest that relates to any APP Alternative Transaction.

“APP Alternative Transaction” means any of (a) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than FHC Wisconsin and its Subsidiaries (including FHC Delaware Sub and APP Merger Sub) (such Person (or group of Persons), an “APP Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of APP Stock (on an as-converted to APP Common Stock basis) or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of APP, whether from APP or pursuant to a tender offer or exchange offer or otherwise, (b) a merger, consolidation, share exchange or similar transaction pursuant to which any APP Third Party acquires or would acquire, directly or indirectly, assets or businesses of APP or any of its Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of APP and its Subsidiaries taken as a whole, (c) any transaction pursuant to which any APP Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of APP and any entity surviving any merger or combination including any of them) of APP or any of its Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of APP and its Subsidiaries taken as a whole, or (d) any disposition of assets to an APP Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of APP and its Subsidiaries, taken as a whole.

“APP Closing Merger Consideration” means the number of shares of FHC Delaware Common Stock equal to (a) the APP Merger Consideration, minus (b) the Escrow Shares.

“APP Common Exchange Ratio” means, for each share of APP Common Stock outstanding immediately prior to the APP Effective Time, the number of shares of FHC Delaware Common Stock into which such share of APP Common Stock is to be converted as set forth on the Allocation Certificate.

“APP Consumer Products” means PREBOOST (medicated individual wipes for reducing the incidence of premature ejaculation).

“APP Disclosure Letter” means the disclosure letter delivered by APP to FHC Wisconsin prior to the execution and delivery of this Agreement.

“APP Equity Plans” means the APP 2015 Incentive Compensation Plan and any other plan pursuant to which APP Equity Awards are granted.

“APP Intellectual Property” means all Intellectual Property that is owned by APP.

“APP IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration, but excluding “shrink wrap” licenses or other licenses for “off-the-shelf” software), whether written or oral, relating to Intellectual Property to which APP is a party, beneficiary or otherwise bound.

“APP IP Registrations” means all APP Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“APP Merger Consideration” means the number of shares of FHC Delaware Common Stock equal to 45% of the total number of shares of FHC Delaware Common Stock outstanding on a Fully-Diluted Basis immediately after APP Effective Time after giving effect to the issuance of the APP Merger Consideration.

“APP Option” means an option to purchase shares of APP Common Stock.

“APP Products” mean all products and product candidates sold or available for sale or under development by APP, including the APP Consumer Products and (a) sexual health vitamin and mineral supplement for both women and men, (b) female sexual health lubricating and warming gel with niacin, (c) APP-111 (oral anti-tubulin targeting chemotherapy for women with advanced breast or ovarian cancer), (d) Tamsulosin DRS (oral formulation for men with benign prostatic hyperplasia and swallowing difficulties), (e) MSS-722 (oral agent for the treatment of idiopathic male infertility), (f) APP-944 (oral drug for the treatment of hot flashes caused by prostate cancer hormone therapies), (g) APP-112 (oral drug for treatment of acute gout flares) and (h) the Arina Agreement Assets.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Arina Agreement” shall mean the Arina APA as defined in Section 4.5(b) of the APP Disclosure Letter.

“Arina Agreement Assets” shall mean the Purchased Assets, as defined in the Arina Agreement.

“Average Closing Price” means the average of the daily closing prices of a share of FHC Wisconsin Common Stock as quoted on NASDAQ during the three consecutive trading days ending on the third trading day prior to the Closing Date.

“Benefit Plan” means any pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any employment agreement, any medical, vision, dental or other health plan, any life insurance plan, any plan or arrangement providing compensation or other benefits to any employees, directors, officers or consultants of a Person, and any other employee benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA.

“Business Day” means any day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Committee” means the FHC Wisconsin Board Designees, in their role set forth in Article IX of this Agreement and the Escrow Agreement.

“Contract” means any contract, agreement, commitment, arrangement, undertaking or understanding of any kind whatsoever, written or oral, together with all related amendments, modifications, and supplements thereto.

“Damages” shall mean, without duplication, any and all losses, costs, obligations, liabilities, settlement payments, fines, penalties, damages (excluding punitive damages other than to the extent such damages are payable to a third party), Expenses, Taxes or other charges.

“Disclosure Letters” mean, collectively, the APP Disclosure Letter and the FHC Wisconsin Disclosure Letter.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all Laws relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Participants” means those Former APP Stockholders identified in the Escrow Agreement who are entitled to receive a portion of the Escrow Shares upon release from escrow if and to the extent provided in the Escrow Agreement.

“Escrow Shares” mean the shares of FHC Delaware Common Stock subject to the Lock-Up Agreements (which shall equal 75% of the APP Merger Consideration issuable to the Escrow Participants) and which shall be deposited with the Escrow Agent pursuant to the Escrow Agreement.

“Expenses” mean any and all reasonable expenses incurred in connection with defending any claim, action, suit or proceeding incident to any matter indemnified against hereunder or enforcing any rights under Article IX (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“FHC Wisconsin Acquisition Proposal” means any offer, proposal, inquiry or indication of interest that relates to any FHC Wisconsin Alternative Transaction.

“FHC Wisconsin Alternative Transaction” means any of (a) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than APP and its Subsidiaries (including FHC Delaware Sub and APP Merger Sub) (such Persons (or group of Persons), an “FHC Wisconsin Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of FHC Wisconsin Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of FHC Wisconsin, whether from FHC Wisconsin or pursuant to a tender offer or exchange offer or otherwise, (b) a merger, consolidation, share exchange or similar transaction pursuant to which any FHC Wisconsin Third Party acquires or would acquire, directly or indirectly, assets or businesses of FHC Wisconsin or any of its Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of FHC Wisconsin and its Subsidiaries taken as a whole, (c) any transaction pursuant to which any FHC Wisconsin Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of FHC Wisconsin and any entity surviving any merger or combination including any of them) of FHC Wisconsin or any of its Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of FHC Wisconsin and its Subsidiaries taken as a whole or (d) any disposition of assets to an FHC Wisconsin Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of FHC Wisconsin and its Subsidiaries, taken as a whole.

“FHC Wisconsin Disclosure Letter” means the disclosure letter delivered by FHC Wisconsin to APP prior to the execution and delivery of this Agreement.

“FHC Wisconsin Equity Plans” means (a) the FHC Wisconsin 1997 Stock Option Plan, as amended and (b) the FHC Wisconsin 2008 Stock Incentive Plan, and any other plan pursuant to which FHC Wisconsin Equity Awards are issued.

“FHC Wisconsin Intellectual Property” means all Intellectual Property that is owned by FHC Wisconsin.

“FHC Wisconsin IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration, but excluding “shrink wrap” licenses or other licenses for “off-the-shelf” software), whether written or oral, relating to Intellectual Property to which FHC Wisconsin is a party, beneficiary or otherwise bound.

“FHC Wisconsin IP Registrations” means all FHC Wisconsin Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“FHC Wisconsin Option” means an option to purchase shares of FHC Wisconsin Common Stock.

“FHC Wisconsin Products” means the FC2 Female Condom.

“FHC Wisconsin Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by an FHC Wisconsin Third Party to enter into an FHC Wisconsin Alternative Transaction (with all references to 20% in the definition of FHC Wisconsin Alternative Transaction being treated as references to 50% for these purposes) that (a) did not result from a material breach of Section 6.3(b), (b) is on terms that the Board of Directors of FHC Wisconsin determines in good faith, after consultation with outside counsel, to be superior from a financial point of view to FHC Wisconsin’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by APP in response to such proposal to enter into an FHC Wisconsin Alternative Transaction and the identity of the Person making such proposal to enter into an FHC Wisconsin Alternative Transaction) and (c) is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Financial Advisor Engagement Letter” means the engagement letter dated August 10, 2015 between FHC Wisconsin and the FHC Wisconsin Financial Advisor.

“Former APP Stockholders” means the holders of shares of APP Stock as of immediately prior to the APP Effective Time.

“Fully-Diluted Basis” means (a) with respect to FHC Wisconsin Common Stock, the number of shares of FHC Wisconsin Common Stock outstanding assuming the full conversion, exercise and/or exchange of all securities or rights convertible into, or exercisable or exchangeable for, shares of FHC Wisconsin Common Stock, including outstanding FHC Wisconsin Options but excluding any options or warrants with an exercise price greater than the Average Closing Price; (b) with respect to APP Common Stock, the number of shares of APP Common Stock outstanding assuming the full conversion, exercise and/or exchange of all securities or rights convertible into, or exercisable or exchangeable for, shares of APP Common Stock, including all outstanding shares of APP Series A Preferred Stock and all outstanding APP Options but excluding any options or warrants with an exercise price greater than the Average Closing Price; and (c) with respect to FHC Delaware Common Stock, the number of shares of FHC Delaware Common Stock outstanding assuming the full conversion, exercise and/or exchange of all securities or rights convertible into, or exercisable or exchangeable for, shares of FHC Delaware Common Stock, excluding any options or warrants with an exercise price greater than the Average Closing Price; provided, however, that in each case, the number of shares of the applicable common stock that may be received in connection with the full exercise of any options or warrants shall be the net number of shares of the applicable common stock issuable upon exercise of such option or warrant assuming a cashless exercise based upon the Average Closing Price.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (b) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import under any Environmental Law and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which APP or any of its Subsidiaries operates (for purposes of Section 4.8) or in which FHC Wisconsin or any of its Subsidiaries operates (for purposes of Sections 5.8 and 5.24).

“Health Care Laws” mean (a) the Food, Drug, and Cosmetic Act, as amended, and all rules and regulations promulgated thereunder, (b) all applicable Laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other United States regulatory authorities governing or relating to good laboratory practices, good clinical practices, recordkeeping, the manufacture, import, export, testing, development, approval, processing, reporting, packaging, labeling, storage, marketing, sale, distribution and use of any compounds or products manufactured by or on behalf of APP or FHC Wisconsin, including, without limitation, the FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 111, 210 and 211, and (c) any and all other applicable federal, state, local, health care Laws, rules and regulations, ordinances, judgments, decrees, orders, writs, and injunctions, each of (a) through (c) as may be amended from time to time.

“Intellectual Property” means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes but excluding shrink-wrapped and off-the-shelf products), rights in computer programs and computer databases and related data, technology, trade secrets, confidential business information (including confidential ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

“Knowledge of APP” means (a) the actual knowledge of any of Mitchell S. Steiner, M.D., Harry Fisch, M.D. or Daniel Haines of a fact or matter, or (b) the knowledge any such Person would have obtained of a fact or matter after making due inquiry, which inquiry shall be deemed to include a review of each such Person’s files and an inquiry of employees of APP with knowledge or thought to have knowledge of the fact or matter in question.

“Knowledge of FHC Wisconsin” means (a) the actual knowledge of any of O.B. Parrish or Michele Greco of a fact or matter, or (b) the knowledge any such Person would have obtained of a fact or matter after making due inquiry, which inquiry shall be deemed to include a review of each such Person’s files and an inquiry of employees of FHC Wisconsin with knowledge or thought to have knowledge of the fact or matter in question.

“Law” means any foreign government or any federal, provincial, state, municipal or local law, common law, statute, directive, ordinance, code, rule, regulation, policies, guidelines or judicial, administrative, or governmental order, judgment, decree, decision or determination, or any similar provision having the force or effect of law.

“Material Adverse Effect” on APP or FHC Wisconsin means any fact, circumstance, effect, change, event or development (each, an “Effect”) that materially adversely affects the business, properties, financial condition or results of operations of APP and its Subsidiaries, or FHC Wisconsin and its Subsidiaries, in each case taken as a whole, respectively, excluding any Effect to the extent that it results from or arises out of (a) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (in each case, other than any Effect that affects either APP and its Subsidiaries or FHC Wisconsin and its Subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that APP and its Subsidiaries or FHC Wisconsin and its Subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (b) any failure, in and of itself, by APP or FHC Wisconsin to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on APP or FHC Wisconsin, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (c) the execution and delivery of this Agreement or the public announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto (except that this clause (c) shall not apply with respect to the representations or warranties in Section 4.2(b) and (c), in the case of APP, and Section 5.2(b) and (c), the case of FHC Wisconsin), (d) any change, in and of itself, in the market price or trading volume of FHC Wisconsin’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on FHC Wisconsin unless otherwise excluded in this definition of “Material Adverse Effect”), (e) any change in applicable Law or GAAP (or authoritative interpretation thereof) (in each case, other than any Effect that affects either APP and its Subsidiaries or FHC Wisconsin and its Subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that APP and its Subsidiaries or FHC Wisconsin and its Subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (f) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement (in each case, other than any Effect that affects either APP and its Subsidiaries or FHC Wisconsin and its Subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that APP and its Subsidiaries or FHC Wisconsin and its Subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (g) any hurricane, tornado, flood, earthquake or other natural disaster (in each case, other than any Effect that affects either APP and its Subsidiaries or FHC Wisconsin and its Subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that APP and its Subsidiaries or FHC Wisconsin and its Subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), or (h) any action expressly required by Section 7.3 of this Agreement.

“Merger Consideration” means, collectively, the APP Merger Consideration and the FHC Wisconsin Merger Consideration.

“Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“Organizational Documents” mean (a) articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership, (d) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership, (e) the operating agreement or limited liability company agreement of a limited liability company and the articles of organization or certificate of formation of a limited liability company, (f) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (g) any amendment to any of the foregoing.

“Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any FHC Wisconsin Filed SEC Documents together with the following (without duplication): (a) Liens imposed by Law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against APP or FHC Wisconsin, as the case may be, with respect to which APP or FHC Wisconsin, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of APP or FHC Wisconsin, as the case may be, in accordance with GAAP, (b) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of APP or FHC Wisconsin, as the case may be, in accordance with GAAP, (c) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (d) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (e) Liens arising from licenses of Intellectual Property, (f) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by APP or FHC Wisconsin, as the case may be, in the ordinary course of business, (g) leases, subleases, licenses and occupancy agreements by APP or FHC Wisconsin, as the case may be, as landlord, sublandlord or licensor, (h) Liens disclosed on any title insurance policy held by APP or FHC Wisconsin, as the case may be, in existence on the date of this Agreement, and (i) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.

“Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater or property.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, greater than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” or “Taxes” means all taxes, charges, levies or other like assessments imposed by any Governmental Entity, including any income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not.

“Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes.

“Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto relating to Taxes.

“Transaction Documents” means the Escrow Agreement, the FHC Wisconsin Support Agreements, the Lock-Up Agreements, the Employment Agreement, the Registration Rights Agreements and any other agreements, instruments and documents being or to be executed and delivered under this Agreement or in connection with the transactions contemplated hereby.

“Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement or any Transaction Document.

Section 11.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word

“extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever a consent or approval of APP or FHC Wisconsin is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered originals of one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Signatures delivered by facsimile or by e-mail in portable document format (PDF) shall be binding for all purposes hereof.

Section 11.6 Entire Agreement; No Third-Party Beneficiaries; No Additional Representations.

(a) This Agreement and the Transaction Documents, taken together with the Confidentiality Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Mergers and the other transactions contemplated by this Agreement and the Transaction Documents and (ii) except for the provisions of Sections 2.2(c), 7.4, 9.3(d) and 9.6, is not intended to confer upon any Person other than the parties any rights or remedies.

(b) The parties acknowledge and agree that none of APP, FHC Wisconsin or any other Person has (i) made any representation or warranty, expressed or implied, as to the respective businesses of APP and FHC Wisconsin, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties and (ii) relied on any representation or warranty of APP, FHC Wisconsin or any other Person, as applicable, except as expressly set forth in this Agreement or any Transaction Document.

(c) The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Mergers exclusively in Contract pursuant to the express terms and provisions of this Agreement and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. All parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Mergers or the other transactions contemplated by this Agreement or this Agreement will be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further expanded, limited or excluded pursuant to the express terms of this Agreement).

Section 11.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE REINCORPORATION MERGER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN.

Section 11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.9 Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 11.10 below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity, but subject at all times to the terms of this Agreement. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 11.10 Jurisdiction; Consent to Service of Process. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware (a “Delaware Court”), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement or any of the Transaction Documents, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court. No party may move to (a) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (b)

consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction or (c) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by applicable Law.

Section 11.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.12 Headings, etc. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 11.13 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.14 Disclosure Letters. The Disclosure Letters will be arranged in sections corresponding to the lettered and numbered paragraphs contained in this Agreement, provided that any fact or item disclosed in any such section shall be deemed disclosed in all other sections to which an appropriate cross reference is made or to each other section or subsection of the Schedules to which its relevance is readily apparent on its face. For the avoidance of doubt, no exceptions to any representations or warranties disclosed in one section of a Disclosure Letter shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein in each such other applicable section or cross-referenced in such other applicable section. The Disclosure Letters shall qualify the representations and warranties set forth in this Agreement and/or set forth other information required by this Agreement but shall not otherwise vary, change or alter the language of the representations and warranties contained in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized representatives as of the date first above written.

THE FEMALE HEALTH COMPANY

By:	/s/ O.B. Parrish
Name:	O.B. Parrish
Title:	Chief Executive Officer

BADGER ACQUISITION SUB, INC.

By:	/s/ O.B. Parrish
Name:	O.B. Parrish
Title:	Chief Executive Officer

BLUE HEN ACQUISITION, INC.

By:	/s/ O.B. Parrish
Name:	O.B. Parrish
Title:	Chief Executive Officer

ASPEN PARK PHARMACEUTICALS, INC.

By:	/s/ Mitchell S. Steiner
Name:	Mitchell S. Steiner, M.D.
Title:	President and Chief Executive Officer

EXHIBIT A

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), is made as of April 5, 2016, by and between the undersigned stockholder (“Stockholder”) of THE FEMALE HEALTH COMPANY, a Wisconsin corporation (“FHCO”), and ASPEN PARK PHARMACEUTICALS, INC., a Delaware corporation (“APPI”).

RECITALS

A. Concurrently with the execution of this Agreement, FHCO, Badger Acquisition Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of FHCO (“FHCO Delaware Sub”), Blue Hen Acquisition, Inc., a Delaware corporation and wholly-owned Subsidiary of FHCO (“APPI Merger Sub”), and APPI, have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of FHCO with and into FHCO Delaware Sub (the “Reincorporation Merger”) and the merger of APPI Merger Sub with and into APPI (the “APPI Merger” and together with the Reincorporation Merger, the “Mergers”) pursuant to the terms and conditions of the Merger Agreement.

B. As a condition to the willingness of APPI to enter into the Merger Agreement, APPI has required that Stockholder execute and deliver this Agreement.

C. In order to induce APPI to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.01 per share, of FHCO (“FHCO Common Stock”) beneficially owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of FHCO Common Stock pursuant to Section 6 hereof, the “Shares”).

AGREEMENTS

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2. Representations of Stockholder. Stockholder represents and warrants to APPI that:

(a) Stockholder is the record or beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of, and has good and marketable title to, all of the Original Shares, free and clear of any and all Liens, and does not beneficially own any shares of FHCO Common Stock other than (i) the Original Shares and (ii) any FHCO Equity Awards, each as set forth on the signature page of this Agreement. Except as disclosed on Schedule 2(a) annexed hereto, Stockholder has sole voting power and sole dispositive power with respect to all of the Original Shares.

(b) Stockholder has full corporate or other applicable power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including, without limitation, the proxy described in Section 3(b)). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms (subject to the Enforceability Exceptions).

(c) None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) conflict with or result in a breach, or constitute a violation or default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, understanding, arrangement or instrument applicable to Stockholder or to Stockholder’s property or assets or (ii) violate, or require any notice under, any provision of any Law applicable to such Stockholder.

(d) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement. No consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

3. Agreement to Vote Shares; Irrevocable Proxy.

(a) Stockholder agrees during the term of this Agreement to vote the Shares or to grant a consent or approval in respect of the Shares, and to cause any holder of record of Shares to vote or to grant a consent or approval: (i) in favor of the Mergers and the Merger Agreement, including the issuance of FHCO Delaware Common Stock to the holders of APPI Stock in the APPI Merger pursuant to the NASDAQ rules, and any related matter submitted to the stockholders of FHCO in furtherance of the transactions contemplated by the Merger Agreement, at every meeting of the stockholders of FHCO at which such matters are considered and at every adjournment or postponement thereof or any action by written consent in lieu of a meeting of the stockholders of FHCO; and (ii) against [a] any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of FHCO under the Merger Agreement or of Stockholder under this Agreement and [b] any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of APPI’s, FHCO’s, FHCO Delaware Sub’s or APPI Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of FHCO (including any amendments to the Organizational Documents of FHCO).

(b) Stockholder hereby appoints APPI and any designee of APPI, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this

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Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4. No Voting Trusts or Other Arrangement. Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with APPI.

5. Transfer and Encumbrance. Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder, or to an Affiliate of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to APPI, to be bound by all of the terms of this Agreement.

6. Additional Shares. Stockholder agrees that all shares of FHCO Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7. Termination. This Agreement shall terminate upon the earliest to occur of (a) the APPI Effective Time and (b) the date on which the Merger Agreement is terminated in accordance with its terms; provided, however, that Section 9 shall survive any termination of this Agreement.

8. No Agreement as Director or Officer. Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of FHCO or any of its Subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to FHCO or its stockholders.

9. Miscellaneous.

(a) Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

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(b) Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

(c) Waiver of Appraisal and Dissenter’s Rights. Stockholder waives and agrees not to exercise any rights of appraisal or rights to dissent from the Reincorporation Merger that Stockholder may have with respect to Stockholder’s Shares.

(d) Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(e) Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in notice given in accordance with this Section 9(e)):

If to APPI:	Aspen Park Pharmaceuticals, Inc. 944 Park Avenue, Suite 1C New York, NY 10028 Attention: Dr. Harry Fisch, M.D.

With a copy to (which shall not constitute note):	Littman Krooks LLP 655 Third Avenue, 20th Floor New York, NY 10017 Attention: Mitchell C. Littman, Esq. Email: mlittman@littmankrooks.com Facsimile: (212) 490-2990

If to Stockholder:	To the address set forth on the signature page hereto.

(f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

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(g) Jurisdiction; Consent to Service of Process. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware (a “Delaware Court”) and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court. No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (x) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court, (y) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (z) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by applicable Law.

(h) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(i) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9(i) with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered originals of one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Signatures delivered by facsimile or by e-mail in portable document format (PDF) shall be binding for all purposes hereof.

(k) Further Deliveries. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

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(l) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(m) Effectiveness. The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by FHCO, FHCO Delaware Sub, APPI Merger Sub and APPI, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(n) Assignment. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 9(n) shall be null and void.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

ASPEN PARK PHARMACEUTICALS, INC.

By:
Name:	Mitchell S. Steiner, M.D.
Title:	President and Chief Executive Officer

[STOCKHOLDER]

By:
Name:
Title:

Number of Shares of FHCO Common
Stock Beneficially owned as of the Date of

this Agreement:

Number of FHCO Equity Awards Beneficially Owned as of the Date of this Agreement:

Notice Address:

Attention:
Email:
Facsimile:

[Signature Page to Support Agreement - [Stockholder]]

Schedule 2(a)

EXHIBIT C

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), is made as of April 5, 2016, by and between THE FEMALE HEALTH COMPANY, a Wisconsin corporation (“FHC Wisconsin”), and the undersigned stockholder (“Stockholder”) of ASPEN PARK PHARMACEUTICALS, INC., a Delaware corporation (“APP”).

RECITALS

A. Concurrently with the execution of this Agreement, FHC Wisconsin, Badger Acquisition Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of FHC Wisconsin (“FHC Delaware Sub”), Blue Hen Acquisition, Inc., a Delaware corporation and wholly-owned Subsidiary of FHC Wisconsin (“APP Merger Sub”), and APP, have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of APP Merger Sub with and into APP (the “APP Merger”) pursuant to the terms and conditions of the Merger Agreement.

B. Pursuant to the APP Merger, Stockholder will acquire record or beneficial ownership of Shares of FHC Delaware Common Stock.

C. As a condition to the willingness of FHC Wisconsin to enter into the Merger Agreement, FHC Wisconsin has required that Stockholder executes and delivers this Agreement.

D. In order to induce FHC Wisconsin to enter into the Merger Agreement and in order to provide for an orderly market for the FHC Delaware Common Stock, Stockholder has agreed to enter into this Agreement and to thereby restrict the Transfer of the Shares.

AGREEMENTS

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement or this Section 1.

“Beneficial Owner” or “Beneficial Ownership” (including any variant thereof) shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Change of Control” means the consummation of any bona fide third party tender offer, merger, purchase, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of a majority of total voting power of the voting stock of FHC Delaware.

“FHC Delaware Common Stock” means the common stock, par value $0.01 per share, of FHC Delaware, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation or other corporate reorganization).

“Immediate Family Members” means any relationship by blood, marriage or adoption, not more remote than first cousin.

“Shares” means 75% of the shares of FHC Delaware Common Stock which Stockholder is entitled to receive pursuant to the terms of the Merger Agreement, including Escrow Shares. All of the Shares subject to this Agreement shall also be Escrow Shares until their release from escrow to the extent provided in the Escrow Agreement, and the other 25% of the shares of FHC Delaware Common Stock which Stockholder is entitled to receive pursuant to the terms of the Merger Agreement shall be neither Shares subject to this Agreement nor Escrow Shares. In the event of any change in the number of issued and outstanding shares of FHC Delaware Common Stock by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into FHC Delaware Common Stock), combination, reorganization, recapitalization or other like change, conversion or exchange of shares or any other change in the corporate or capital structure of FHC Delaware, the term “Shares” shall be deemed to refer to and include the Shares described in the first sentence of this paragraph, as well as such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, gift, placement in trust or other disposition of such security or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the forgoing. “Transferor,” “Transferee” and “Transferred” each have correlative meanings.

2. Lock-Up Period.

(a) During the period commencing from the Closing and ending on the earlier of (i) the eighteen (18) month anniversary of the date of Closing or (ii) the date on which FHC Delaware consummates a liquidation, merger, share exchange or other similar transaction following the Closing with an unaffiliated third party that results in all of FHC Delaware’s stockholders having the right to exchange their equity holdings in FHC Delaware for cash, securities or other property (the “Lock-Up Period”), Stockholder agrees not to, without FHC Delaware’s prior written consent (which may be given or withheld in its sole discretion), (x) Transfer, directly or indirectly, Stockholder’s Shares, (y) make or cause to be made any offer, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to Transfer, directly or indirectly, Stockholder’s Shares or (z) enter into any swap or other arrangement that Transfers all or a portion of the economic consequences associated with the ownership of Stockholder’s Shares (regardless of whether any of the transactions described in clause (y) or (z) is to be settled by the delivery of Shares, in cash or otherwise) (any of the foregoing described in clauses (x), (y) and

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(z), a “Prohibited Transfer”). To the extent any Escrow Shares are released from escrow to the Stockholder as provided in the Escrow Agreement during the Lock-Up Period, such shares shall continue to be considered Shares for purposes of the restrictions included in this Agreement for the remainder of the Lock-Up Period.

(b) Stockholder agrees that Stockholder will not, during the Lock-Up Period, make any demand for the registration of any Shares, whether pursuant to the Registration Rights Agreements or otherwise; provided, however, that the foregoing shall not prohibit the Stockholder from exercising any piggyback registration rights that have been afforded him pursuant to the Registration Rights Agreement, provided that the lock-up restrictions set forth herein shall remain in effect during the Lock-Up Period with respect to any FHC Delaware Common Stock that is registered in connection with the exercise of such piggyback registration rights.

(c) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and FHC Delaware shall refuse to recognize any such purported Transferee of the Shares as one of its equity holders for any purpose. Stockholder expressly authorizes FHC Delaware to cause its transfer agent to decline to transfer or to note stop transfer restrictions on the transfer books and records of FHC Delaware with respect to any Shares in accordance with the terms of this Agreement.

(d) During the Lock-Up Period, each certificate evidencing any Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT DATED AS OF APRIL 5, 2016 BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

3. Permitted Transfers. Notwithstanding anything to the contrary in this Agreement, the following shall not constitute a Prohibited Transfer: Transfers of Shares (a) to an Immediate Family Member of Stockholder by Stockholder, (b) by will, other testamentary document or intestate succession, (c) to any trust, partnership, or other entity for estate planning purposes and solely for the direct or indirect benefit of Stockholder or Immediate Family Members of Stockholder, (d) pursuant to a bona fide third party tender offer made to all holders of the FHC Delaware Common Stock, merger, consolidation or other similar transaction involving a Change of Control of FHC Delaware, including voting in favor of any such transaction or taking any other action in connection with such transaction, provided that in the event that such merger, tender offer or other transaction is not completed, the Shares shall remain subject to the restrictions set forth herein or (e) the exercise of warrants or the exercise of stock options granted pursuant to FHC Delaware’s stock option/incentive plans or otherwise outstanding during the term of this Agreement; provided, that the restrictions set forth herein shall continue to apply to

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shares of FHC Delaware Common Stock issued upon such exercise or conversion (any of the foregoing, a “Permitted Transfer”); provided, however, that in the case of any Permitted Transfer set forth in (a) - (c) above, (i) FHC Delaware is notified in writing at least five Business Days prior to the proposed Permitted Transfer, and such notice shall specify the exact name of the Transferor and of the Transferee, and the Transferee’s federal tax identification number (or indicate that the number has been applied for but not received), address, and relationship to Stockholder, the nature of the Transfer (whether gift, sale or other type of Transfer), and the amount of consideration to be paid, if any, and (ii) the Transferee shall sign and deliver a lock-up agreement in substantially the form of this Agreement.

4. Additional Restrictions. The sale and transfer restrictions on the Shares set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities Laws.

5. Voting Agreement.

(a) Stockholder agrees to vote, or cause to be voted, all shares of FHC Delaware Stock owned by such Stockholder, or over which such Stockholder has voting control, in whatever manner in favor of the election of each FHC Wisconsin Designee at the 2017 annual meeting of stockholders of FHC Delaware for terms ending at the 2018 annual meeting of stockholders of FHC Delaware (the “2018 Annual Meeting”) or at any special meeting of stockholders of FHC Delaware prior to the 2018 Annual Meeting or pursuant to any written consent of the stockholders.

(b) Stockholder also agrees to vote, or cause to be voted, all shares of FHC Delaware Stock owned by such Holder, or over which such Stockholder has voting control, from time to time and at all times prior to the 2018 Annual Meeting, in whatever manner as shall be necessary to ensure that:

(i) no FHC Wisconsin Board Designee may be removed from office; and

(ii) any vacancies created by the resignation, removal or death of a FHC Wisconsin Board Designee shall be filled pursuant to Section 2.2(c) of the Merger Agreement and the provisions of this Section 5.

(c) Stockholder shall not have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of FHC Delaware, nor shall Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

(d) The provisions of this Section 5 (i) shall survive consummation of the Mergers, and (ii) are intended to be for the benefit of, and will be enforceable by, each of the FHC Wisconsin Board Designees, including pursuant to Section 6(a).

6. Miscellaneous.

(a) Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

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(b) Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

(c) Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in notice given in accordance with this Section 6(c)):

If to FHC Wisconsin:	The Female Health Company 515 N. State Street, Suite 2225 Chicago, IL 60654 Attention: Chief Executive Officer Email: OBAOL@femalehealthcompany.com Facsimile: 312-595-9122

With a copy to (which shall not constitute note):	Reinhart Boerner Van Deuren s.c. 1000 North Water Street, Suite 1700 Milwaukee, WI 53202 Attention: James M. Bedore, Esq. Email: jbedore@reinhartlaw.com Facsimile: (414) 298-8097

If to Stockholder:	To the address set forth on the signature page hereto.

(d) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

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(e) Jurisdiction; Consent to Service of Process. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware (a “Delaware Court”) and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court. No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (x) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court, (y) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (z) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by applicable Law.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 6(g) with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(h) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered originals of one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Signatures delivered by facsimile or by e-mail in portable document format (PDF) shall be binding for all purposes hereof.

(i) Further Deliveries. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

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(j) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(k) Effectiveness. The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by FHC Wisconsin, FHC Delaware Sub, APP Merger Sub and APP, and if the Merger Agreement is terminated in accordance with its terms before the APP Effective Time, this Agreement will automatically terminate and be of no further force or effect.

(l) Assignment. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, provided that the rights and obligations of FHC Wisconsin shall be assigned to FHC Delaware by operation of law upon the consummation of the Reincorporation Merger. Any assignment contrary to the provisions of this Section 6(l) shall be null and void.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Lock-Up Agreement as of the date first written above.

FHC:			STOCKHOLDER:

THE FEMALE HEALTH COMPANY			[STOCKHOLDER]

By:			By:
	Name:	O.B. Parrish	Name:
	Title:	Chief Executive Officer	Title:

Notice Address:

Email:
Facsimile:

EXHIBIT G

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), is dated as of [            ], 2016, by and among FHC DELAWARE, a Delaware corporation (the “Company”), Mitchell S. Steiner, M.D. (the “Stockholders’ Representative”), in his capacity as nominee for the stockholders of the Company identified on Exhibit A hereto (the “Escrow Participants”), O.B. Parrish, [            ] and [            ], acting as the committee (the “Committee”) representing the interests of the Company, and [                    ], as escrow agent (the “Escrow Agent”).

RECITALS

A. The Female Health Company, a Wisconsin corporation (“FHC”), Badger Acquisition Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of FHC (“FHC Delaware Sub”), Blue Hen Acquisition, Inc., a Delaware corporation and wholly-owned Subsidiary of FHC (“APP Merger Sub”), and Aspen Park Pharmaceuticals, Inc., a Delaware corporation (“APP”), are parties to an Agreement and Plan of Merger, dated as of April 5, 2016 (the “Merger Agreement”), providing for, among other things, the merger of FHC with and into FHC Delaware Sub (the “Reincorporation Merger”) and the merger of APP Merger Sub with and into APP (the “APP Merger”) pursuant to the terms and conditions of the Merger Agreement. This is the Escrow Agreement contemplated by Section 3.1(g) of the Merger Agreement. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Merger Agreement.

B. Pursuant to the APP Merger, the outstanding shares of common stock, par value $0.01 per share, of APP held by the Escrow Participants are being converted into the right to receive common stock, par value $0.01 per share, of the Company (the “Common Stock”), and the Escrow Participants have agreed that 75% of the shares of Common Stock issuable to each such Escrow Participant pursuant to the APP Merger will be subject to the terms and conditions of a lock-up agreement to be delivered by each Escrow Participant to the Company (the “Lock-Up Agreements”).

C. Pursuant to the Merger Agreement, the shares of Common Stock subject to the Lock-Up Agreements are to be deposited by the Company with the Escrow Agent pursuant to this Agreement (the “Escrow Shares”), to be held in escrow by the Escrow Agent for the purpose of providing a fund to reimburse the Delaware Indemnified Parties for the payment of any Damages for which the Delaware Indemnified Parties are entitled to indemnification pursuant to the terms of Article IX of the Merger Agreement. Exhibit A hereto sets for the number of Escrow Shares for each Escrow Participant.

D. The Company, the Committee and the Stockholders’ Representative acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under the Merger Agreement. All references in this Agreement to the Merger Agreement are for the convenience of the Company, the Committee and the Stockholders’ Representative and the Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement.

AGREEMENTS

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Establishment of Escrow.

(a) Pursuant to the Merger Agreement, at the APP Effective Time, the Company shall, or shall cause to be deposited, with the Escrow Agent certificates or book entry-shares representing outstanding shares of Common Stock equal to the number of Escrow Shares set forth on Exhibit A hereto. Until released from the terms of this Agreement each certificate evidencing any Escrow Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN ESCROW AGREEMENT WITH THE ISSUER AND THE ESCROW AGENT NAMED THEREIN (THE “ESCROW AGREEMENT”) WHICH, AMONG OTHER MATTERS, PLACES RESTRICTIONS ON THE DISPOSITION OF THE SECURITIES. THESE SECURITIES WILL BE DEPOSITED WITH THE ESCROW AGENT PURSUANT TO THE ESCROW AGREEMENT AND MAY NOT BE OFFERED, EXCHANGED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, PARTICIPATED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS OF THE ESCROW AGREEMENT. A COPY OF SUCH ESCROW AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b) The Escrow Participants shall be entitled to receive and be paid any and all dividends, interest or other earnings earned on the Escrow Shares prior to delivery of the applicable Escrow Shares to the Escrow Participants or the Company, as applicable, in accordance with the terms hereof (collectively, the “Earnings”). If the Escrow Agent receives any Earnings, then the Escrow Agent shall promptly distribute and disburse such Earnings proportionally to the Escrow Participants in accordance with the number of their respective Escrow Shares set forth in Exhibit A hereto. Any Earnings with respect to the Escrow Shares shall be the sole and exclusive property of the Escrow Participants.

(c) The Escrow Shares shall not be transferred by the Escrow Participants; provided, however, that the Escrow Agent may change the record information of the Escrow Participants upon the written instructions of the Stockholders’ Representative. For any corporate transaction of the Company that affects the Escrow Shares, the Escrow Agent shall make no changes to the Escrow Shares until it receives a joint written instruction from the Committee and the Stockholders’ Representative.

(d) The parties hereby designate and appoint the Escrow Agent to serve in accordance with the terms, conditions and provisions of this Agreement, and the Escrow Agent hereby agrees to act as escrow agent and to hold in trust, safeguard, invest and disburse the Escrow Shares, pursuant to the terms and conditions hereof.

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(e) Voting and granting consents with respect to any Escrow Shares shall be as determined by the Escrow Participant in whose name such Escrow Shares are registered in such Escrow Participant’s absolute discretion.

2. Indemnification Claims.

(a) A Claim to be paid from the Escrow Shares pursuant to Article IX of the Merger Agreement may be made only if the Committee delivers to the Stockholders’ Representative (with a copy to the Escrow Agent) on or prior to the expiration of the Secondary Escrow Period (as defined in Section 3(b)) a Claim Notice satisfying the requirements of the Merger Agreement (the amount of any Damages set forth in any such Claim Notice, the “Indemnification Amount”). If, within 30 days following receipt by the Stockholders’ Representative of a Claim Notice, the Stockholders’ Representative gives notice (a “Counter Notice”) to the Committee (with a copy to the Escrow Agent) disputing the applicable Delaware Indemnified Party’s entitlement to indemnification with respect to the Claim set forth in a Claim Notice or disputing the estimate set forth in such Claim Notice of the dollar amount of the Damages for which the Delaware Indemnified Party is entitled to indemnification pursuant to the terms of the Merger Agreement, the applicable Delaware Indemnified Party’s entitlement to indemnification with respect to the Claim and the dollar amount of the Damages for which the Delaware Indemnified Party is entitled to indemnification pursuant to the terms of the Merger Agreement shall be resolved as provided in Section 2(c).

(b) If no Counter Notice is received by the Escrow Agent within such 30 day period then the Indemnification Amount claimed in the applicable Claim Notice shall be deemed established for purposes of this Agreement, and, at the end of such 30 day period, the Escrow Agent shall promptly (but in any event within three Business Days) deliver to the Company Escrow Shares with an aggregate Market Value (as defined below) equal to the unsatisfied Indemnification Amount, with the Market Value of such Escrow Shares to be determined as of the date of delivery of any Escrow Shares to the Company. The Committee will instruct the Escrow Agent in writing as to the number of Escrow Shares to be delivered to the Company pursuant to this Agreement, and will concurrently deliver a copy of such written instruction to the Stockholders’ Representative. Any Escrow Shares so delivered to the Company pursuant to this Section 2(b) shall be disbursed from the Escrow Shares of the Escrow Participants proportionally in accordance with their respective Pro Rata Percentages (as defined below). For purposes of this Agreement, (i) “Market Value” of a share of Common Stock as of any date of determination shall be the average of the daily closing prices of a share of the Common Stock as quoted on NASDAQ during the ten consecutive trading days ending on the last trading day immediately preceding such date of determination and (ii) each Escrow Participant’s “Pro Rata Percentage” shall be equal to [a] the number of shares of APP Stock held by such Escrow Participant, divided by [b] the total number of shares of APP Stock held by all Escrow Participants, rounding to the nearest one one-thousandth (rounding upward in the case of any ..0005). The Escrow Participants’ respective Pro Rata Percentages are set forth on Exhibit A hereto, which Exhibit may be updated or corrected after the APP Effective Time by delivery to the Escrow Agent of a joint written instruction by the Committee and the Stockholders’ Representative.

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(c) (i) If a Counter Notice is given by the Stockholders’ Representative with respect to any or all (the “Contested Amount”) of the Claim Notice amount, the Escrow Agent shall promptly (but in any event within three Business Days) deliver to the Company Escrow Shares with an aggregate Market Value equal to all of the Claim Notice amount except for the Contested Amount, with the Market Value of such Escrow Shares to be determined as of the date of delivery of any Escrow Shares to the Company. Thereafter, the Escrow Agent shall promptly (but in any event within three Business Days after the receipt of written instructions set forth in [a] below or a final judgment set forth in [b] below) deliver to the Company the appropriate amount of Escrow Shares in respect of the Contested Amount only in accordance with [a] joint written instructions of the Committee and the Stockholders’ Representative, or [b] a final judgment with no further right to appeal, upon an award rendered by a court of competent jurisdiction.

(ii) If the Company and the Stockholders’ Representative are unable to resolve any dispute within 30 days of the Stockholders’ Representative’s delivery of a Counter Notice, such dispute shall be resolved in accordance with Section 11.10 of the Merger Agreement or by means of a settlement reached between the Stockholders’ Representative and the Company with respect to the applicable Claim.

(d) If the Stockholders’ Representative and the Company reach a settlement with respect to any Claim made by the Company or if the amount of Escrow Shares to be disbursed in respect of a Claim is determined through a judgment not subject to appeal as provided in Section 2(c), the Stockholders’ Representative and the Committee shall jointly deliver written notice of such settlement or judgment to the Escrow Agent, including (if applicable) instructions to the Escrow Agent to disburse the appropriate number of Escrow Shares to the Company, and the Escrow Agent shall act promptly in accordance with such instructions.

(e) To the extent the Escrow Agent is otherwise required hereunder to disburse a fractional Escrow Share to an Escrow Participant, the Escrow Agent shall make a cash payment (without interest) to such Escrow Participant in an amount equal to the product obtained by multiplying (i) such fractional Escrow Share to which such Escrow Participant would otherwise be entitled by (ii) the Market Value as of the date of such disbursement. Upon receipt of at least 10 days’ prior notice from the Escrow Agent, the Company shall provide the Escrow Agent with sufficient funds to make such cash payments in lieu of fractional Escrow Shares prior to the date the Escrow Agent is required to make payment hereunder. Promptly following any such payment by the Escrow Agent of cash in lieu of a fractional Escrow Share to an Escrow Participant, the Escrow Agent shall disburse such fractional Escrow Share to the Company.

(f) The Escrow Agent shall requisition from the Company’s stock transfer agent stock certificates in appropriate denominations registered as appropriate to facilitate the delivery or disbursement by the Escrow Agent of Escrow Shares hereunder. The Company shall cause its stock transfer agent to cooperate with the Escrow Agent in connection therewith.

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(g) For all purposes under this Agreement, the Company shall act through the Committee. Any notice or instruction by the Committee hereunder may be executed and delivered by any one or more members of the Committee.

3. Termination of Escrow.

(a) Subject to Section 2(c), upon the expiration of the Initial Escrow Period and receipt by Escrow Agent from the Stockholders’ Representative of complete delivery instructions in writing, Escrow Agent shall promptly (but in any event within three Business Days) distribute to each Escrow Participant 75% of such Escrow Participant’s Escrow Shares (rounding any fractional Escrow Shares down to the nearest whole share), without the legend set forth in Section 1(a). For purposes of this Agreement, the “Initial Escrow Period” shall mean the period commencing on the date hereof and ending at 5:00 pm (Eastern Time) on the Business Day that is six months after the date hereof (or, if not a Business Day, the next succeeding Business Day), unless earlier terminated pursuant to this Agreement.

(b) Upon the expiration of the Secondary Escrow Period (as defined below) and receipt by Escrow Agent from the Stockholders’ Representative of complete delivery instructions in writing, Escrow Agent shall promptly (but in any event within three Business Days) distribute to the Escrow Participants their remaining Escrow Shares not subject to an unresolved Claim Notice delivered in accordance with Section 2(a) (in which event any disbursement with respect to the Indemnification Amount of such Claim Notice will be governed by Section 3(c)), without the legend set forth in Section 1(a). For purposes of this Agreement, “Secondary Escrow Period” shall mean the period commencing on the date hereof and ending at 5:00 pm (Eastern Time) on the Business Day that is twelve months after the date hereof (or, if not a Business Day, the next succeeding Business Day) unless earlier terminated pursuant to this Agreement.

(c) If any Claims have been asserted by delivery of a Claim Notice in accordance with Section 2(a) prior to the expiration of the Initial Escrow Period and such Claims continue to be unresolved as of the expiration of the Initial Escrow Period, the Escrow Agent shall exclude from the disbursement of Escrow Shares in accordance with Section 3(a), and shall continue to hold Escrow Shares having aggregate Market Value equal to 120% of the aggregate Indemnification Amounts (such aggregate amount, the “Initial Indemnification Holdback Amount”), with the Market Value of any Escrow Shares to be determined as of the date of the expiration of the Initial Escrow Period, allocated among the Escrow Participants proportionally in accordance with their respective Pro Rata Percentages. If any Claims have been asserted by delivery of a Claim Notice in accordance with Section 2(a) prior to the expiration of the Secondary Escrow Period and such Claims continue to be unresolved as of the expiration of the Secondary Escrow Period, the Escrow Agent shall exclude from the disbursement of Escrow Shares in accordance with Section 3(b), and shall continue to hold Escrow Shares having aggregate Market Value equal to 120% of the aggregate Indemnification Amounts (such aggregate amount, the “Secondary Indemnification Holdback Amount”), with the Market Value of any Escrow Shares to be determined as of the date of the expiration of the Secondary Escrow Period, allocated among the Escrow Participants proportionally in accordance with their respective Pro Rata Percentages. The Committee and the Stockholders’ Representative will provide the Escrow Agent with a joint written instruction stating the amount of Escrow Shares to

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be excluded from such disbursement in accordance with this Section 3(c). After the expiration of the Initial Escrow Period, the Escrow Agent shall disburse the Initial Indemnification Holdback Amount as and to the extent the Claims with respect thereto are resolved in accordance with the provisions of Section 2(d), with such disbursement made first to the Company in the amount of any such resolved Claim and second to the Escrow Participants with respect to any excess Initial Indemnification Holdback Amount with respect to such Claims. After the expiration of the Secondary Escrow Period, the Escrow Agent shall disburse the Secondary Indemnification Holdback Amount as and to the extent the Claims with respect thereto are resolved in accordance with the provisions of Section 2(d), with such disbursement made first to the Company in the amount of any such resolved Claim and second to the Escrow Participants with respect to any excess Secondary Indemnification Holdback Amount with respect to such Claims.

(d) Any Escrow Shares released by the Escrow Agent to an Escrow Participant hereunder shall continue to be subject to the terms and conditions of such Escrow Participant’s Lock-Up Agreement in accordance with the terms thereof, and shall retain the legend set forth in such Lock-Up Agreement.

4. Suspension of Performance; Disbursement into Court. If, at any time, (a) there shall exist any dispute between the Committee and the Stockholders’ Representative with respect to the holding or disposition of all or any portion of the Escrow Shares or any other obligations of the Escrow Agent hereunder, (b) the Escrow Agent is unable to determine, to Escrow Agent’s sole and reasonable satisfaction, the proper disposition of all or any portion of the Escrow Shares or the Escrow Agent’s proper actions with respect to its obligations hereunder, or (c) the Committee and the Stockholders’ Representative have not, within ten Business Days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 5, appointed a successor Escrow Agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions accompanied by written notice from the Escrow Agent to each of the Committee and the Stockholders’ Representative of the taking of such action(s):

(a) suspend the performance of any of its obligations (including, without limitation, any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole and reasonable satisfaction of the Escrow Agent or until a successor Escrow Agent shall have been appointed; or

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to the Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Shares.

The Escrow Agent shall have no liability to the Company, the Committee the Stockholders’ Representative, their respective owners, shareholders or members or any other person with respect to any such suspension of performance or disbursement into court in accordance with this Section 4, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Shares or any delay in or with respect to any other action required or requested of Escrow Agent.

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5. Resignation/Removal of the Escrow Agent. The Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten Business Days prior written notice to the Committee and the Stockholders’ Representative specifying a date when such resignation shall take effect. Upon any such notice of resignation, the Committee and the Stockholders’ Representative jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. If the Committee and the Stockholders’ Representative fail to appoint a successor Escrow Agent within such time, the Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a successor the Escrow Agent, and all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) related to such petition shall be paid jointly and severally by the Company and the Stockholders’ Representative. The Committee and the Stockholders’ Representative may remove the Escrow Agent, as such, at any time by delivering to the Escrow Agent, not less than ten Business Days prior to the effective time thereof, joint written instructions indicating their desire to do so. Upon the effective date of its resignation or removal, the retiring Escrow Agent shall transmit all records pertaining to the Escrow Shares and shall pay all Escrow Shares to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after payment to the retiring Escrow Agent of all out-of-pocket fees and expenses (including court costs and reasonable attorneys’ fees) payable to or incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

6. Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors or assigns. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another corporation, the successor or transferee corporation without any further act shall be the successor Escrow Agent.

7. Liability of Escrow Agent.

(a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no other duties shall be implied. The Escrow Agent has no fiduciary duties of any kind. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including, without limitation, the Merger Agreement and any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the cause of any loss to the Company or the Escrow Participants. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Shares in accordance with the terms of this Agreement. The Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall the Escrow Agent be liable for

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incidental, indirect, special, consequential or punitive damages or penalties (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including, without limitation, acts of God, labor strikes, lockouts, riots, acts of war or terror, epidemics, fire, communication line failures, computer viruses, power failures, earthquakes, governmental regulations superimposed following the occurrence of the foregoing or other disasters; provided, however, the Escrow Agent shall use commercially reasonable efforts to recommence performance of its duties and responsibilities hereunder as soon as practicable under such circumstances. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Shares, any account in which Escrow Shares are deposited, this Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in good faith in accordance with the advice of such counsel. The Company and the Stockholders’ Representative, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. The Company, the Committee and the Stockholders’ Representative agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as the Escrow Agent may reasonably request in connection with its duties hereunder.

(b) The Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Escrow Shares, which court shall have been determined by the Escrow Agent, in good faith, to be of competent jurisdiction in the matter. If any portion of the Escrow Shares is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

8. Indemnification of Escrow Agent.

(a) From and at all times after the date of this Agreement, the Company and the Stockholders’ Representative, jointly and severally, shall, to the fullest extent permitted by law, indemnify and hold harmless the Escrow Agent and each director, officer, or employee of the Escrow Agent (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties, whether

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direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including, without limitation, the Company, the Committee and the Stockholders’ Representative, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance in connection with this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The Company and the Stockholders’ Representative further agree, jointly and severally, to indemnify the Escrow Agent for all costs, including, without limitation, reasonable attorneys’ fees, incurred by such Indemnified Party in connection with the enforcement of the Company’s and the Stockholders’ Representative’s indemnification obligations hereunder. The obligations of the Company and the Stockholders’ Representative under this Section 8 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent. Solely between themselves and without altering or limiting the joint and several liability of each hereunder, the Company and the Stockholders’ Representative hereby acknowledge and agree that any indemnification obligations hereunder to Indemnified Parties shall be borne equally between the Company and the Stockholders’ Representative.

(b) The parties agree that neither the payment by the Company or the Stockholders’ Representative of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Shares in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the Company and the Stockholders’ Representative, the respective rights and obligations of the Company and the Stockholders’ Representative under the Merger Agreement.

9. Compensation of Escrow Agent.

(a) Fees and Expenses. The Company and the Stockholders’ Representative agree, jointly and severally, to compensate the Escrow Agent on demand for its services hereunder in accordance with Exhibit B attached hereto. Without limiting the joint and several natures of their obligations to the Escrow Agent, the Company and the Stockholders’ Representative agree between themselves that each will be responsible for one-half of Escrow Agent’s compensation. The obligations of the Company and the Stockholders’ Representative under this Section 9 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

(b) Security and Offset. The Company and the Stockholders’ Representative hereby grant to the Escrow Agent a security interest in, lien upon and right of offset against the Escrow Shares with respect to any compensation, reimbursement or indemnity due to any of the Indemnified Parties hereunder. If for any reason the Escrow Shares are insufficient to cover such compensation and reimbursement, the Company and the Stockholders’ Representative shall promptly pay such amounts to the Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

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10. Identifying Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Escrow Agent requires documentation to verify its formation and existence as a legal entity. The Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties acknowledge that a portion of the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and each agrees to provide any additional information reasonably requested by the Escrow Agent in connection with the Act or any other legislation or regulation to which Escrow Agent is subject, in a timely manner.

11. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree to the personal jurisdiction by and venue in the state and federal courts in the State of Delaware and waive any objection to such jurisdiction or venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

12. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in notice given in accordance with this Section 12):

(d) if to the Company and/or the Committee to:

The Female Health Company

515 N. State Street, Suite 2225

Chicago, IL 60654

Attention: O.B. Parrish

Email: OBAOL@femalehealthcompany.com

Facsimile: 312-595-9122

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with a copy (which shall not constitute notice) to:

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 1700

Milwaukee, WI 53202

Attention: James M. Bedore, Esq.

Email: jbedore@reinhartlaw.com

Facsimile: (414) 298-8097

(e) if to the Stockholders’ Representative, to:

Mitchell S. Steiner, M.D.

2600 Forest Hill Rd.

Germantown TN 38139

with a copy (which shall not constitute notice) to:

Littman Krooks LLP

655 Third Avenue, 20th Floor

New York, NY 10017

Attention: Mitchell C. Littman, Esq.

Email: mlittman@littmankrooks.com

Facsimile: (212) 490-2990

(f) if to the Escrow Agent, to:

Attention:
Email:
Facsimile:

13. Amendment, Waiver and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion. Except as provided in Section 6 hereof, this Agreement may not be assigned by any party without the written consent of the other parties.

14. Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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15. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

16. Entire Agreement; No Third Party Beneficiaries; Headings. This Agreement constitutes the entire agreement between the parties relating to the holding and disbursement of the Escrow Shares and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Shares. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The headings in this Agreement are for convenience and identification purposes only and are in no way intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

17. Execution in Counterparts, Facsimiles. This Agreement and any joint written instruction delivered hereunder may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. The delivery of copies of this Agreement and any joint written instruction and their respective signature pages by PDF or facsimile transmission shall constitute effective execution and delivery as to the parties and may be used in lieu of originals for all purposes.

18. Termination. This Agreement shall terminate upon the distribution of all the Escrow Shares pursuant to any applicable provision of this Agreement, and Escrow Agent shall thereafter have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Shares.

19. Brokerage Confirmation Waiver. The Company and the Stockholders’ Representative acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant either the right to receive brokerage confirmations for certain security transactions as they occur, the Company and the Stockholders’ specifically waive receipt of such confirmations to the extent permitted by law.

20. Tax Reporting. The Escrow Agent shall have no responsibility for the tax consequences of this Agreement and the Company and the Stockholders’ Representative shall consult with their respective tax advisors concerning any and all tax matters. The Company and the Stockholders’ Representative shall provide Escrow Agent an original Form W-9 or Form W-8, as applicable, for each payee, together with any other documentation and information requested by the Escrow Agent in connection with the Escrow Agent’s reporting obligations under applicable IRS regulations. If such tax documentation is not so provided, the Escrow Agent shall withhold taxes as required by the IRS. The Company and the Stockholders’ Representative shall prepare and file all required tax filings with the IRS and any other applicable taxing authority; provided that the parties further agree that:

(a) Escrow Agent IRS Reporting. The Company shall provide the Escrow Agent with all information requested by the Escrow Agent in connection with the preparation of all applicable Form 1099 and Form 1042-S documents with respect to all distributions as well as in the performance of the Escrow Agent’s reporting obligations under the Foreign Account Tax Compliance Act and Foreign Investment in Real Property Tax Act or other applicable law or regulation.

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(b) Withholding Requests and Indemnification. The Company and the Stockholders’ Representative jointly and severally agree to (i) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement, (ii) request the Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise the Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations and (iii) indemnify and hold the Escrow Agent harmless pursuant to Section 8 hereof from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent.

21. WAIVER OF TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR (B) IN ANY WAY IN CONNECTION WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES TO THIS AGREEMENT OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY SUCH PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A CONSENT BY ALL PARTIES TO A TRIAL BY THE COURT.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be duly executed as of the day and year first above written.

COMPANY:			ESCROW AGENT:

FHC DELAWARE			[NAME]

By:			By:
	Name:		Name:
	Title:		Title:

STOCKHOLDERS’ REPRESENTATIVE:

By:
	Name:	Mitchell S. Steiner, M.D.

COMMITTEE:

By:
	Name:	O.B. Parrish

By:
Name:

By:
Name:

EXHIBIT A

ESCROW PARTICIPANTS

Name and Address	# of Escrow Shares	Pro Rata Percentage

EXHIBIT B

ESCROW FEES

EXHIBIT I

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [            ], 2016 among FHC DELAWARE, a Delaware corporation (the “Company”), and the undersigned stockholders (each, a “Stockholder” and collectively, the “Stockholders”) of ASPEN PARK PHARMACEUTICALS, INC., a Delaware corporation (“APP”).

RECITALS

A. The Company is the successor to The Female Health Company, a Wisconsin corporation (“FHC Wisconsin”), and this Agreement is being executed in connection with an Agreement and Plan of Merger, dated as of April 5, 2016 (as the same may be amended from time to time, the “Merger Agreement”), among FHC Wisconsin, Badger Acquisition Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of FHC Wisconsin (“FHC Delaware Sub”), Blue Hen Acquisition, Inc., a Delaware corporation and wholly-owned Subsidiary of FHC Wisconsin (“APP Merger Sub”), and APP, providing for, among other things, the merger of APP Merger Sub with and into APP (the “APP Merger”) pursuant to the terms and conditions of the Merger Agreement.

B. Pursuant to the APP Merger, the Stockholders will acquire record or beneficial ownership of shares of Common Stock.

C. In connection with the consummation of the transactions contemplated by the Merger Agreement, and pursuant to the terms of the Merger Agreement, the parties hereto desire to enter into this Agreement in order to grant certain registration rights to the Stockholders with respect to the Common Stock as set forth herein.

AGREEMENTS

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Defined Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement or this Section 1.

“Board” means the board of directors (or any successor governing body) of the Company.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event with respect to the Common Stock).

“Loss” means any loss, damage, claim or liability (joint or several) to which any person with indemnification rights pursuant to Section 6 may become subject under the Securities Act, the Exchange Act, or other federal or state law.

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Registrable Securities” means (a) the Shares, and (b) any shares of Common Stock issued or issuable with respect to any shares described in subsection (a) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Common Stock (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) the SEC has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met, (iii) such securities become eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), (iv) such securities are otherwise transferred or (v) such securities have ceased to be outstanding.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Statement” means any registration statement of the Company, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.

“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

“SEC” shall mean the Securities and Exchange Commission.

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“Securities Act” shall mean the Securities Act of 1933.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the reasonable fees and disbursements of counsel for the holders of Registrable Securities required to be paid by the Company pursuant to Section 5.

“Shares” means the shares of Common Stock issued or issuable to the Stockholders pursuant to the Merger Agreement, including any Escrow Shares.

2. Demand Registration.

(a) At any time and from time to time after the date of this Agreement, holders of a majority of the Registrable Securities then outstanding may request Registration under the Securities Act of all or any portion of their Registrable Securities (each, a “Demand Registration”). Each request for a Demand Registration shall specify the number of Registrable Securities requested to be included in the Demand Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than 10 days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 20 days from the date such notice is given to notify the Company in writing of their desire to be included in such Registration. The Company shall prepare and file with (or confidentially submit to) the SEC a Registration Statement on Form S-1 or any successor form or, if available and at the Company’s option, on Form S-3 or any successor form, covering all of the Registrable Securities that the holders thereof have requested to be included in such Demand Registration, within 90 days after the date on which the initial request is given and shall use its reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter. The Company shall not be required to effect a Demand Registration more than two times pursuant to this Section 2(a).

(b) The Company shall not be obligated to effect, or take any action to effect, any Demand Registration (i) within 180 days after the effective date of a previous Demand Registration or a previous Piggyback Registration in which holders of Registrable Securities were permitted to register the offer and sale under the Securities Act, or (ii) during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated Registration, provided, that the Company is actively employing in good faith reasonable efforts to cause such Registration statement to become effective. The Company may postpone for up to 120 days the filing or effectiveness of a Registration Statement for a Demand Registration if the Board determines in its reasonable good faith judgment that such Demand Registration would (x) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving the Company, (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event the holders of a majority of the Registrable Securities initiating such Demand Registration shall be entitled to withdraw such request and, if such request for a Demand Registration is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration expenses in connection with such Registration.

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(c) Notwithstanding the provisions of Section 2(a) above or any other provision of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until the Registration Statement filed with the SEC with respect to a Registration pursuant to a Demand Registration has been declared effective by the SEC; provided, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the SEC, federal or state court or any other Governmental Entity, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, such stop order or injunction is removed, rescinded or otherwise terminated.

(d) If the holders of the Registrable Securities initially requesting a Demand Registration elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 2(a), and the Company shall include such information in its notice to the other holders of Registrable Securities. The holders of a majority of the Registrable Securities initially requesting the Demand Registration shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering; provided, that such selection shall be subject to the prior written consent of the Company.

(e) The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities initially requesting such Demand Registration, which consent shall not be unreasonably withheld or delayed. If a Demand Registration involves an underwritten offering and the managing underwriter of the requested Demand Registration advises the Company and the holders of Registrable Securities in writing that in its reasonable and good faith opinion the number of shares of Common Stock proposed to be included in the Demand Registration, including all Registrable Securities and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock which can be sold in such underwritten offering and/or the number of shares of Common Stock proposed to be included in such Demand Registration would adversely affect the price per share of the Common Stock proposed to be sold in such underwritten offering, the Company shall include in such Demand Registration (i) first, the shares of Common Stock that the holders of Registrable Securities propose to sell, and (ii) second, the shares of Common Stock proposed to be included therein by any other Persons (including shares of Common Stock to be sold for the account of the Company and/or other holders of Common Stock) allocated among such Persons in such manner as they may agree. If the managing underwriter determines that less than all of the Registrable Securities proposed to be sold can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder.

(f) With respect to any Stockholder who is a party to a Lock-Up Agreement, during the “Lock-Up Period” set forth in such Lock-Up Agreement such Stockholder may not

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make any demand for or exercise any rights with respect to, the Registration of any Shares, whether pursuant to this Agreement or otherwise; provided, however, that the foregoing shall not prohibit any Stockholder from exercising any Piggyback Registration rights under this Agreement, provided that the lock-up restrictions set forth in the Lock-Up Agreement shall remain in effect during the “Lock-Up Period” set forth in such Lock-Up Agreement with respect to any Shares that are registered in connection with the exercise of such Piggyback Registration rights.

3. Piggyback Registration.

(a) Whenever the Company proposes to register the offer and sale of any shares of Common Stock under the Securities Act (other than a Registration (i) pursuant to a Registration Statement on Form S-8 (or other Registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto) or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more stockholders of the Company and the form of Registration Statement (a “Piggyback Registration Statement”) to be used may be used for any Registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to the holders of Registrable Securities of its intention to effect such a registration and, subject to Section 3(b) and Section 3(c), shall include in such Registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the holders of Registrable Securities within 20 days after the Company’s notice has been given to each such holder. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion. A Piggyback Registration shall not be considered a Demand Registration for purposes of Section 2.

(b) If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the holders of Registrable Securities (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Registration) in writing that in its reasonable and good faith opinion the number of shares of Common Stock proposed to be included in such Registration or takedown, including all Registrable Securities and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such Registration or takedown would adversely affect the price per share of the Common Stock to be sold in such offering, the Company shall include in such Registration or takedown (i) first, the shares of Common Stock that the Company proposes to sell; (ii) second, the shares of Common Stock requested to be included therein by holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of Registrable Securities owned by each such holder or in such manner as they may otherwise agree; and (iii) third, the shares of Common Stock requested to be included therein by holders of Common Stock other than holders of Registrable Securities, allocated among such holders in such manner as they may agree.

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(c) If a Piggyback Registration is initiated as an underwritten offering on behalf of a holder of Common Stock other than Registrable Securities, and the managing underwriter advises the Company in writing that in its reasonable and good faith opinion the number of shares of Common Stock proposed to be included in such Registration or takedown, including all Registrable Securities and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such Registration or takedown would adversely affect the price per share of the Common Stock to be sold in such offering, the Company shall include in such Registration or takedown (i) first, the shares of Common Stock requested to be included therein by the holder(s) requesting such Registration or takedown and by the holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of shares of Common Stock other than the Registrable Securities (on a fully diluted, as converted basis) and the number of Registrable Securities, as applicable, owned by all such holders or in such manner as they may otherwise agree; and (ii) second, the shares of Common Stock requested to be included therein by other holders of Common Stock, allocated among such holders in such manner as they may agree.

(d) If any Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company, the Company shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

(e) Any holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration.

4. Registration Procedures. If and whenever the holders of Registrable Securities request that the offer and sale of any Registrable Securities be registered under the Securities Act pursuant to the provisions of this Agreement, the Company shall use its reasonable best efforts to effect the Registration of the offer and sale of such Registrable Securities under the Securities Act in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall, as applicable:

(a) prepare and file with the SEC as soon as is reasonably practicable a Registration Statement covering such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to be declared effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement;

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(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such Registration (or counsel designated by the majority-in-interest of the participating holders) copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the underwriters and the holders of Registrable Securities included in such Registration may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such holders. It is understood that the foregoing documents will be subject to the review of such holder or such counsel (it being acknowledged and agreed that if a holder does not object to or comment on the aforementioned documents within such two Business Days then the holder shall be deemed to have consented to and approved the use of such documents);

(d) notify each selling holder of Registrable Securities, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed with the SEC;

(e) furnish to each selling holder of Registrable Securities such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case including all exhibits and documents incorporated by reference therein), and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(f) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any selling holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 4(f);

(g) notify each selling holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact or omit any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such holder, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

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(h) make available for inspection by any selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement;

(i) provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such Registration;

(j) cause such Registrable Securities to be listed on each securities exchange or automated quotation system on which the Common Stock is then listed;

(k) in connection with an underwritten offering, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as the holders of such Registrable Securities or the managing underwriter of such offering reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(l) notify the holders of Registrable Securities promptly of any request by the SEC for the amending or supplementing of such Registration Statement or Prospectus or for additional information;

(m) advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued; and

(n) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the holders, in connection with such Registration.

5. Expenses. All expenses (other than Selling Expenses) incurred by the Company in complying with its obligations pursuant to this Agreement and in connection with the Registration and disposition of Registrable Securities shall be paid by the Company, including, without limitation, all (a) Registration and filing fees (including, without limitation, any fees relating to filings required to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are listed or quoted); (b) underwriting expenses (other than fees, commissions or discounts); (c) expenses of any audits incident to or required by any such Registration; (d) fees and expenses of complying with securities and “blue sky” laws (including, without limitation, fees and disbursements of counsel for the Company in connection with “blue sky” qualifications or exemptions of the Registrable Securities); (e) printing expenses; (f) messenger, telephone and delivery expenses; (g) fees and expenses of the Company’s counsel and accountants; (h) Financial Industry Regulatory Authority, Inc. filing fees (if any); and (i) reasonable fees and

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expenses of one counsel for the holders of Registrable Securities participating in such Registration as a group (selected by, in the case of a Registration under Section 2, the holders of a majority of the Registrable Securities initially requesting such Registration, and, in the case of all other Registrations hereunder, the holders of a majority of the Registrable Securities included in the Registration). In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the expense of any annual audits. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such Registration for each such holder.

6. Indemnification.

(a) the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each selling holder of Registrable Securities, such holder’s officers, directors, managers, members, partners, stockholders and Affiliates, each underwriter, broker or any other Person acting on behalf of such holder of Registrable Securities and each other “controlling person” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (a “Controlling Person”), if any, who controls any of the foregoing Persons, against all Losses to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such Loss; provided, however, that the indemnity agreement contained in this Section 6(a) shall not apply to amounts paid in settlement of any claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, nor shall the Company be liable for any Losses to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such holder of Registrable Securities expressly for use in connection with such Registration or by any such holder’s failure to deliver a copy of the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable Law to be so delivered) after the Company has furnished such holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities.

(b) In connection with any Registration in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such

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Registration Statement or Prospectus and, to the extent permitted by applicable Law, shall indemnify and hold harmless, the Company, each director of the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Controlling Person who controls any of the foregoing Persons against any Losses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided, that the obligation to indemnify shall be several, not joint and several, among the holders of Registrable Securities, and the liability of each such holder of Registrable Securities shall be in proportion to and limited to the net proceeds (after underwriting fees, commissions or discounts) actually received by such holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, subject to the last sentence of this Section 5.1(c)). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. Notwithstanding anything to the contrary contained herein, no indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement (w) that is not settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), (x) that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) imposes an injunction on any indemnified party, or (z) includes the finding of any criminal violation by any indemnified party.

(d) If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Loss referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying

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party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such Loss as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Securities effected pursuant to such Registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other similar federal or state securities laws or rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any applicable Registration, qualification or compliance was perpetrated by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

7. Participation in Underwritten Registrations. No Person may participate in any Registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

8. Rule 144 Compliance. With a view to making available to the holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Company to the public without Registration, the Company shall:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the APP Effective Time;

(b) use reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after the APP Effective Time; and

(c) furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such holder may reasonably request in connection with the sale of Registrable Securities without Registration.

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9. Termination. The right of any Stockholder to request Registration or inclusion of Registrable Securities in any Registration pursuant to Section 2 or Section 3 shall terminate upon the first to occur of (a) the date such Stockholder no longer holds any Registrable Securities and (b) the fifth anniversary of the date of this Agreement.

10. Miscellaneous.

(a) Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

(b) Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof.

(c) Amendments and Modifications. Upon the written consent of the Company and the holders of a majority of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other holders (in such capacity) shall require the consent of the holder so affected. No course of dealing between any holder or the Company and any other party hereto or any failure or delay on the part of a holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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(d) Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in notice given in accordance with this Section 10(d)):

If to the Company:	FHC Delaware 515 N. State Street, Suite 2225 Chicago, IL 60654 Attention: Chief Executive Officer Email: OBAOL@femalehealthcompany.com Facsimile: 312-595-9122

With a copy to (which shall not constitute note):	Reinhart Boerner Van Deuren s.c. 1000 North Water Street, Suite 1700 Milwaukee, WI 53202 Attention: James M. Bedore, Esq. Email: jbedore@reinhartlaw.com Facsimile: (414) 298-8097

If to Stockholder:	To the address set forth on the signature page hereto.

(e) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(f) Jurisdiction; Consent to Service of Process. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware (a “Delaware Court”) and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court. No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (x) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court, (y) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (z) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by applicable Law.

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

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(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10(h) with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(j) Further Deliveries. Each party hereto shall execute and deliver such additional documents and take all such other actions as may reasonably be required to effect the transactions contemplated by this Agreement.

(k) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(l) Assignment. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. The rights of the holders of Registrable Securities hereunder, including the right to have the Company register Registrable Securities pursuant to this Agreement, may be assigned by each Holder to transferees or assignees of all or any portion of the Registrable Securities, but only if (i) such holder agrees in writing with the transferee or assignee to assign such rights and related obligations under this Agreement, and for the transferee or assignee to assume such obligations, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned, (iii) at or before the time the Company received the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein that apply to the “Stockholders” and (iv) the transferee is an “accredited investor,” as that term is defined in Rule 501 of Regulation D. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the date first written above.

COMPANY:	STOCKHOLDERS:

FHC DELAWARE	[STOCKHOLDER NAME]

By:	By:
Name:	Name:
Title:	Title:

Notice Address:

Attention:
Email:
Facsimile:

[STOCKHOLDER NAME]

By:
Name:
Title:

Notice Address:

Attention:
Email:
Facsimile: